  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1996

                                                 REGISTRATION NO. 333-5069

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          DAL-TILE INTERNATIONAL INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                    3253                    13-3548809
                              (PRIMARY STANDARD           (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF         CLASSIFICATION CODE
     INCORPORATION OR              NUMBER)
      ORGANIZATION)

                                ---------------

                               7834 HAWN FREEWAY
                              DALLAS, TEXAS 75217
                                (214) 398-1411

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                CARLOS E. SALA
                            CHIEF FINANCIAL OFFICER
                          DAL-TILE INTERNATIONAL INC.
                               7834 HAWN FREEWAY
                              DALLAS, TEXAS 75217
                                (214) 398-1411

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                       COPIES OF ALL COMMUNICATIONS TO:
       FREDERICK H. FOGEL, ESQ.                 JOHN T. GAFFNEY, ESQ.
    FRIED, FRANK, HARRIS, SHRIVER &            CRAVATH, SWAINE & MOORE
               JACOBSON                            WORLDWIDE PLAZA
          ONE NEW YORK PLAZA                      825 EIGHTH AVENUE
       NEW YORK, NEW YORK 10004             NEW YORK, NEW YORK 10019-7475
            (212) 859-8000                         (212) 474-1000

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

                          DAL-TILE INTERNATIONAL INC.

                               ----------------

                             CROSS REFERENCE SHEET
          PURSUANT TO ITEM 501 OF REGULATION S-K, SHOWING LOCATION IN
            PROSPECTUS OF INFORMATION REQUIRED BY PART I OF FORM S-1

                                                       LOCATION OR CAPTION IN
        REGISTRATION STATEMENT ITEM AND HEADING              PROSPECTUS
        ---------------------------------------        ----------------------
 1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus......  Forepart of the
                                                     Registration Statement;
                                                     Outside Front Cover Page
                                                     of Prospectus
 2.  Inside Front and Outside Back Cover Pages of
      Prospectus..................................  Inside Front Cover Page of
                                                     Prospectus; Outside Back
                                                     Cover Page of Prospectus
 3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges................  Prospectus Summary; Risk
                                                     Factors; Unaudited Pro
                                                     Forma Consolidated
                                                     Financial Information;
                                                     Selected Consolidated
                                                     Financial Data
 4.                                                 Prospectus Summary; Use of
     Use of Proceeds..............................   Proceeds
 5.  Determination of Offering Price..............  Risk Factors; Underwriting
 6.  Dilution.....................................  Risk Factors; Dilution
 7.  Selling Security Holders.....................  Not applicable
 8.  Plan of Distribution.........................  Outside Front Cover Page of
                                                     Prospectus; Underwriting
 9.  Description of Securities to be Registered...  Outside Front Cover Page of
                                                     Prospectus; Prospectus
                                                     Summary; Description of
                                                     Capital Stock
 10. Interests of Named Experts and Counsel.......  Legal Matters; Experts
 11. Information with Respect to the Company......  Outside Front Cover Page of
                                                     Prospectus; Prospectus
                                                     Summary; Risk Factors;
                                                     Refinancing; Use of
                                                     Proceeds; Dividend Policy;
                                                     Capitalization; Unaudited
                                                     Pro Forma Consolidated
                                                     Financial Information;
                                                     Selected Consolidated
                                                     Financial Data;
                                                     Management's Discussion
                                                     and Analysis of Financial
                                                     Condition and Results of
                                                     Operations; Business;
                                                     Management; Principal
                                                     Stockholders; Certain
                                                     Transactions; Armstrong
                                                     Agreements; Description of
                                                     Capital Stock; Description
                                                     of Certain Indebtedness;
                                                     Shares Eligible for Future
                                                     Sale; Available
                                                     Information; Index to
                                                     Consolidated Financial
                                                     Statements
 12. Disclosure of Commission Position on
      Indemnification for Securities
      Act Liabilities.............................  Not applicable

                               EXPLANATORY NOTE

  This Amendment No. 1 to Registration Statement contains two forms of prospectus: (1) one to be used in connection with an underwritten public offering in the United States and Canada (the "U.S. Prospectus"); and (2) one to be used in a concurrent underwritten public offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except for the front and back cover pages. The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. The alternate pages for the International Prospectus included herein are each labeled "International Prospectus Alternate Page". To the extent required, final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933, as amended.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                SUBJECT TO COMPLETION, DATED JULY 16, 1996
PROSPECTUS

                             7,000,000 SHARES

                          DAL-TILE INTERNATIONAL INC.

                                  COMMON STOCK

                                   --------

  All of the shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby are being sold by Dal-Tile International Inc. Of the 7,000,000 shares of Common Stock offered hereby, a total of 5,600,000 shares are being offered hereby for sale in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined) and a total of 1,400,000 shares are being offered by the Managers (as defined) in a concurrent international offering outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offerings").

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $16.00 and $18.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

  Concurrently with the consummation of the Offerings, the Company will sell in a private placement to a subsidiary of Armstrong World Industries, Inc., an owner of Common Stock, approximately 588,235 shares of Common Stock, at a price per share equal to the initial public offering price per share for the Common Stock in the Offerings, for an aggregate purchase price of approximately $10,000,000 (the "Private Placement").

  The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "DTL".

                                   --------

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             UNDERWRITING
                   PRICE TO DISCOUNTS AND  PROCEEDS TO
                    PUBLIC  COMMISSIONS(1) COMPANY(2)
- ------------------------------------------------------
Per Share            $           $             $
- ------------------------------------------------------
Total(3)             $           $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
 (1) For information regarding indemnification of the U.S. Underwriters and the Managers, see "Underwriting".
 (2) Before deducting expenses estimated at $    payable by the Company.

 (3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to 1,050,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting". If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
     and Proceeds to Company will be $   , $   , and $   , respectively.

                                   --------

  The shares of Common Stock are being offered by the several U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
        , 1996, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                   --------
SMITH BARNEY INC.
           DILLON, READ & CO. INC.
                      GOLDMAN, SACHS & CO.
                                                            MORGAN STANLEY & CO.
                                           INCORPORATED

        , 1996

               [PHOTOGRAPHS OF COMMERCIAL APPLICATIONS OF TILE]


                                ---------------

  The Company has a number of trademarks and trade names, including Daltile(TM), American Olean(R) and Homesource(TM).

                                ---------------

  IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus. Industry data used throughout this Prospectus were obtained from industry publications and internal Company estimates that the Company believes to be reliable, but has not independently verified. Unless the context otherwise requires, all references to "Dal-Tile" herein refer to Dal-Tile International Inc. and all references to the "Company" herein refer collectively to Dal-Tile and its subsidiaries, including the operations of American Olean Tile Company, Inc. which was acquired on December 29, 1995. Except where otherwise indicated, the information in this Prospectus, including all share and per share amounts, (i) assumes the U.S. Underwriters' over-allotment option is not exercised, and (ii) reflects the conversion of all shares of all classes of the Company's currently outstanding capital stock into 45,404,472 shares of Common Stock (the "Common Stock Conversion"). See "Description of Capital Stock--Common Stock Conversion" and "Underwriting".

                                  THE COMPANY

  The Company believes that it is the largest manufacturer, distributor and marketer of ceramic tile in North America, and one of the largest in the world. The Company produces and distributes a broad line of high quality wall tile and floor tile products for both residential and commercial applications, marketed primarily under its Daltile and American Olean brand names. The Company's strengths include (i) the U.S. ceramic tile industry's broadest distribution system, consisting of Company-operated sales centers, independent distributors and home center retailers, (ii) leading brand names, (iii) North America's largest ceramic tile manufacturing capacity, with manufacturing plants in the United States and Mexico, and (iv) the U.S. ceramic tile industry's most comprehensive product offering, including glazed and unglazed ceramic tile, stone products and installation materials and tools. From 1985 through 1995, the Company's net sales have increased from $169.1 million to $474.8 million, exclusive of the AO Acquisition described below.

  On December 29, 1995, the Company acquired American Olean Tile Company, Inc. ("AO") and certain related assets of the ceramic tile business of Armstrong World Industries, Inc. ("AWI") (the "AO Acquisition"). As a result of the AO Acquisition, the Company has increased its presence in all ceramic tile applications and distribution channels and expects to achieve significant cost savings. The Company believes, inclusive of AO, that it had an approximately 27% unit share of the 1.32 billion square feet of ceramic tile sold in the United States in 1995, which was significantly greater than the Company's nearest competitor. Pro forma for the AO Acquisition, the Company's net sales and operating income for the fiscal year ended December 31, 1995 were $724.4 million and $117.2 million, respectively. See "Unaudited Pro Forma Consolidated Financial Information".

INDUSTRY OVERVIEW

  Since 1991, U.S. ceramic tile sales (by unit volume) have increased from approximately 916 million square feet to approximately 1.32 billion square feet in 1995. The Company believes that ceramic tile consumption has increased due to (i) increasing usage of tile, particularly floor tile, in remodeling and redecorating applications, (ii) the development of new uses for tile such as countertops and back splashes, (iii) increasing usage of tile in areas of the home such as dens, patios, kitchens and foyers, and (iv) increasing usage of tile in commercial applications such as restaurants, schools, hospitals, hotels, airports and retail establishments. The Company expects these trends to continue due to increasing consumer awareness of ceramic tile's aesthetic and utilitarian advantages, as well as ceramic tile's relatively low cost over its useful life.

  U.S. ceramic tile unit sales increased at a compound annual rate of 9.5% from 1991 to 1995. During the same period, carpet, resilient flooring and wood flooring unit sales increased 6.2%, 4.4% and 8.2%, respectively.

Nevertheless, ceramic tile comprised only a small portion of the approximately 23 billion square feet of U.S. floor covering sales in 1995. In addition, despite a 39% increase in U.S. per capita ceramic tile consumption from 1991 to 1995, the United States continues to lag significantly behind the per capita consumption in many Western European countries, which the Company believes is an indication of growth potential in the U.S. ceramic tile business.

COMPANY ATTRIBUTES AND OPERATING STRATEGIES

  The Company believes that it is well positioned to capitalize on the growing demand for ceramic tile. The following attributes and operating strategies have enabled the Company to achieve its current market presence and should serve as a basis for the Company's future growth and profitability:

 . INDUSTRY'S BROADEST DISTRIBUTION NETWORK. The Company's products are sold through (i) Company-operated sales centers, (ii) independent distributors, and (iii) home center retailers. The Company's sales center network consists of approximately 235 Company-operated sales centers (after giving effect to the anticipated closing of redundant sales centers in connection with the AO Acquisition) in 44 states, which is the largest wholesale distribution network in the U.S. ceramic tile industry, serving customers in all 50 states. The sales centers function as a "one-stop" source for ceramic tile, stone products and installation materials and tools ("allied products"), serving tile contractors, architects, design professionals, builders and developers. As a result of the AO Acquisition, the Company also markets its products to over 100 independent distributor locations for resale to retail outlets. In addition, the Company believes that it is one of the U.S. ceramic tile industry's largest suppliers to the do-it-yourself ("DIY") and buy-it-yourself ("BIY") markets by supplying home center retailers, including The Home Depot, Lowe's, Menards and Payless Cashways. The home center retailer channel has provided the Company with new sources of sales over the past five years. Sales to both independent distributors and home center retailers are expected to present significant growth opportunities for the Company.

 . LEADING BRAND NAMES MARKETED THROUGH TARGETED DISTRIBUTION CHANNELS. The
  Company believes that it has two of the leading brand names in the U.S. ceramic tile industry--Daltile and American Olean--and has recently established the new Homesource brand name. The Company's strategy is to independently market each of its brands to create brand differentiation within its respective customer segments. Company-operated sales centers principally distribute the Daltile brand, while the American Olean brand is principally marketed through independent distributors. In addition to distributing the Daltile and American Olean brands, home center retailers distribute the newly established home center brand--Homesource.

 . NEW PRODUCT DEVELOPMENT DRIVEN BY TECHNOLOGICAL INNOVATION. The Company believes that, due to technological innovations, the U.S. ceramic tile industry is increasing its fashion orientation, particularly in floor tile. The Company has developed capabilities to produce fashionable and innovative tile products and to simulate natural products such as stone, marble and wood. In order to capitalize on the increasing demand for, and higher margins generated by, fashion-oriented tile products, the Company has (i) increased the number of new floor tile product introductions, (ii) focused on shortening product introduction cycle time, (iii) expanded its relationships with leading glaze and equipment manufacturers, (iv) focused on evolving consumer preferences to deliver products consistent with current design trends, and (v) increased its investment in research and development to further develop new products and manufacturing capabilities.

 . BROAD AND DIFFERENTIATED PRODUCT LINE. The Company offers the most comprehensive product line in the U.S. ceramic tile industry, including glazed floor tile, glazed wall tile, glazed and unglazed mosaic tile, porcelain tile, quarry tile, stone products and allied products. In addition, the Company believes that it produces one of the industry's largest offerings of colors, textures and finishes and that its ability to efficiently manufacture the industry's largest offering of trim and angle pieces differentiates the Company from many of its competitors, including foreign ceramic tile manufacturers. Management believes that the Company's comprehensive product line, including its trim and angle pieces and fashion-oriented tile products, results in an average selling price for Company-produced tile that is higher than the industry average. The Company also sells products manufactured by third parties for resale, including ceramic tile and allied products, which constituted approximately 30% of net sales in 1995, inclusive of AO. The Company intends to increase the amount of Company-manufactured products as a percentage of net sales, which products historically have generated higher margins than products purchased for resale.

 . LOW COST MANUFACTURING. The Company has annual manufacturing capacity of approximately 311 million square feet, the largest ceramic tile manufacturing capacity in North America. The Company's lowest cost manufacturing facility is located in Monterrey, Mexico and represents approximately 40% of the Company's manufacturing capacity. In addition, as a result of the AO Acquisition, the Company has the contractual right to be supplied with an additional 24 million square feet of floor tile annually by a Mexican joint venture. In 1995, the Company initiated full production at its newest facility, a highly automated wall tile plant in El Paso, Texas. Since 1991, the Company (exclusive of AO) has invested approximately $90 million in capital expenditures, including approximately $63 million in new plants and state-of-the-art equipment to increase manufacturing capacity, improve efficiency and develop new manufacturing capabilities. Over the next 18 months, the Company intends to further increase capacity at its existing floor tile factories in the United States and Mexico. The Company believes that additional manufacturing investments will continue to generate attractive rates of return due to the Company's economies of scale in manufacturing and its broad distribution network, thereby allowing the Company to spread fixed costs over a wider sales base.

SIGNIFICANT BENEFITS RESULTING FROM THE AO ACQUISITION

  In addition to providing the Company with one of the U.S. ceramic tile industry's leading brands and product lines and a significantly increased presence in the independent distributor channel, the AO Acquisition provides the Company with the opportunity to achieve significant cost savings and sales diversification.

 . COST SAVINGS. The Company expects to achieve significant cost savings as a result of the AO Acquisition by (i) consolidating manufacturing facilities,
  (ii) restructuring its sales organizations, and (iii) eliminating duplicative administration functions. The Company believes that the operational changes implemented to date will enable it to achieve annual cost savings of approximately $34.9 million (of which approximately $26.8 million is expected to be realized in 1996, and the full amount is expected to be realized beginning in 1997). These cost savings include $10.1 million attributable to reductions in depreciation and amortization expense pursuant to purchase accounting. In connection with these operational changes, the Company has recorded non-recurring pre-tax merger integration charges of $9.0 million in the three months ended March 31, 1996 and $22.4 million in the fiscal year ended December 31, 1995. In addition to the operational changes implemented to date, the Company intends to implement additional cost saving initiatives, which the Company believes will enable it to realize significant additional cost savings.

  THE ANTICIPATED COST SAVINGS DESCRIBED HEREIN ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY THE COMPANY THAT, ALTHOUGH CONSIDERED REASONABLE BY THE COMPANY, ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND OTHER UNCERTAINTIES. THERE CAN BE NO ASSURANCE THAT SUCH COST SAVINGS WILL BE ACHIEVED OR THAT THE BENEFITS OF SUCH COST SAVINGS WILL NOT BE MITIGATED BY OTHER FACTORS AFFECTING THE COMPANY'S PERFORMANCE. SEE "RISK FACTORS--RISKS RELATED TO REALIZING BENEFITS FROM AO ACQUISITION".

 . SALES DIVERSIFICATION. As a result of the AO Acquisition, the Company is diversified both in its business mix and geographical presence. The Company believes that its sales are relatively evenly distributed between residential and commercial applications. In addition, AO's significant presence in the northeast and midwest regions of the United States complements the Company's long-standing presence in the west and sunbelt regions of the United States.

RECENT DEVELOPMENTS

  Net sales for the three months ended June 30, 1996 increased to $181.2 million from $116.6 million in the comparable 1995 period. The increase in net sales was primarily due to the inclusion of AO's operations in the 1996 period. Gross profit for the three months ended June 30, 1996 increased to $85.3 million from $61.4 million in the comparable 1995 period, while gross profit margin declined to 47.1% from 52.7%. The gross profit margin declined principally due to the inclusion of AO's operations, which historically generated lower gross margins than the Company. Operating income for the three months ended June 30, 1996 increased to $22.0 million from $19.4 million in the comparable 1995 period. Net income for the three months ended June 30, 1996 increased to $4.9 million from $4.5 million in the comparable 1995 period.

BACKGROUND

  The Company commenced operations in 1947 as the Dallas Ceramic Company and established its first wall tile manufacturing facility and corporate headquarters in Dallas, Texas. On January 9, 1990, AEA Investors Inc., a privately held corporation headquartered in New York ("AEA Investors"), arranged for Dal-Tile to acquire (the "AEA Acquisition") all the outstanding capital stock of Dal-Tile Corporation, its affiliated companies and certain related assets. After giving effect to the Offerings and the Private Placement, DTI Investors LLC ("DTI Investors"), whose members include AEA Investors, certain current and former management employees of AEA Investors, AEA Investors' investor-stockholders, and certain members of Company management (the "DTI Investors Group"), will beneficially own 54.0% of the outstanding Common Stock (52.9%, if the U.S. Underwriters' over-allotment option is exercised in full).

  As part of the AO Acquisition, which was completed on December 29, 1995, AWI received 37% of Dal-Tile's then outstanding capital stock and paid the Company cash in the amount of $27.6 million. After giving effect to the Offerings and the Private Placement, Armstrong Enterprises, Inc., a wholly owned subsidiary of AWI ("AEI"), will beneficially own 32.8% of the outstanding Common Stock (32.2%, if the U.S. Underwriters' over-allotment option is exercised in full).

  Dal-Tile was incorporated under Delaware law in 1987. The principal executive offices of the Company are located at 7834 Hawn Freeway, Dallas, Texas 75217. Its telephone number at that address is (214) 398-1411.

                           ARMSTRONG AGREEMENTS

  Concurrently with the consummation of the Offerings, the Company will sell in the Private Placement to AEI approximately 588,235 shares of Common Stock, at a price per share equal to the initial public offering price per share for the Common Stock in the Offerings, for an aggregate purchase price of approximately $10,000,000.

  During the 270-day period following the first to occur of (i) the closing of the sale of Common Stock to the U.S. Underwriters pursuant to the exercise of their over-allotment option and (ii) the expiration of such option, AWI or one or more of its subsidiaries will purchase, from time to time, additional Common Stock in open market transactions at then prevailing market prices having an aggregate purchase price (exclusive of brokerage commissions) of $15,000,000 in connection therewith (the "Additional AWI Shares"). See "Armstrong Agreements".

                           FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe-harbor created by such sections. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the "Risk Factors" described herein.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock.

                               THE OFFERINGS

Common Stock offered in the
Offerings:
 U.S. Offering.............
 International Offering....    5,600,000 shares (1)

                               1,400,000 shares

                              ------
  Total...................
                               7,000,000 shares (1)

Common Stock to be sold in
 the Private Placement......

                                 588,235 shares

Common Stock to be
 outstanding after the
 Offerings and the Private
 Placement.............

                              52,992,707 shares (1)(2)

Use of proceeds.............
                              The aggregate amount of the estimated net proceeds from the Offerings and the Private Placement will be used, together with amounts borrowed under the New Bank Facilities (as defined), to repay certain outstanding indebtedness in connection with the Refinancing (as defined) and to pay related prepayment premiums and fees and expenses.

                              As part of the Refinancing, Dal-Tile's wholly owned subsidiary, Dal-Tile Group Inc. ("Dal-Tile Group"), has entered into the Commitment Letter (as defined) pursuant to which certain lenders have severally agreed to provide the New Bank Facilities pursuant to the New Bank Credit Agreement (as defined). After the Refinancing, the Company will have remaining availability under the New Revolving Credit Facility (as defined), which may be used for general corporate purposes, including capital expenditures.

                              The entering into of the New Bank Credit
                              Agreement is a condition to the closing of the Offerings. The Refinancing is expected to be completed simultaneously with or shortly after the closing of the Offerings and the Private Placement. See "Refinancing", "Use of Proceeds", "Capitalization", "Armstrong Agreements" and "Description of Certain Indebtedness".

New York Stock Exchange       The Common Stock has been approved for listing on
 symbol................       the New York Stock Exchange, subject to official
                              notice of issuance, under the symbol "DTL".
- --------

(1) Does not include 1,050,000 shares of Common Stock that are subject to an over-allotment option granted by Dal-Tile to the U.S. Underwriters. See "Underwriting".

(2) Excludes 4,204,747 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted to certain employees of the Company pursuant to the Company's stock option plans. See "Management-- Executive Compensation", "Management--Stock Option Plan" and "Description of Capital Stock--Common Stock Conversion".

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table presents summary consolidated historical, pro forma and as adjusted financial data at the dates and for the periods indicated. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996. The summary consolidated pro forma and as adjusted financial data are provided for informational purposes only and do not purport to be indicative of the results which actually would have been obtained had the AO Acquisition, the Refinancing, or both, as the case may be, been completed on the dates indicated and which may be expected to occur in the future. The following data should be read in conjunction with "Selected Consolidated Financial Data", "Unaudited Pro Forma Consolidated Financial Information", "Risk Factors--Risks Related to Realizing Benefits from AO Acquisition", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus (the "Consolidated Financial Statements").

                                                                           THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                        MARCH 31,
                          --------------------------------------------    ------------------
                                                             PRO FORMA
                            1993         1994      1995       1995(1)       1995    1996(2)
                          ---------    --------  --------    ---------    --------  --------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
 Net sales..............  $ 440,573    $506,309  $474,812    $724,446     $119,353  $170,674
 Cost of goods sold.....    239,379     268,272   225,364     370,378       58,110    87,940
                          ---------    --------  --------    --------     --------  --------
 Gross profit...........    201,194     238,037   249,448     354,068       61,243    82,734
 Operating expenses (ex-
  cluding non-recurring
  charges)..............    157,314     169,720   172,493     236,832       44,666    59,510
 Non-recurring charges:
 Provision for merger
  integration charges...        --          --     22,430(3)      --           --      9,000(4)
 Provision for special
  charges...............     53,233(5)      --        --          --           --        --
 Write-down of goodwill.    214,235(6)      --        --          --           --        --
                          ---------    --------  --------    --------     --------  --------
 Operating income
  (loss)................   (223,588)     68,317    54,525     117,236       16,577    14,224
 Interest expense (net).     46,229      52,139    54,203      54,203       13,079    13,259
 Other (income) expense.      1,088      (1,341)   (2,994)     (2,994)      (1,600)     (531)
                          ---------    --------  --------    --------     --------  --------
 Income (loss) before
  income taxes..........   (270,905)     17,519     3,316      66,027        5,098     1,496
 Income tax provision
  (benefit).............     (3,225)     10,614     1,176      23,413        4,272       566
                          ---------    --------  --------    --------     --------  --------
 Net income (loss)......  $(267,680)   $  6,905  $  2,140    $ 42,614     $    826  $    930
                          =========    ========  ========    ========     ========  ========
AS ADJUSTED OPERATING
 DATA:
 Net income as adjusted.                                     $ 61,148(7)            $ 10,828(8)
                                                             ========               ========
 Net income per share as
  adjusted (9)..........                                     $   1.11               $   0.20
                                                             ========               ========
 Weighted average shares
  outstanding as ad-
  justed (9)............                                       54,935                 54,881
OTHER OPERATING DATA:
 Net sales (United
  States and Canada)....  $ 394,044    $457,715  $451,800    $701,434     $111,306  $165,489
 Net sales (Mexico).....  $  46,529    $ 48,594  $ 23,012    $ 23,012     $  8,047  $  5,185
 Gross margin...........       45.7%       47.0%     52.5%       48.9%        51.3%     48.5%
 Operating income before
  non-recurring charges
  (10)..................  $  43,880    $ 68,317  $ 76,955    $117,236     $ 16,577  $ 23,224
 Operating margin before
  non-recurring charges
  ......................       10.0%       13.5%     16.2%       16.2%        13.9%     13.6%
 Depreciation and amor-
  tization..............  $  22,019    $ 17,020  $ 17,164    $ 20,962     $  4,302  $  5,390
 Capital expenditures...  $  17,066    $ 14,160  $ 29,392    $ 38,964     $  5,505  $  5,673

                                                             MARCH 31, 1996
                                                        ------------------------
                                                         ACTUAL  AS ADJUSTED(11)
                                                        -------- ---------------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital....................................... $165,141    $202,321
 Total assets..........................................  642,514     621,458
 Total debt............................................  523,534     415,487
 Stockholders' equity..................................   10,364     109,284

                                            (footnotes appear on following page)

- --------

 (1) Pro forma operating data for the year ended December 31, 1995 have been prepared to give effect to the AO Acquisition (including the benefits of certain cost savings initiatives) as if such transaction had occurred on January 1, 1995, and the elimination of a pre-tax $22.4 million merger integration charge recorded by the Company as a result of the AO Acquisition. See "Unaudited Pro Forma Consolidated Financial Information" and "Risk Factors--Risks Related to Realizing Benefits from AO Acquisition".

 (2) Operating data for the three months ended March 31, 1996 include the results of operations of AO and certain related assets of the ceramic tile business of AWI, but do not give effect to the anticipated benefits of certain cost savings initiatives in connection with the AO Acquisition which have been implemented to date.
 (3) In the fourth quarter of 1995, the Company recorded a pre-tax $22.4 million merger integration charge for the revaluation of certain assets in connection with the AO Acquisition. See Note 6 to the Consolidated Financial Statements.
 (4) In the first quarter of 1996, the Company recorded a pre-tax $9.0 million merger integration charge for the closing of duplicative sales centers and distribution centers, the closing of certain manufacturing facilities and severance costs. See Note 7 to the Consolidated Financial Statements.
 (5) In the fourth quarter of 1993, the Company established provisions for a distribution enhancement program, revaluation of certain assets and severance costs for retiring employees. As a result, the Company recorded a pre-tax $53.2 million special charge in the fourth quarter of 1993. See
     Note 8 to the Consolidated Financial Statements.

 (6) In connection with a review of its operations during the fourth quarter of 1993, the Company wrote off $214.2 million of goodwill related to the following business units: Dal-Tile of Mexico, S.A. de C.V., formerly Ceramica Regiomontona, S.A. de C.V. ("Dal-Tile Mexico"), Materiales Ceramicos, S.A. de C.V. ("Materiales"), Dal-Minerals Company ("Dal-Minerals") and R&M Supplies Inc. ("R&M"). See Note 9 to the Consolidated Financial Statements.

 (7) Net income as adjusted for the year ended December 31, 1995 has been prepared to give effect to the AO Acquisition (including the benefits of certain cost savings initiatives) and the Refinancing as if such transactions had occurred on January 1, 1995, and the elimination of a pre-tax $22.4 million merger integration charge recorded by the Company as a result of the AO Acquisition. See "Refinancing", "Use of Proceeds", "Capitalization", "Unaudited Pro Forma Consolidated Financial Information" and "Risk Factors--Risks Related to Realizing Benefits from AO Acquisition".

 (8) Net income as adjusted for the three months ended March 31, 1996 has been prepared to give effect to the Refinancing as if such transaction had occurred on January 1, 1996, and the elimination of a pre-tax $9.0 million merger integration charge recorded by the Company as a result of the AO Acquisition. See "Refinancing", "Use of Proceeds", "Capitalization" and "Unaudited Pro Forma Consolidated Financial Information".

 (9) Net income per share as adjusted data are based on net income as adjusted and the weighted average number of shares of Common Stock outstanding during the period after giving effect to the Refinancing and the Common Stock Conversion. See "Unaudited Pro Forma Consolidated Financial Information", "Refinancing" and "Description of Capital Stock--Common Stock Conversion".

(10) Operating income before non-recurring charges represents, for any period, the sum of operating income (loss) plus non-recurring charges. The Company believes that operating income before non-recurring charges provides useful information regarding the Company's financial performance. Operating income before non-recurring charges should not be considered in isolation or as an alternative to net income as an indicator of the Company's operating performance, or as an alternative to the Company's cash flow from operating activities as a measure of liquidity.

(11) As adjusted balance sheet data have been prepared to give effect to the Refinancing as if it had occurred on March 31, 1996. See "Refinancing", "Use of Proceeds" and "Capitalization". In connection with the Refinancing, the Company will record an extraordinary charge estimated to be $21.1 million, net of tax ($0.38 per share of Common Stock), for the write off of existing deferred financing fees, the Termination Fee (as defined), and prepayment premiums on certain debt to be repaid. This charge will be recorded upon completion of the Refinancing, which is expected to occur in the Company's third quarter of 1996. See "Unaudited Pro Forma Consolidated Financial Information".

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the shares of Common Stock offered hereby.

RISKS RELATED TO REALIZING BENEFITS FROM AO ACQUISITION

  The Company has taken and plans to take certain measures which are expected to result in significant cost savings in connection with the AO Acquisition, including (i) consolidating manufacturing facilities, (ii) restructuring its sales organizations, and (iii) eliminating duplicative administrative functions. There can be no assurance that the Company will achieve the cost savings from the AO Acquisition that management expects or that such cost savings will occur within the time frame contemplated. Realization of such cost savings also could be affected by a number of factors beyond the Company's control, such as general economic conditions, increased operating costs, potential revenue instability arising from the cost savings initiatives or otherwise, labor relations, the response of competitors or customers, regulatory considerations and delays in implementation. In addition, certain of the benefits from the AO Acquisition are dependent upon the Company taking certain future actions. The Company has recorded non-recurring merger integration charges of $22.4 million in the fourth quarter of the year ended December 31, 1995, and of $9.0 million in the three months ended March 31, 1996. See Notes 6 and 7 to the Consolidated Financial Statements. The Company could incur additional non-recurring merger integration charges which, depending on the actions taken and the accounting period, could be material. The allocation of the purchase price relating to the AO Acquisition also is subject to final revision based upon additional information concerning asset and liability valuations. In addition, there can be no assurance that net sales and profitability historically attributable to AO and the Company will be representative of the Company's performance during the completion of, and following the integration of, their respective businesses.

  The Company manufactured inventory at certain AO plants prior to their closure at the end of the first quarter of 1996. This higher cost inventory, relative to inventory produced at the remaining plants, will negatively impact the Company's gross margins in the second and third quarters of 1996 as it is sold.

CYCLICAL BUSINESS

  The U.S ceramic tile industry is highly dependent on residential and commercial construction activity--new construction as well as remodeling-- which is cyclical in nature and is significantly affected by changes in general and local economic conditions. These include interest rates, housing demand, employment levels, financing availability, commercial rental vacancy rates and consumer confidence. A prolonged recession in any of the residential or commercial construction industries (new construction as well as remodeling) could result in a significant decrease in the Company's operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

LEVERAGE

  Although the Offerings and the Private Placement will decrease the Company's indebtedness and interest expense, the Company will continue to be highly leveraged. At March 31, 1996, on a pro forma basis after giving effect to the Refinancing, the Company's consolidated indebtedness would have been $415.5 million and its stockholders' equity would have been $109.3 million. On such a pro forma basis, this indebtedness would have consisted of (i) the $275.0 million New Term Loan (as defined), (ii) $123.2 million of borrowings under the New Revolving Credit Facility, and (iii) $17.2 million of other long-term indebtedness. The Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. See "Refinancing", "Use of Proceeds", "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness".

  The New Bank Credit Agreement will impose operating and financial restrictions on the Company. Among other restrictions, the New Bank Credit Agreement provides that, on a rolling four-quarter basis, earnings before interest, taxes, depreciation and amortization minus capital expenditures must be at least 1.50 times Total Interest Expense (as defined) at December 31, 1996, increasing to 2.00 times at December 31, 1997, 2.50 times at December 31, 1998 and 3.00 times at December 31, 2001 and thereafter. In addition, the New Bank Credit Agreement provides for (i) a minimum Net Worth (as defined) of $100 million plus 50% of Net Income (as defined), (ii) a minimum ratio of current assets at 1.50 times current liabilities, and (iii) maximum capital expenditures, in amounts increasing from $65 million at December 31, 1996 to $95 million at December 31, 2004 (such covenant to be eliminated when the ratio of earnings before interest, taxes, depreciation and amortization minus capital expenditures is greater than 5.00 times Total Interest Expense). There can be no assurance that the Company's existing cash balances and cash flow from operations together with borrowings available under the New Bank Credit Agreement will be sufficient to meet all of its debt service requirements and to fund its capital expenditure requirements for the foreseeable future. See "Description of Certain Indebtedness--New Bank Credit Agreement".

  The indenture (the "Zero Coupon Note Indenture") under which Dal-Tile's Senior Secured Zero Coupon Notes Due July 15, 1998 (the "Zero Coupon Notes") were issued contains certain restrictions as to the incurrence of indebtedness by Dal-Tile and its subsidiaries. Under the Zero Coupon Note Indenture, Dal-Tile and its Restricted Subsidiaries (as defined) may not (subject to certain exceptions) incur any Debt (as defined) unless, immediately after giving effect to the incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Ratio (as defined) for the preceding four full fiscal quarters determined on a pro forma basis as if such Debt had been incurred and the proceeds thereof applied at the beginning of such four fiscal quarters, would be greater than 2.00 to 1. In addition, pursuant to a pledge agreement (the "Pledge Agreement"), the Zero Coupon Notes are secured by a pledge of all the outstanding capital stock of Dal-Tile Group. See "Description of Certain Indebtedness--Existing Indebtedness to be Refinanced in the Refinancing--The Zero Coupon Notes".

  In connection with the Refinancing, Dal-Tile is soliciting consents from the holders of at least a majority in principal amount of the outstanding Zero Coupon Notes to effect certain amendments to the Zero Coupon Note Indenture, including the elimination of substantially all of the restrictive covenants and the termination of the Pledge Agreement. There can be no assurance that the requisite number of consents will be received or that the Zero Coupon Note Indenture will be so amended. See "Refinancing--Tender Offer and Solicitation".

  The degree to which the Company is leveraged has important consequences to holders of Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's debt service obligations; (ii) the Company's high degree of leverage will make it more sensitive to a downturn in general economic conditions; (iii) the Company's substantial indebtedness may limit its capacity to respond to market conditions (including its ability to satisfy capital expenditure requirements) or to meet its contractual or financial obligations; (iv) pursuant to the instruments governing its indebtedness, the Company is subject to restrictive financial and operating covenants that could limit its ability to conduct its business; and (v) the Company may be more highly leveraged than other companies with which it competes, which may place it at a competitive disadvantage. In addition, if and to the extent the Company requires additional financing in the future for working capital, capital expenditures or other purposes, the Company's leverage may impair its ability to obtain such additional financing.

  To the extent that the Company's existing resources and future earnings are insufficient to fund the Company's activities or to repay indebtedness (including annual amortization payments under the New Term Loan), the Company may need to raise additional funds through public or private financings. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders at that time would be diluted. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. See "Description of Capital Stock".

COMPETITIVE INDUSTRY

  The Company's products are sold in a highly competitive marketplace. In the floor and wall covering businesses, the Company competes with vendors of carpet, resilient flooring, wood flooring, laminates, marble, porcelain, wall paper, paint and other products. With regard to ceramic tile sales, the Company faces extensive competition from domestic and foreign manufacturers and independent distributors. Although the Company believes that it is the largest manufacturer, distributor and marketer of ceramic tile in North America, certain of its U.S. competitors are subsidiaries of publicly held companies that may have greater resources and access to capital than the Company. In addition, some of the Company's foreign competitors may be larger and have greater resources and access to capital than the Company. In 1995, approximately 59% of U.S. ceramic tile sales (by unit volume) consisted of imports, including the approximately 10% of ceramic tile sold in the United States that was manufactured by the Company in Mexico. In general, the proportion of U.S. ceramic tile sales attributable to imports has increased in recent years. Consequently, changes in exchange rates could affect the Company's position with respect to its foreign competitors. See "--Impact of Mexican Operations; Currency Fluctuations", "Ceramic Tile Industry" and "Business--Competition".

IMPACT OF MEXICAN OPERATIONS; CURRENCY FLUCTUATIONS

  Approximately 40% of the Company's manufacturing capacity is owned and operated by subsidiaries in Mexico (exclusive of manufacturing capacity available from the Company's Mexican joint venture). Accordingly, an event which has a material adverse impact on the Company's Mexican operations may have a material adverse impact on the operations of the Company as a whole. The marketing, manufacturing and regulatory environments in Mexico differ somewhat from those in the United States.

  The Company's Mexican facility is primarily a provider of ceramic tile to the Company's U.S. operations and in addition sells ceramic tile in Mexico. In the first quarter of 1996, sales in Mexico represented 3% of the Company's consolidated net sales. The Company's sales in Mexico are peso-denominated and primarily all of the Mexican facility's cost of sales and operating expenses are peso-denominated. In the first quarter of 1996, peso-denominated cost of sales and operating expenses represented 9% of the Company's consolidated cost of sales and operating expenses. The Company's exposure to exchange rate changes is favorable to operating results when the peso devalues against the U.S. dollar, since peso costs exceed peso revenues. As the peso appreciates against the U.S. dollar, the effect is unfavorable to the Company's operating results. In addition to exchange rate changes on operating results, foreign currency transaction gains or losses are recognized in other income and expense. During the first quarter of 1996, the Company recorded a transaction gain of approximately $0.8 million. Except for peso transactions, management utilizes foreign currency forward contracts to offset exposure to exchange rate changes, although the number and amount of such contracts are not significant. Since the exposure to the peso exchange rate change is favorable when the peso devalues against the U.S. dollar and management does not expect the peso to appreciate significantly against the U.S. dollar in the near term, management has not entered into peso currency forward contracts. In addition, non-cash increases or reductions to stockholders' equity may occur as a result of translation of foreign assets and liabilities into dollars.

  The Mexican peso has been subject to large devaluations in the past, and may be subject to significant fluctuations in the future. During 1994, the Mexican peso devalued 37% and during 1995, the peso devalued 36%. These devaluations resulted in a reduction of stockholders' equity of approximately $33.8 million and $22.3 million in 1994 and 1995, respectively, as a result of translating peso-denominated assets and liabilities into dollars. Any future devaluation of the peso against the dollar may affect the Company's results of operations or financial condition and may affect the value of a holder's investment in the Common Stock.

  Over the last few years, a program of reform has begun to modify the nature of the Mexican government's role in the Mexican economy. Nevertheless, the Mexican government continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, Mexican government actions concerning the economy could have significant effects on private sector entities, including the Company. The Company cannot assure that future Mexican governmental actions or future developments in the Mexican economy, including a continued slowdown of the Mexican economy or the development of any social unrest, over which the Company has no control, will not impair the Company's operations or financial condition or adversely affect the market price of the Common Stock.

TARIFFS AND CUSTOMS DUTIES

  The United States is a party to the General Agreement on Tariffs and Trade ("GATT"). Under GATT, the United States currently imposes import duties on ceramic tile from non-North American countries at 17%, to be reduced ratably to 8 1/2% by 2005. Accordingly, GATT may stimulate competition from non-North American manufacturers who now export, or who may seek to export, ceramic tile to the United States. The Company cannot predict with certainty the effect that GATT may have on the Company's operations.

  In 1993, Mexico, the United States and Canada approved the North American Free Trade Agreement ("NAFTA"). NAFTA has, among other things, removed and will continue to remove, over a transition period, most normal customs duties imposed on goods traded among the three countries. In addition, NAFTA will remove or limit many investment restrictions, liberalize trade in services, provide a specialized means for settlement of, and remedies for, trade disputes arising under NAFTA, and will result in new laws and regulations to further these goals. Although NAFTA lowers the tariffs imposed on the Company's ceramic tile manufactured in Mexico and sold in the United States, it also may stimulate competition in the United States and Canada from manufacturers located in Mexico. The United States currently imposes import duties on ceramic tile from Mexico of 13%, although these duties on imports from Mexico are being phased out ratably under NAFTA over a 13-year period. It is uncertain what ultimate effect NAFTA will have on the Company's results of operations.

CONTROL BY CERTAIN STOCKHOLDERS

  After giving effect to the Offerings and the Private Placement, DTI Investors, whose members include the DTI Investors Group, will beneficially own 54.0% of the outstanding shares of Common Stock (52.9%, if the U.S. Underwriters' over-allotment option is exercised in full), and AEI will beneficially own 32.8% of the outstanding shares of Common Stock (32.2%, if the U.S. Underwriters' over-allotment option is exercised in full). AEA Investors is the managing member of DTI Investors and, as such, has the power to control the business of DTI Investors, including the power to vote shares of Common Stock owned by DTI Investors. Pursuant to a Shareholders Agreement dated as of December 29, 1995, as amended (the "Shareholders Agreement"), among Dal-Tile, AEA Investors, DTI Investors, AWI, AEI and Armstrong Cork Finance Corporation, each of DTI Investors and AWI is obligated to vote shares of Common Stock owned or controlled by it for (i) six directors designated by DTI Investors, (ii) three directors designated by AWI, and (iii) the chief executive officer of Dal-Tile. Acting pursuant to the Shareholders Agreement, DTI Investors and AWI have sufficient voting power to control the election of directors. Pursuant to the Shareholders Agreement, the Company is prohibited from engaging in, without the approval of a majority of the Board of Directors (including at least one AWI designee), certain dispositions to third parties involving more than 20% of the total assets of the Company on a cumulative basis, excluding, however, such dispositions in the ordinary course of business, and excluding the sale of all or substantially all of the stock or assets of the Company. DTI Investors has sufficient voting power to decide the results of other matters submitted to a vote of stockholders. Furthermore, such control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

  Following the completion of the Offerings and the Private Placement, the Company intends to retain any future earnings for use in its business. Additionally, payment of dividends by Dal-Tile on the Common Stock currently is restricted under the terms of the Zero Coupon Note Indenture. As a result, Dal-Tile does not anticipate paying any cash dividends in the foreseeable future.

  Dal-Tile is a holding company with no operations or significant assets other than its investment in its wholly owned subsidiary, Dal-Tile Group, and its 49.99% interest in Recumbriementos Interceramic, S.A. de C.V. ("RISA"), a Mexican joint venture with Internacional de Ceramica, S.A. de C.V. ("Interceramic"). Dal-Tile Group is a separate and distinct legal entity and has no obligation, contingent or otherwise, to make funds available to Dal-Tile, whether in the form of loans, dividends or other cash distributions. The Existing Bank Credit Agreement limits, and the New Bank Credit Agreement will limit, dividends, loans and other cash distributions from Dal-Tile Group to Dal-Tile, so that profits generated by Dal-Tile Group may not be available to Dal-Tile to pay cash dividends or repay indebtedness or otherwise. In light of these limitations, Dal-Tile Group will be prohibited from making such dividends, loans and other cash distributions and Dal-Tile does not believe that Dal-Tile Group will be able to make such dividends, loans and other cash distributions in the foreseeable future. If the need by Dal-Tile for cash distributions from Dal-Tile Group should arise in the future (for example, to repay indebtedness), there can be no assurance that Dal-Tile Group will be permitted to make such cash distributions. See "Dividend Policy" and "Description of Certain Indebtedness".

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, the AO Acquisition, the integration of AO's operations into the Company's existing operations and the Company's expectations of its future performance on an operating basis as a result of the AO Acquisition. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under this "Risk Factors" section and elsewhere in this Prospectus.

REGULATIONS AND ENVIRONMENTAL CONSIDERATIONS

  The Company's operations are subject to various U.S. and Mexican environmental statutes and regulations, including laws and regulations addressing materials used in the Company's products. In addition, certain of the Company's operations are subject to U.S. federal, state and local and Mexican environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. Although the Company believes it has made sufficient capital expenditures to maintain compliance with existing laws and regulations, future expenditures may be necessary as compliance standards and technology change. Unforeseen significant expenditures required to maintain such compliance, including unforeseen liabilities, could have an adverse effect on the Company's business and financial condition.

  The Company has from time to time been, and presently is, the subject of administrative proceedings, litigation and investigations relating to environmental and related matters. Although management does not believe that such proceedings, litigation and investigations will have a material adverse effect on the Company, based, among other factors, on certain indemnification rights the Company enjoys, there can be no assurance that the Company will not become involved in future litigation or other proceedings or, if the Company were found to be responsible or liable in any litigation or proceeding, that such costs would not be material to the Company, or that indemnification pursuant to such indemnification rights will otherwise be available. See "Business--Environmental Regulation".

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  There has been no public market for the Common Stock prior to the Offerings, and there can be no assurance that a significant public market for the Common Stock will develop or will continue after the Offerings. The initial public offering price for the Common Stock will be determined by negotiations among the Company, the Representatives (as defined) and the Managers (as defined), and may not be indicative of the prices that may prevail in the public market. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The Company believes that variations in the Company's results of operations and other factors, including analyst estimates and general economic conditions, may cause the market price of the Common Stock to vary significantly. In addition, from time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. Following the Offerings, sales or the expectation of sales of substantial amounts of Common Stock in the public market by the Company or its stockholders also could adversely affect the prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale".

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings and the Private Placement, the Company will have outstanding 52,992,707 shares of Common Stock (54,042,707 shares, if the U.S. Underwriters' over-allotment option is exercised in full), all of which will be freely transferable without restriction or further registration under the Securities Act, except for the shares sold in the Private Placement and for any shares held by affiliates. Each of (i) the Company, (ii) the Company's executive officers and directors, and (iii) stockholders of the Company owning substantially all the outstanding Common Stock immediately prior to the Offerings and the Private Placement (the "Existing Stockholders"), have agreed not to offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, or grant any options or warrants to purchase Common Stock, except in certain circumstances, for 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. Following the Offerings, sales or the expectation of sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale".

  In addition, 4,836,425 shares of Common Stock will be reserved for issuances pursuant to the Company's stock option plans. At June 30, 1996, options for the purchase of 4,204,747 shares of Common Stock were outstanding. These shares will be available for sale in the public market from time to time upon registration or pursuant to available exemptions from registration. See "Shares Eligible for Future Sale", "Management--Executive Compensation" and "Management--Stock Option Plan".

ANTITAKEOVER PROVISIONS

  Dal-Tile's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and Amended and Restated Bylaws (the "Restated Bylaws") contain certain provisions that could have the effect of discouraging or making more difficult the acquisition of Dal-Tile by means of a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to the Company's stockholders. These provisions include advance notice procedures for stockholders to nominate candidates for election as directors of Dal-Tile and for stockholders to submit proposals for consideration at stockholders' meetings. The ability of Dal-Tile to issue preferred stock, par value $.01 per share ("Preferred Stock"), in one or more classes or series, with such powers, designations, preferences and relative, participating, optional or special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors of Dal-Tile (the "Board of Directors"), also could make such an acquisition more difficult. In addition, these provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of the Company's stockholders.

  Dal-Tile is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). This provision of the DGCL also may have the effect of deterring certain potential acquisitions of Dal-Tile. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Possible Antitakeover Effect of Certain Charter and Bylaw Provisions".

DILUTION

  Based upon the pro forma deficit in net tangible book value of the Company at March 31, 1996, investors in the Offerings and the Private Placement will suffer an immediate and substantial dilution of approximately $18.09 in net tangible book value per share of Common Stock. See "Dilution".

                                USE OF PROCEEDS

  At an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this Prospectus), the net proceeds from the Offerings (after deducting the underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $110.0 million ($126.6 million, if the U.S. Underwriters' over-allotment option is exercised in full). The net proceeds from the Private Placement are estimated to be approximately $10.0 million. The aggregate amount of such estimated net proceeds ($120.0 million) ($136.6 million, if the U.S. Underwriters' over-allotment option is exercised in full) will be used by the Company to repay outstanding indebtedness in connection with the Refinancing and to pay related prepayment premiums and fees and expenses; provided, however, that the net proceeds from the Offerings will not be used to repay Series A Notes (as defined) or Series B Notes (as defined). See "Refinancing" and "Capitalization".

  For information with respect to the interest rates and maturity dates of the Company's indebtedness, see "Refinancing" and "Description of Certain Indebtedness".

                                  REFINANCING

  The Company is undertaking the Offerings and the Private Placement and the other transactions described below (collectively, the "Refinancing") as a refinancing plan designed to improve its financial and operating flexibility, to reduce its interest expense and to extend the amortization of its senior indebtedness.

REDEMPTION

  On June 17, 1996, Dal-Tile notified the trustee under the Zero Coupon Note Indenture that it had determined to exercise its right to redeem (the "Redemption") approximately 24.5% of the principal amount at maturity of the Zero Coupon Notes (such Zero Coupon Notes to be redeemed, the "Redeemed Notes") on August 6, 1996 (the "Redemption Date"). In the Redemption, Dal-Tile will use the approximately $27.6 million which AWI paid to Dal-Tile as part of the AO Acquisition to redeem $32.6 million aggregate principal amount at maturity of Zero Coupon Notes (at a price of 106% of the $26.0 million accreted value at the Redemption Date).

TENDER OFFER AND SOLICITATION

  Concurrently with the Offerings and the Private Placement, Dal-Tile is offering to purchase for cash (the "Zero Coupon Tender Offer") all Zero Coupon Notes not otherwise called for redemption at a price per $1,000 principal amount at maturity of Zero Coupon Notes equal to (i) the present value on the purchase date of $1,000 per Zero Coupon Note (the amount payable on July 15, 1998, which is the stated maturity date (the "Stated Maturity Date") of the Zero Coupon Notes) determined on the basis of a yield to the Stated Maturity Date equal to the yield on the 5 1/8% U.S. Treasury Note due June 30, 1998
plus     basis points, minus (ii) $    per Zero Coupon Note, which is equal to
the Consent Payment (as defined below), from holders who validly tender and do not withdraw their Zero Coupon Notes pursuant to the Zero Coupon Tender Offer. In conjunction with the Zero Coupon Tender Offer, Dal-Tile is soliciting consents (the "Zero Coupon Solicitation") from the holders of at least a majority in principal amount of the Zero Coupon Notes not otherwise called in the Redemption to effect certain amendments to the Zero Coupon Note Indenture (the "Proposed Amendments"), including the elimination of substantially all of the restrictive covenants and the termination of the Pledge Agreement. As consideration for the consents and subject to certain conditions, Dal-Tile will pay a consent payment (the "Consent Payment") equal to $ per $1,000 principal amount of Zero Coupon Notes for which a valid consent is received. The Zero Coupon Tender Offer and the Zero Coupon Solicitation are conditioned upon, among other things, (i) the execution by the trustee under the Zero Coupon Note Indenture of a supplemental indenture to the Zero Coupon Note Indenture implementing the Proposed Amendments following the receipt of consents from the holders of a majority in principal amount of the Zero Coupon Notes (other than Redeemed Notes), (ii) the consummation of the Offerings, and
(iii) the completion of the Refinancing.

NEW BANK CREDIT AGREEMENT

  Pursuant to a commitment letter (the "Commitment Letter"), each of Chase Securities Inc. and The Chase Manhattan Bank, N.A., Credit Suisse and Goldman, Sachs & Co. and Pearl Street, L.P. have severally agreed to provide new credit facilities to Dal-Tile Group (the "New Bank Facilities") under a new credit agreement to be entered into (the "New Bank Credit Agreement"). The New Bank Facilities consist of a $275 million term loan (the "New Term Loan"), the proceeds of which will be drawn down concurrently with or shortly following the consummation of the Offerings and the Private Placement, and a $250 million revolving credit facility (the "New Revolving Credit Facility"). The New Bank Credit Agreement will contain customary events of default appropriate in the context of the proposed transaction, and will provide for customary fees and charges. See "Description of Certain Indebtedness--New Bank Credit Agreement".

FUNDING FOR AND CONDITIONS OF THE REFINANCING

  The Company intends to use the net proceeds of the Offerings and the Private Placement and borrowings under the New Bank Credit Agreement (i) to repay in full outstanding borrowings by Dal-Tile Group under its existing bank credit agreement, consisting of a $160 million revolving credit facility ($128.3 million outstanding at March 31, 1996) (the "Existing Bank Credit Agreement"), (ii) to repay $176 million of 10.625% Series A Notes due January 9, 2000 (the "Series A Notes") and $100 million of 10.770% Series B Notes due January 9, 2002 (the "Series B Notes") issued by Dal-Tile Group pursuant to a note agreement (the "Series Note Agreement"), (iii) to fund the Zero Coupon Tender Offer and the Zero Coupon Solicitation for the Zero Coupon Notes not acquired in the Redemption, and (iv) to pay accrued interest and estimated prepayment premiums for the Series A Notes, Series B Notes and Zero Coupon Notes, and fees and expenses; provided, however, that the net proceeds from the Offerings will not be used to repay Series A Notes or Series B Notes.

  The entering into of the New Bank Credit Agreement is a condition to the closing of the Offerings. The Refinancing is expected to be completed simultaneously with or shortly after the closing of the Offerings. The closing of the Offerings and the Private Placement is not contingent upon consummation of the Zero Coupon Tender Offer. There can be no assurance that 100% of the Zero Coupon Notes will be redeemed and acquired by the Company in the Redemption and the Zero Coupon Tender Offer or that the terms of the Zero Coupon Tender Offer will not vary from those assumed by the Company herein.

  The following table sets forth the estimated sources and uses of funds to be used to effect the Refinancing, assuming that the Refinancing occurred on March 31, 1996.

  SOURCES OF FUNDS:                                         (IN MILLIONS)

     Cash proceeds from sale of capital stock to AWI in the AO Acquisi-
      tion..............................................................  $ 27.6
     New Term Loan......................................................   275.0
     New Revolving Credit Facility(1)...................................   123.2
     Offerings(2).......................................................   110.0
     Private Placement..................................................    10.0
                                                                          ------
       Total............................................................  $545.8
                                                                          ======

  USES OF FUNDS:
     Redemption of Zero Coupon Notes(3).................................  $ 27.6
     Zero Coupon Tender Offer(4)........................................    76.0
     Prepayment of Series A Notes.......................................   176.0
     Prepayment of Series B Notes.......................................   100.0
     Repayment of indebtedness under Existing Bank Credit Agreement(5)..   128.3
     Accrued interest, estimated prepayment premiums for Series A Notes,
      Series B Notes and Zero Coupon Tender Offer, Consent Payments and
      fees and expenses(6)..............................................    37.9
                                                                          ------
       Total............................................................  $545.8
                                                                          ======

- --------
(1) The New Bank Credit Agreement will provide for borrowings under the New Revolving Credit Facility of up to $250.0 million. The Company will have remaining availability under the New Revolving Credit Facility which may be used for general corporate purposes, including capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

(2) Represents estimated net proceeds of the Offerings (after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company of $9.0 million) assuming an initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this Prospectus).
(3) Includes the prepayment premium of 6% of accreted value of the Zero Coupon Notes subject to the Redemption.

(4) Assumes that 100% of the Zero Coupon Notes remaining after the Redemption are acquired by the Company in the Zero Coupon Tender Offer. There can be no assurance that all such Zero Coupon Notes will be so acquired by the Company or that the terms of the Zero Coupon Tender Offer will not vary from those assumed by the Company herein.

(5) At March 31, 1996, the weighted average interest rate for outstanding indebtedness under the Existing Bank Credit Agreement was 7.9% per annum. The Existing Bank Credit Agreement matures on the earlier of (i) January 9, 1998 and (ii) the seventh day following a "Change of Control" as defined therein.

(6) Represents fees and expenses related to the foregoing transactions (other than the Offerings and the Private Placement), including lender fees, legal, accounting and other professional fees, and a $4.0 million fee to AEA Investors in connection with the termination of the Company's management agreement with AEA Investors (the "Termination Fee").

  For further information with respect to the Company's indebtedness, see "Description of Certain Indebtedness".

                                DIVIDEND POLICY

  Following the completion of the Offerings and the Private Placement, the Company intends to retain any future earnings for use in its business. Additionally, payment of dividends by Dal-Tile on the Common Stock currently is restricted under the terms of the Zero Coupon Note Indenture. As a result, Dal-Tile does not anticipate paying any cash dividends in the foreseeable future.

  Dal-Tile is a holding company with no operations or significant assets other than its investment in Dal-Tile Group and its 49.99% interest in RISA. Dal-Tile Group is a separate and distinct legal entity and has no obligation, contingent or otherwise, to make funds available to Dal-Tile, whether in the form of loans, dividends or other cash distributions. The New Bank Credit Agreement will limit dividends, loans and other cash distributions from Dal-Tile Group to Dal-Tile, so that profits generated by Dal-Tile Group may not be available to Dal-Tile to pay cash dividends or repay indebtedness or otherwise. In light of these limitations, Dal-Tile Group will be prohibited from making such dividends, loans and other cash distributions and Dal-Tile does not believe that Dal-Tile Group will be able to make such dividends, loans and other cash distributions in the foreseeable future. If the need for cash distributions from Dal-Tile Group should arise in the future (for example, to repay indebtedness), there can be no assurance that it will be permitted to make such cash distributions. See "Description of Certain Indebtedness".

  In the absence of such restrictions or limitations, the declaration and payment of dividends will be at the sole discretion of the Board of Directors and subject to normal limitations under the DGCL. The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements, plans for expansion and other factors deemed relevant by the Board of Directors.

                                   DILUTION

  At March 31, 1996, the net tangible book value of the Company was a deficit of $177.7 million, or $3.91 per share of Common Stock. The deficit in net tangible book value per share represents the amount of total assets (excluding intangible assets) less total liabilities, divided by the total number of shares of Common Stock that will be outstanding upon consummation of the Common Stock Conversion.

  After giving effect to the receipt of $110.0 million of estimated net proceeds from the sale by Dal-Tile of 7,000,000 shares of Common Stock in the Offerings, at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this Prospectus), the receipt of $10.0 million of estimated net proceeds from the sale by Dal-Tile of 588,235 shares of Common Stock in the Private Placement, and the application of such estimated net proceeds as described under "Use of Proceeds", the net tangible book value at March 31, 1996 would have been a deficit of $57.7 million, or $1.09 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.82 per share of Common Stock to the Existing Stockholders and an immediate dilution to new investors in the Offerings and the Private Placement of $18.09 per share of Common Stock. The following table illustrates such dilution:

   Assumed per share initial price to public...................          $17.00
     Deficit in net tangible book value per share at March 31,
      1996.....................................................  $(3.91)
     Increase in net tangible book value per share attributable    2.82
      to new investors.........................................  ------
   Pro forma deficit in net tangible book value per share after
    the Offerings and the Private Placement....................           (1.09)
                                                                         ------
   Dilution per share to new investors.........................          $18.09
                                                                         ======

  The following table sets forth, at March 31, 1996, the difference between the Existing Stockholders and the new investors who purchase Common Stock in the Offerings at an assumed initial public offering price of $17.00 per share, with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                                SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                               ------------------ --------------------   PRICE
                                 NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                               ---------- ------- ------------ ------- ---------
Existing Stockholders......... 45,404,472   85.7% $334,075,017   72.1%  $ 7.36
New investors.................  7,588,235   14.3   128,999,995   27.9    17.00
                               ----------  -----  ------------  -----
  Total (1)................... 52,992,707  100.0% $463,075,012  100.0%
                               ==========  =====  ============  =====

- --------

(1) Excludes 4,204,747 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted to certain employees of the Company pursuant to the Company's stock option plans at an average exercise price of approximately $9.38 per share. To the extent such options are exercised, there will be further dilution to new investors. See "Management--Executive Compensation", "Management--Stock Option Plan" and "Description of Capital Stock--Common Stock Conversion".

                                CAPITALIZATION

  The following table sets forth at March 31, 1996, (i) the historical consolidated capitalization of the Company, and (ii) the consolidated capitalization, as adjusted to reflect the Refinancing, including the sale by the Company of 7,000,000 shares of Common Stock in the Offerings (assuming an initial public offering price of $17.00 per share), the sale by the Company of 588,235 shares of Common Stock in the Private Placement, and the application of the estimated net proceeds therefrom. See "Refinancing", "Use of Proceeds", "Unaudited Pro Forma Consolidated Financial Information", "Selected Consolidated Financial Data", "Armstrong Agreements" and "Description of Capital Stock--Common Stock Conversion".

                                                           MARCH 31, 1996
                                                        ---------------------
                                                         ACTUAL   AS ADJUSTED
                                                        --------  -----------
                                                           (IN THOUSANDS)
Current portion of long-term debt...................... $ 47,047   $  3,047
                                                        --------   --------
Long-term debt (excluding current portion):
  Zero Coupon Notes....................................  101,997        --
  Existing Bank Credit Agreement.......................  128,297        --
  New Term Loan........................................      --     275,000
  New Revolving Credit Facility........................      --     123,247
  Series A Notes.......................................  132,000        --
  Series B Notes.......................................  100,000        --
  Industrial Development Refunding and Revenue Bonds...    5,500      5,500
  Other................................................    8,693      8,693
                                                        --------   --------
    Total long-term debt...............................  476,487    412,440
                                                        --------   --------
      Total debt.......................................  523,534    415,487
                                                        --------   --------
Stockholders' equity:
  Preferred Stock, $.01 par value per share; 11,100,000
   shares authorized; no shares issued and outstanding.
  Common Stock, $.01 par value per share; 200,000,000
   shares authorized; 45,404,472 shares issued and out-
   standing, actual; 52,992,707 shares issued and out-
   standing, as adjusted (1)...........................
  Additional paid-in capital...........................  334,076    454,076
  Accumulated deficit.................................. (265,074)  (286,154)(2)
  Currency translation adjustment......................  (58,638)   (58,638)
                                                        --------   --------
    Total stockholders' equity.........................   10,364    109,284
                                                        --------   --------
      Total capitalization............................. $533,898   $524,771
                                                        ========   ========

- --------

(1) Excludes 4,204,747 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted to certain employees of the Company pursuant to the Company's stock option plans. See "Management-- Executive Compensation", "Management--Stock Option Plan" and "Description of Capital Stock--Common Stock Conversion".

(2) In connection with the Refinancing, the Company will record an extraordinary charge estimated to be $21.1 million, net of tax, for the write off of existing deferred financing fees, the Termination Fee and prepayment premiums on certain debt to be repaid. This charge will be recorded upon completion of the Refinancing, which is expected to occur in the Company's third quarter of 1996. See "Unaudited Pro Forma Consolidated Financial Information".

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The unaudited pro forma consolidated financial statements presented below reflect the effects of adjustments to the historical consolidated financial statements of the Company necessary to give pro forma effect to the AO Acquisition and the Refinancing, including the Offerings and the Private Placement and the application of the estimated net proceeds therefrom. The pro forma operating data for the year ended December 31, 1995 give effect to the AO Acquisition, including certain identified cost savings, and to the Refinancing, including the Offerings and the Private Placement and the application of the estimated net proceeds therefrom, as if such transactions had occurred on January 1, 1995. The pro forma operating data for the three months ended March 31, 1996 give effect to the Refinancing, including the Offerings and the Private Placement and the application of the estimated net proceeds therefrom, as if such transactions had occurred on January 1, 1996. The pro forma balance sheet data has been prepared as if the Refinancing, including the Offerings and the Private Placement and the application of the estimated net proceeds therefrom, had occurred on March 31, 1996.

  Management believes that the assumptions used provide a reasonable basis on which to present the pro forma financial data; however, such assumptions are subject to significant business, economic and other uncertainties. The unaudited pro forma consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of the Company's results of operations or financial position had the AO Acquisition and the Refinancing, including the Offerings and the Private Placement, been consummated on or as of the dates assumed, and are not intended to project the Company's results of operations or its financial position for any future period or as of any future date.

  The following Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the Consolidated Financial Statements, the consolidated financial statements of the Ceramic Tile Operations of AWI and, in each case, the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

  The following assumptions have been utilized to determine the adjustments included in the unaudited pro forma consolidated financial statements of the
Company:

    a. The AO Acquisition was accounted for by the Company as a purchase. Accordingly, the assets and liabilities acquired and assumed were adjusted to reflect their fair market values at the date of the AO Acquisition. Pro forma adjustments for the AO Acquisition represent the Company's preliminary determination of these amounts and are based upon available information and certain assumptions the Company considers reasonable. The final purchase price allocation for the AO Acquisition could differ from that set forth below.

    b. For purposes of the pro forma operating data for the year ended December 31, 1995, in addition to assuming the AO Acquisition occurred at the beginning of such period, the pro forma adjustments assume that the following cost savings initiatives also were undertaken at such time and that the estimated savings therefrom were realized for such period: (i) the elimination of duplicative manufacturing facilities and Company-operated sales centers; (ii) the reduction of duplicative sales organization staff; and (iii) the elimination of duplicative research and development programs; offset in part by increased costs in connection with management information systems and advertising. The estimated net savings of $34.9 million for the pro forma fiscal year ended December 31, 1995 (of which $10.1 million represents reductions in depreciation and amortization expense pursuant to purchase accounting) are reflected in the pro forma adjustments. The full amount of the annual cost savings of $34.9 million are not expected to be achieved until 1997. THE ANTICIPATED COST SAVINGS DESCRIBED HEREIN ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY THE COMPANY THAT, ALTHOUGH CONSIDERED REASONABLE BY THE COMPANY, ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND OTHER UNCERTAINTIES. THERE CAN BE NO ASSURANCE THAT SUCH COST SAVINGS WILL BE ACHIEVED OR THAT THE BENEFITS OF SUCH COST SAVINGS WILL NOT BE MITIGATED BY OTHER FACTORS AFFECTING THE COMPANY'S PERFORMANCE. SEE "RISK FACTORS--RISKS RELATED TO REALIZING BENEFITS FROM AO ACQUISITION".

    c. The pro forma adjustments assume that 100% of the Zero Coupon Notes were redeemed and acquired in the Redemption and the Zero Coupon Tender Offer, respectively. There can be no assurance that 100% of the Zero Coupon Notes will be so redeemed and acquired by the Company or that the terms of the Zero Coupon Tender Offer will not vary from those assumed by the Company herein. The closing of the Offerings and the Private Placement is not contingent upon consummation of the Zero Coupon Tender Offer.

    d. Assuming an initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this Prospectus), the net proceeds to the Company from the Offerings are estimated to be $110.0 million (assuming the U.S. Underwriters' over-allotment option is not exercised), after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. The net proceeds to the Company from the Private Placement are estimated to be $10.0 million.

  In connection with the Refinancing, the Company will record an extraordinary charge estimated to be $33.9 million ($21.1 million, net of tax) for the write off of existing deferred financing fees, the Termination Fee and prepayment premiums on certain debt to be repaid. This charge will be recorded in the Company's third quarter of 1996 upon completion of the Refinancing.

                          DAL-TILE INTERNATIONAL INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                                                   REFINANCING       AS
                                       HISTORICAL  ADJUSTMENTS    ADJUSTED
                                       ----------  -----------    ---------
                ASSETS
Current assets:
 Cash................................. $  39,131    $ (27,575)(1) $  11,556
 Trade accounts receivable............   106,879          --        106,879
 Inventories..........................   121,876          --        121,876
 Prepaid expenses.....................     4,345          --          4,345
 Deferred tax asset...................       --         8,826 (1)     8,826
 Other current assets.................     9,483          --          9,483
                                       ---------    ---------     ---------
    Total current assets..............   281,714      (18,749)      262,965
 Property, plant and equipment, net...   169,862          --        169,862
 Goodwill net of amortization.........   160,825          --        160,825
 Finance costs, net of amortization...     6,307       (2,307)(1)     4,000
 Other assets.........................    23,806          --         23,806
                                       ---------    ---------     ---------
    Total assets...................... $ 642,514    $ (21,056)    $ 621,458
                                       =========    =========     =========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Trade accounts payable and accrued
  expenses............................ $  47,290    $     --      $  47,290
 Accrued interest payable.............     7,928       (7,928)(1)       --
 Current portion of long-term debt....    47,047      (44,000)(2)     3,047
 Deferred income taxes................     4,001       (4,001)(1)       --
 Other current liabilities............    10,307          --         10,307
                                       ---------    ---------     ---------
    Total current liabilities.........   116,573      (55,929)       60,644
Long-term debt........................   476,487     (108,047)(1)
                                                       44,000 (2)   412,440
Other long-term liabilities...........    38,022          --         38,022
Deferred income taxes.................     1,068          --          1,068
                                       ---------    ---------     ---------
    Total liabilities.................   632,150     (119,976)      512,174
Stockholders' Equity:
 Common stock and additional paid-in-
  capital.............................   334,076      120,000 (1)   454,076
 Accumulated deficit..................  (265,074)     (21,080)(1)  (286,154)
 Currency translation adjustment......   (58,638)         --        (58,638)
                                       ---------    ---------     ---------
    Total stockholders' equity........    10,364       98,920       109,284 (10)
                                       ---------    ---------     ---------
    Total liabilities and stockhold-
     ers' equity...................... $ 642,514    $ (21,056)    $ 621,458
                                       =========    =========     =========

                          DAL-TILE INTERNATIONAL INC.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                   FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                           DAL-TILE    CERAMIC TILE
                         INTERNATIONAL  OPERATIONS   PRO FORMA    PRO FORMA REFINANCING     PRO FORMA
                             INC.         OF AWI    ADJUSTMENTS   COMBINED  ADJUSTMENTS    AS ADJUSTED
                         ------------- ------------ -----------   --------- -----------    -----------
Net sales...............   $474,812      $240,049     $ 9,585 (3) $724,446    $   --        $724,446
Cost of goods sold......    225,364       171,377      (7,263)(4)  370,378                   370,378
                                                      (19,100)(5)
                           --------      --------     -------     --------    -------       --------
 Gross profit...........    249,448        68,672      35,948      354,068                   354,068
Expenses:
 Transportation.........     33,535           --        9,585 (3)   43,120        --          43,120
 Selling, general and
  administrative........    134,193        61,723      (1,269)(4)  188,947                   188,947
                                                       (5,700)(5)
 Provision for merger
  integration charges...     22,430          (733)    (21,697)(6)      --         --             --
 Amortization of
  goodwill..............      4,765         1,522      (1,522)(7)    4,765        --           4,765
                           --------      --------     -------     --------    -------       --------
 Operating income.......     54,525         6,160      56,551      117,236                   117,236
Interest expense........     55,453         7,951      (7,951)(8)   55,453    (27,917)(10)    27,536
Interest income.........      1,250         1,292      (1,292)(8)    1,250        --           1,250
Other income, net.......      2,994           --          --         2,994        800 (11)     3,794
                           --------      --------     -------     --------    -------       --------
 Income (loss) before
  income taxes..........      3,316          (499)     63,210       66,027     28,717         94,744
Income tax provision....      1,176           509      21,728 (9)   23,413     10,183 (9)     33,596
                           --------      --------     -------     --------    -------       --------
 Net income (loss)......   $  2,140      $ (1,008)    $41,482     $ 42,614    $18,534       $ 61,148
                           ========      ========     =======     ========    =======       ========
 Net income per share...                                                                    $   1.11
                                                                                            ========
 Weighted average shares
  outstanding...........                                                                      54,935(12)

                          DAL-TILE INTERNATIONAL INC.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                 (IN THOUSANDS)

                                                     PRO FORMA
                                         HISTORICAL ADJUSTMENTS    AS ADJUSTED
                                         ---------- -----------    -----------
Net sales...............................  $170,674    $  --         $170,674
Cost of goods sold......................    87,940       --           87,940
                                          --------    ------        --------
 Gross profit...........................    82,734       --           82,734
Expenses:
 Transportation.........................     9,957       --            9,957
 Selling, general and administrative....    48,362       --           48,362
 Provision for merger integration
  charges...............................     9,000    (9,000)(6)         --
 Amortization of goodwill...............     1,191       --            1,191
                                          --------    ------        --------
 Operating income.......................    14,224     9,000          23,224
Interest expense........................    13,843    (6,721)(10)      7,122
Interest income.........................       584       --              584
Other income, net.......................       531       200 (11)        731
                                          --------    ------        --------
 Income before income taxes.............     1,496    15,921          17,417
Income tax provision....................       566     6,023 (9)       6,589
                                          --------    ------        --------
 Net income.............................  $    930    $9,898        $ 10,828
                                          ========    ======        ========
 Net income per share...................                            $   0.20
                                                                    ========
 Weighted average shares outstanding....                              54,881(12)

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

 (1) To reflect the application of the estimated net proceeds from the Offerings and the Private Placement, borrowings under the New Bank Credit Agreement and the cash received from AWI in connection with the AO Acquisition, and their application as follows:

   (a) To reduce cash by $27,575,000 to reflect funding of the Redemption.

   (b) To pay debt issuance costs related to new debt facilities
       ($4,000,000), net of the write down in debt issuance cost of prior debt facility ($6,307,000).

   (c) To pay accrued interest on the Series A Notes and the Series B Notes.

   (d) To reduce long-term indebtedness under the Zero Coupon Notes, the Series A Notes, the Series B Notes and the Existing Bank Credit Agreement.

   (e) To record an extraordinary charge ($33,900,000) ($21,080,000, net of tax) for the write off of existing deferred financing fees, Termination Fee, Consent Payments and prepayment premiums on certain debt to be repaid.

(2) To reclassify the appropriate current portion of long-term debt as a result of the New Bank Credit Agreement.

(3) To reflect freight costs of AO as a component of transportation expenses rather than as a component of net sales for consistent income statement presentation.

(4) To reduce depreciation expense to reflect the write-down to estimated fair value of AO assets acquired. The adjustment has been allocated between cost of goods sold and selling, general and administrative expenses.

   The write-down in historical fixed assets and net write-up of other non-current assets acquired in the AO Acquisition, which includes certain intangibles, to estimated fair values at the date of the AO Acquisition are as follows:

                                      AO        PURCHASE PRICE  FAIR VALUE AT
                                HISTORICAL COST   ADJUSTMENT   ACQUISITION DATE
                                --------------- -------------- ----------------
                                                (IN THOUSANDS)
      Total property, plant
       and equipment..........     $223,121       $(167,284)       $55,837
      Less: Accumulated depre-
       ciation................      (71,541)         71,541            --
                                   --------       ---------        -------
      Net property, plant and
       equipment..............     $151,580       $ (95,743)       $55,837
      Other non-current as-
       sets...................     $ 19,783       $ (19,783)       $   --
      Trade name..............          --           21,100         21,100

   Depreciation and amortization expense adjustments include the following:

                                                                (IN THOUSANDS)
      Elimination of AO historical depreciation and amortiza-
       tion expense............................................    $(13,816)
      Recording of depreciation and amortization expense based
       on fair values at the date of the AO Acquisition........       3,762
                                                                   --------
      Decrease in depreciation and amortization expense
       (including the amortization of goodwill--see Note (7))..    $(10,054)

(5) The following are the estimated cost savings (excluding the $10.1 million attributable to reduction in depreciation and amortization expense described in Notes (4) and (7) pursuant to purchase accounting) associated with the cost savings initiatives previously undertaken in connection with the AO Acquisition:

                                                        YEAR ENDED
                                                     DECEMBER 31, 1995
                                              -------------------------------
                                              COST OF  SELLING, GENERAL AND
                                               SALES  ADMINISTRATIVE EXPENSES
                                              ------- -----------------------
                                                      (IN THOUSANDS)
       Cost savings (reflected in the pro
        forma income statement):
       Manufacturing(a)...................... $19,100             --
       Sales organization(b).................     --          $ 5,000
       Corporate expenses(c).................     --            1,600
       Research and development expenses(d)..     --            1,500
       Regional distribution centers(e)......     --              500
       Advertising and marketing(f)..........     --           (1,500)
       Information systems(g)................     --           (1,400)
                                              -------         -------
         Total cost savings reflected in pro
          forma                               $19,100         $ 5,700
          income statement................... =======         =======
           Total cost savings................             $24,800
                                                          =======

  (a) Reflects the March 1996 closings of the Lansdale, PA and Jackson, TN wall tile facilities and the reallocation of production to the Company's other wall tile facilities. Such other facilities have significantly lower unit production costs than the historical unit production costs of the Lansdale and Jackson facilities. Additionally, the reallocation of production increases the capacity utilization of the other facilities. Accordingly, the Company's average unit production costs are expected to decrease.

  (b) Represents elimination in January 1996 of approximately 150 sales organization staff members. These personnel were employed in redundant positions which were eliminated upon combination.

  (c) Reflects the reduction of insurance premiums as a result of more favorable terms obtained by the combined Company and the combination of various departments based on the elimination of corporate personnel in Lansdale, PA. The corporate personnel that were eliminated were primarily from the finance, accounting, purchasing and human resources departments.

  (d) Represents the closing of the Lansdale, PA research and development department in January 1996. As a result of the AO Acquisition, the Company had redundant personnel in research and development and will now conduct all research and development operations from its Dallas, TX facility.

  (e) Represents the closing of one regional distribution center in the third quarter of 1996 and the consolidation of its functions into existing facilities. These savings primarily represent the elimination of administrative overhead.

  (f) In order to provide a more beneficial transition as a result of the AO Acquisition, the Company expects an increase in marketing and advertising costs. Although savings are expected in certain areas of advertising, the adjustment reflects an increase in advertising costs in order to maintain product differentiation and customer base.

  (g) As a result of the combination, the Company expects an increase of $1.4 million in information systems costs to fully integrate the Company under one system.

 (6) To eliminate pre-tax merger integration charges recorded by the Company associated with cost savings initiatives undertaken in connection with the AO Acquisition.

 (7)To eliminate amortization of AO's historical goodwill and intangible asset balances.

 (8) To eliminate interest income and expense related to investments and debt of AO not acquired or assumed in the AO Acquisition.

 (9) Represents estimated pro forma net impact to tax expense resulting from the pro forma adjustments.

(10) To reduce interest expense as a result of the Refinancing. The Refinancing includes the entering into of the New Bank Credit Agreement with interest on borrowings thereunder based on a variable rate plus a margin. A 1/8% rise in the interest rate would have caused interest expense to increase by approximately $482,000 and $125,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

   The interest expense adjustment was calculated as follows:

                                                                   THREE MONTHS
                                                   YEAR ENDED         ENDED
                                                DECEMBER 31, 1995 MARCH 31, 1996
                                                ----------------- --------------
                                                         (IN THOUSANDS)
      Elimination of historical interest
       expense(a).............................      $(53,900)       $(13,162)
      Estimated interest expense in connection
       with Refinancing (b)...................         25,368           6,287
      Amortization of debt issuance fees from             615             154
       the Refinancing........................      ---------       ---------
      Interest expense adjustment.............       $(27,917)        $(6,721)
                                                    =========       =========

     -------

     (a) Does not include interest expense related to certain debt that will not be repaid in the Refinancing.

     (b) The pro forma interest expense was calculated on a quarterly basis using average historic debt balances (ranging from $500.1 million to $527.8 million in 1995 and $523.5 million in 1996), less the Refinancing Amount (as defined) of $108.0 million, using average variable interest rates calculated on a quarterly basis (ranging from 6.4% to 6.7% per annum). "Refinancing Amount" means the sum of (i) the net proceeds from the Offerings and the Private Placement plus (ii) the cash contribution received from AWI in connection with the AO Acquisition, less (iii) the premiums payable in connection with the prepayment of certain debt, less
        (iv) the Termination Fee, less (v) accrued interest, less (vi) transaction fees.

   This computation assumes 100% of the Zero Coupon Notes are tendered pursuant to the Zero Coupon Tender Offer. The closings of the Offerings and the Private Placement are not contingent upon the consummation of the Zero Coupon Tender Offer. The effects of not including the Zero Coupon Tender Offer are as follows: (i) pro forma stockholders' equity as of March 31, 1996 would be $112,698,000; (ii) pro forma net income and net income per share would be $57,934,000 and $1.05 for the year ended December 31, 1995, respectively; and (iii) pro forma net income and net income per share would be $9,978,000 and $0.18 for the three months ended March 31, 1996, respectively.

(11) To reflect the elimination of the AEA Investors management fee.

(12) The calculation of weighted average shares outstanding is as follows:

                                                                        THREE
                                                            YEAR       MONTHS
                                                            ENDED       ENDED
                                                          DECEMBER    MARCH 31,
                                                          31, 1995      1996
                                                         ----------- -----------
     Weighted shares outstanding during the period
      prior to
      the AO Acquisition...............................   28,604,811  45,404,472
     Weighted shares issued in connection with the AO
      Acquisition......................................   16,799,661
     Net effect of dilutive stock options based on
      the treasury stock method(a).....................    1,942,407   1,888,405
     Shares issued in connection with the Offerings and
      the                                                  7,588,235   7,588,235
      Private Placement................................  ----------- -----------
         Total.........................................   54,935,114  54,881,112
                                                         =========== ===========
     Net income........................................  $61,148,000 $10,828,000
     Primary and fully diluted earnings per share......        $1.11       $0.20

    -------

    (a) Dilution is determined using an initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this Prospectus) as compared to the securities' stated exercise prices.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table presents: (i) selected consolidated historical financial data for, and at the end of, the years ended December 31, 1991, 1992, 1993, 1994 and 1995 derived from the Company's audited consolidated financial statements for such periods; and (ii) selected consolidated historical financial data for, and at the end of, the three months ended March 31, 1995 and 1996 derived from the Company's unaudited consolidated financial statements for such periods. The unaudited consolidated financial statements of the Company include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of its financial position at the end of, and the results of its operations for, those periods. Operating results for the three months ended March 31, 1996 reflect the results of operations of AO and certain related assets of the ceramic tile business of AWI, which were acquired by the Company from AWI on December 29, 1995. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996. The selected consolidated historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements.

                                                                                 THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                          MARCH 31,
                          ---------------------------------------------------    --------------------
                            1991      1992      1993         1994      1995        1995       1996
                          --------  --------  ---------    --------  --------    ---------  ---------
                                               (DOLLARS IN THOUSANDS)
OPERATING DATA:
 Net sales..............  $357,564  $398,017  $ 440,573    $506,309  $474,812    $ 119,353  $ 170,674
 Cost of goods sold.....   189,861   210,121    239,379     268,272   225,364       58,110     87,940
                          --------  --------  ---------    --------  --------    ---------  ---------
 Gross profit...........   167,703   187,896    201,194     238,037   249,448       61,243     82,734
 Operating expenses
  (excluding non-
  recurring charges)....   128,103   138,467    157,314     169,720   172,493       44,666     59,510
 Non-recurring charges:
 Provision for merger
  integration charges...       --        --         --          --     22,430(1)       --       9,000(2)
 Provision for special
  charges...............       --        --      53,233(3)      --        --           --         --
 Write-down of goodwill.       --        --     214,235(4)      --        --           --         --
                          --------  --------  ---------    --------  --------    ---------  ---------
 Operating income
  (loss)................    39,600    49,429   (223,588)     68,317    54,525       16,577     14,224
 Interest expense (net).    47,172    43,571     46,229      52,139    54,203       13,079     13,259
 Other (income) expense.       575       653      1,088      (1,341)   (2,994)      (1,600)      (531)
                          --------  --------  ---------    --------  --------    ---------  ---------
 Income (loss) before
  income taxes..........    (8,147)    5,205   (270,905)     17,519     3,316        5,098      1,496
 Income tax provision
  (benefit).............     1,105     5,179     (3,225)     10,614     1,176        4,272        566
                          --------  --------  ---------    --------  --------    ---------  ---------
 Net income (loss)......  $ (9,252) $     26  $(267,680)   $  6,905  $  2,140    $     826  $     930
                          ========  ========  =========    ========  ========    =========  =========
OTHER OPERATING DATA:
 Net sales (United
  States and Canada)....  $315,360  $348,874  $ 394,044    $457,715  $451,800    $ 111,306  $ 165,489
 Net sales (Mexico).....  $ 42,204  $ 49,143  $  46,529    $ 48,594  $ 23,012    $   8,047  $   5,185
 Gross margin...........      46.9%     47.2%      45.7%       47.0%     52.5%        51.3%      48.5%
 Operating income before
  non-recurring
  charges(5)............  $ 39,600  $ 49,429  $  43,880    $ 68,317  $ 76,955    $  16,577  $  23,224
 Operating margin before
  non-recurring charges
  ......................      11.1%     12.4%      10.0%       13.5%     16.2%        13.9%      13.6%
 Depreciation and amor-
  tization..............  $ 22,746  $ 21,457  $  22,019    $ 17,020  $ 17,164    $   4,302  $   5,390
 Capital expenditures...  $  8,286  $ 20,689  $  17,066    $ 14,160  $ 29,392    $   5,505  $   5,673
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Working capital........  $106,780  $116,840  $ 119,109    $115,717  $152,128    $ 134,738  $ 165,141
 Total assets...........   715,814   718,987    512,830     488,417   672,393      484,282    642,514
 Total debt.............   444,669   456,003    492,137     492,753   527,816      508,583    523,534
 Stockholders' equity
  (capital deficiency)..   192,626   189,515    (77,449)   (103,823)    9,639     (119,885)    10,364

- --------
(1) In the fourth quarter of 1995, the Company recorded a pre-tax $22.4 million merger integration charge for the revaluation of certain assets in connection with AO Acquisitions. See Note 6 to the Consolidated Financial Statements.
(2) In the first quarter of 1996, the Company recorded a pre-tax $9.0 million merger integration charge for the closing of duplicative sales centers and distribution centers, the closing of certain manufacturing facilities and severance costs. See Note 7 to the Consolidated Financial Statements.
(3) In the fourth quarter of 1993, the Company established provisions for a distribution enhancement program, revaluation of certain assets and severance costs for retiring employees. As a result, the Company recorded a pre-tax $53.2 million special charge in the fourth quarter of 1993. See
    Note 8 to the Consolidated Financial Statements.
(4) In connection with a review of its operations during the fourth quarter of 1993, the Company wrote off $214.2 million of goodwill related to the following business units: Dal-Tile Mexico, Materiales, Dal-Minerals and R&M. See Note 9 to the Consolidated Financial Statements.

(5) Operating income before non-recurring charges represents, for any period, the sum of operating income (loss) plus non-recurring charges. The Company believes that operating income before non-recurring charges provides useful information regarding the Company's financial performance. Operating income before non-recurring charges should not be considered in isolation or as an alternative to net income as an indicator of the Company's operating performance, or as an alternative to the Company's cash flow from operating activities as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Historically, the Company has pursued a growth strategy focused on enhancing its level of vertical integration through opening Company-operated sales centers in the United States as outlets for Company-manufactured products and products purchased for resale and increasing manufacturing capacity. Since 1994, the Company has introduced high-end floor tile products, initiated targeted marketing programs and increased sales to home center retailers. Over the past ten years, the Company's net sales increased from $169.1 million in 1985 to $474.8 million in 1995, exclusive of the AO Acquisition.

  In addition, the Company has benefitted from low cost manufacturing facilities in Mexico and the United States. The Company has employed various manufacturing and distribution strategies to further improve efficiencies, including (i) investing in technologically advanced manufacturing equipment;
(ii) utilizing fast-fire kiln technology; (iii) establishing a network of regional distribution centers ("RDCs") to improve customer service; (iv) reducing the number of stock keeping units ("SKUs"); (v) increasing plant specialization by product line; (vi) improving production planning and logistics; and (vii) investing in management information systems. The Company believes these steps have enabled the Company to streamline distribution, improve customer service and maintain attractive margins.

  On December 29, 1995, the Company completed the AO Acquisition. As a result of the AO Acquisition, the Company has increased its presence in all ceramic tile applications and distribution channels and expects to achieve significant cost savings by consolidating manufacturing facilities, restructuring its sales organizations and eliminating duplicative administrative functions. See "Risk Factors--Risks Relating to Realizing Benefits from AO Acquisition". The Company believes, inclusive of AO, that it had an approximately 27% unit share of the 1.32 billion square feet of ceramic tile sold in the United States in 1995, which was significantly greater than the Company's nearest competitor. The Company has significantly increased its sales to independent distributors as a result of the AO Acquisition. Sales through this channel carry lower gross margins than sales made through the Company's sales centers, but due to lower operating expense levels, comparable operating margins are achieved.

  As part of the AO Acquisition, AWI paid $27.6 million in cash to the Company. The AO Acquisition was accounted for under the purchase method of accounting. In exchange for the stock, cash and assets contributed as part of the AO Acquisition, AWI received 37% of the issued and outstanding capital stock of the Company. In connection with the AO Acquisition, the Company recorded pre-tax merger integration charges of $9.0 million in the three months ended March 31, 1996 and $22.4 million in the fiscal year ended December 31, 1995. These charges were taken principally to write-down less efficient and duplicative manufacturing equipment not needed in the combined Company, reserve for closings of duplicative sales centers and distribution centers, and provide for severance costs associated with the elimination of overlapping positions. The Company manufactured inventory at certain AO plants prior to their closure at the end of the first quarter of 1996. This higher cost inventory, relative to inventory produced at the remaining plants, will negatively impact the Company's gross margins in the second and third quarters of 1996 as it is sold. The Company expects that results thereafter will benefit from the Company's low-cost production and cost initiatives undertaken in connection with the AO Acquisition. In connection with the Refinancing, the Company will record an extraordinary charge estimated to be $21.1 million, net of tax, for the write off of existing deferred financing fees, the Termination Fee and prepayment premiums on certain debt to be repaid. This charge will be recorded upon completion of the Refinancing, which is expected to occur in the Company's third quarter of 1996. See "Unaudited Pro Forma Consolidated Financial Information".

  The following is a discussion of the results of operations for the three months ended March 31, 1996 compared with the three months ended March 31, 1995, the year ended December 31, 1995 compared with the year ended December 31, 1994 and the year ended December 31, 1994 compared with the year ended December 31, 1993 for the Company.

  The Company's operating results for the three months ended March 31, 1996 reflect the results of operations of AO and certain related assets of the ceramic tile business of AWI, which were acquired by the Company from AWI on December 29, 1995. Because the Company's results for the three months ended March 31, 1995 do not reflect the AO Acquisition, the results for such periods are not directly comparable.

RESULTS OF OPERATIONS

  The following table sets forth certain operating data of the Company as a percentage of net sales for the periods indicated below:

                                                     THREE
                                                    MONTHS
                               YEAR ENDED            ENDED
                              DECEMBER 31,         MARCH 31,
                            --------------------  ------------
                            1993    1994   1995   1995   1996
                            -----   -----  -----  -----  -----
Net sales.................  100.0%  100.0% 100.0% 100.0% 100.0%
Cost of goods sold........   54.3    53.0   47.5   48.7   51.5
                            -----   -----  -----  -----  -----
Gross profit..............   45.7    47.0   52.5   51.3   48.5
Operating expenses........   35.7    33.5   36.4   37.4   34.9
                            -----   -----  -----  -----  -----
                             10.0    13.5   16.1   13.9   13.6
Non-recurring charges:
  Provision for merger in-
   tegration charges......    --      --     4.7    --     5.3
  Provision for special
   charges................   12.1     --     --     --     --
  Write-down of goodwill..   48.6     --     --     --     --
                            -----   -----  -----  -----  -----
Operating income (loss)...  (50.7)   13.5   11.4   13.9    8.3
Interest expense (net)....   10.5    10.3   11.4   11.0    7.8
Other (income) expense....    0.2    (0.3)  (0.6)  (1.3)  (0.3)
                            -----   -----  -----  -----  -----
Income (loss) before in-
 come taxes...............  (61.4)    3.5    0.6    4.2    0.8
Income tax provision (ben-   (0.7)    2.1    0.2    3.6    0.3
 efit)....................  -----   -----  -----  -----  -----
Net income (loss).........  (60.7)%   1.4%   0.4%   0.6%   0.5%
                            =====   =====  =====  =====  =====

 THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

  NET SALES. Net sales for the first quarter increased to $170.7 million in 1996 from $119.4 million in 1995, an increase of $51.3 million, or 43%. The increase in net sales was due to the inclusion of AO's operations in the 1996 first quarter and increased shipments to home improvement centers. Sales in Mexico (which accounted for 3% of consolidated sales in the first quarter of 1996) decreased approximately $3.0 million, principally as a result of translating peso revenues at devalued exchange rates and general economic conditions in Mexico.

  GROSS PROFIT. Gross profit increased $21.5 million, or 35.1%, to $82.7 million in the first quarter of 1996 from $61.2 million in the first quarter of 1995 principally as a result of the increase in net sales. Gross margin decreased in the first quarter of 1996 to 48.5% from 51.3% in the first quarter 1995 due to lower gross margins associated with sales made to independent distributors and unfavorable manufacturing variances in connection with inventory reductions.

  EXPENSES. Expenses increased to $68.5 million in the first quarter of 1996 from $44.7 million in the first quarter of 1995 due to the inclusion of AO's operations and $9.0 million of merger integration charges. Expenses as a percent of sales increased from 37.4% in 1995 to 40.2% in 1996 principally as a result of the 1996 merger integration charges. Excluding merger integration charges, expenses decreased to 34.9% of sales due to consolidation savings achieved by integrating sales forces, closing duplicative sales service centers and consolidating administrative functions. Additionally as mentioned above, sales made to independent distributors require lower operating expense levels which offset the lower gross margins generated through this channel.

  MERGER INTEGRATION CHARGES. In the first quarter of 1996, the Company recorded a pre-tax merger integration charge of $9.0 million for the closings of duplicative sales centers, duplicative distribution centers, and certain manufacturing facilities, as well as the incurrence of severance costs associated with the elimination of overlapping positions. The majority of the $9.0 million is a cash charge related to lease commitments associated with closings of duplicative sales centers and RDCs extending beyond 1996.

  OPERATING INCOME. Operating income decreased to $14.2 million in the first quarter of 1996 from $16.6 million in the first quarter of 1995 principally as a result of merger integration charges. Operating income increased to $23.2 million in 1996, excluding non-recurring merger integration charges, as compared to $16.6 million in 1995 as a result of the AO Acquisition and related cost savings offset in part by lower gross margins. The operating margin before non-recurring merger integration charges decreased principally as a result of lower gross margins, offset in part by lower operating expenses associated with sales to independent distributors.

  INTEREST EXPENSE (NET). Interest expense (net) of $13.3 million in the first quarter of 1996 was comparable to interest expense in the first quarter of 1995 of $13.1 million.

  INCOME TAXES. The income tax provision reflects effective tax rates of 38% and 84% for the three months ended March 31, 1996 and 1995, respectively. The high effective rate in 1995 reflects the inability to record a tax loss benefit in the United States due to the Company being in a net operating loss carryforward position for U.S. federal income tax purposes.

  NET INCOME. Net income increased to $0.9 million in 1996 from $0.8 million in 1995. Net income increased $5.7 million from $0.8 million in 1995 to $6.5 million in 1996, excluding the merger integration charges, principally as a result of improvements in operating income (excluding merger integration charges) offset in part by transaction gain reductions in 1996 as a result of the stabilizing of the peso in the first quarter of 1996.

  PESO-U.S. DOLLAR EXCHANGE RATE. The Company's Mexican facility is primarily a provider of ceramic tile to the Company's U.S. operations and in addition sells ceramic tile in Mexico. In the first quarter of 1996, sales in Mexico represented 3% of the Company's consolidated net sales. The Company's sales in Mexico are peso-denominated and primarily all of the Mexican facility's cost of sales and operating expenses are peso-denominated. In the first quarter of 1996, peso-denominated cost of sales and operating expenses represented 9% of the Company's consolidated cost of sales and expenses. The Company's exposure to exchange rate changes is favorable to operating results when the peso devalues against the U.S. dollar, since peso costs exceed peso revenues. As the peso appreciates against the U.S. dollar, the effect is unfavorable to the Company's operating results. In addition to exchange rate changes on operating results, foreign currency transaction gains or losses are recognized in other income and expense. During the first quarter of 1996, the Company recorded a transaction gain of approximately $0.8 million. Except for peso transactions, management utilizes foreign currency forward contracts to offset exposure to exchange rate changes, although the number and amount of such contracts are not significant. Since the exposure to the peso exchange rate change is favorable when the peso devalues against the U.S. dollar and management does not expect the peso to appreciate significantly against the U.S. dollar in the near term, management has not entered into peso currency forward contracts.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  NET SALES. Net sales for the year ended December 31, 1995 decreased to $474.8 million from $506.3 million in 1994, a decrease of $31.5 million, or 6.2%. The consolidated decrease of $31.5 million is primarily the result of the Mexican sales decline of $25.6 million as a result of translating peso revenues into U.S. dollars at lower exchange rates and adverse economic conditions in Mexico. Sales in the United States, which represented 94.0% of total Company sales, decreased $6.6 million, or 1.5%, while sales to Canada, which represented 1.0% of total Company sales, increased $0.7 million, or 13.0%. U.S. sales declined primarily as a result of decreases in the new residential housing sector of tile applications. Although the Company's sales were affected by the decline in the residential sector of tile applications, the 1.5% U.S. sales decline was less than the

7.0% decline in U.S. housing starts due to increased shipments to home center retailers, price increases, the opening of 13 new sales centers in 1995, the introduction of new high-end floor tile products, and increased sales in the commercial sector of tile applications.

  GROSS PROFIT. Gross profit increased $11.4 million, or 4.8%, to $249.4 million in 1995, from $238.0 million in 1994. The $31.5 million decrease in net sales was more than offset by a $42.9 million decrease in cost of sales resulting in a $11.4 million gross profit increase. Gross profit as a percentage of sales increased to 52.5% in 1995 from 47.0% in 1994. In 1995, the increases in gross profits and gross profit margin reflected the benefits of a new sales commission program which emphasized high margin products and new products in high-end floor tile applications. Additionally, the Company benefited from price increases in the United States, manufacturing efficiencies and the favorable impact on manufacturing costs resulting from the devaluation of the peso.

  EXPENSES. Total expenses in 1995 were $194.9 million, which included $22.4 million for merger integration charges described below, as compared to $169.7 million in 1994. Excluding merger integration charges, 1995 expenses were $172.5 million, as compared to $169.7 million in 1994, an increase of 1.6%. Expenses (excluding merger integration charges), as a percentage of sales, increased to 36.4% in 1995 from 33.5% in 1994. The increase of $2.8 million was the result of a $5.5 million increase in the first quarter offset by total reductions of $2.7 million in the final three quarters. In the first quarter, the Company was temporarily incurring excess costs to support duplicate distribution functions until the RDCs and related systems were fully implemented. Additionally, expenses increased in the first quarter due to new marketing programs and the start-up of ten sales centers opened in the first quarter of 1995. During the second quarter, management implemented a cost-reduction program, which resulted in decreased expenses in the final three quarters of 1995 compared to the final three quarters of 1994.

  MERGER INTEGRATION CHARGES. In the fourth quarter of 1995, the Company recorded a pre-tax merger integration charge of $22.4 million for the revaluation of certain assets in connection with the AO Acquisition. Also, in connection with the AO Acquisition and the Company's merger integration plans, the Company will close certain manufacturing facilities, as well as duplicative sales service centers, and will discontinue the use of certain equipment. The non-cash portion of the merger integration charges is approximately $20.2 million and represents the write-down of less efficient and duplicative equipment not needed in the combined Company. The cash portion of the merger integration charges is approximately $2.2 million, which primarily consists of leasehold commitments on equipment.

  OPERATING INCOME. Operating income decreased $13.8 million, or 20.2%, to $54.5 million in 1995, from $68.3 million in 1994. The decrease was primarily due to the merger integration charges of $22.4 million. Operating income (excluding merger integration charges) increased to $77.0 million, or 12.7%, in 1995 from $68.3 million in 1994 resulting in an increase in the operating margin (excluding merger integration charges), to 16.2% in 1995 from 13.5% in 1994. The operating margin increased as a result of improvements in gross profit, reflecting new high-end products, price increases, manufacturing efficiencies, a new commission structure and the favorable cost effects resulting from the devaluation of the Mexican peso.

  INTEREST EXPENSE (NET). Interest expense (net) increased by 4.0%, to $54.2 million in 1995 from $52.1 million in 1994 due to an increase in debt levels during the year to finance the construction of the El Paso facility and other expansions.

  INCOME TAX PROVISION. In 1995 and 1994, the income tax provision reflected an effective tax rate of 35.5% and 60.6%, respectively. Inflationary accounting required by Mexican tax law as a result of the 1995 peso devaluation significantly reduced the effective tax rate in Mexico. This reduction in the effective tax rate was offset primarily by the non-deductibility for U.S. tax purposes of the Company's goodwill amortization, resulting in an effective tax rate of 35.5%.

  The income tax provision for 1994 reflects a high effective tax rate due primarily to the non-deductibility for U.S. income tax purposes of the Company's goodwill amortization. Although the accreted interest on the

Zero Coupon Notes is not payable until their maturity date of July 15, 1998, the interest expense is deductible for tax purposes.

  NET INCOME. Net income decreased $4.8 million, or 69.0%, to $2.1 million in 1995 from $6.9 million in 1994 due to merger integration charges. Excluding merger integration charges, net income increased to $16.6 million, or 140.5%, in 1995 from $6.9 million in 1994. The increase (excluding merger integration charges) is primarily a result of the improved gross margins and to a lesser extent the reduction in the effective tax rate in 1995 as compared to 1994.

  PESO-U.S. DOLLAR EXCHANGE RATE. During 1995, the Mexican peso suffered an approximate 36% decline in value against the U.S. dollar. Since the Company incurs more peso-denominated costs than revenues generated in pesos, the effect on income from operations was favorable to the Company. Additionally, a foreign transaction gain of $4.1 million was realized due to settling of peso-denominated monetary liabilities in the United States after the devaluation. The devaluation also resulted in a non-cash reduction in stockholders' equity of approximately $22.3 million.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  NET SALES. Net sales for the year ended December 31, 1994 increased to $506.3 million, from $440.6 million in 1993, an increase of $65.7 million, or 14.9%. Same store sales (those sales centers open at least one full year) increased 14.0% in 1994. Sales in the United States, which represented 89.5% of total Company sales, increased $63.0 million, or 16.2%. The improvement in U.S. sales is attributable to growth in overall tile applications, additional penetration in existing markets, the continuing maturation of sales centers opened in 1992 and 1993 and growth in shipments to home improvement centers. In addition, the Company opened 12 new sales centers in the United States during 1994. Sales in Mexico increased $2.1 million, or 4.4%. Mexican operations have been impacted by political and economic uncertainties, as well as increased competition from domestic manufacturers.

  GROSS PROFIT. Gross profit increased $36.8 million, or 18.3%, to $238.0 million in 1994 from $201.2 million in 1993. Gross profit as a percentage of sales increased to 47.0% in 1994 from 45.7% in 1993. In 1994, the increase in the gross profit margin was due primarily to benefits from improved manufacturing efficiencies and the peso devaluation.

  EXPENSES. Total expenses in 1993 of $424.8 million, which included $53.2 million and $214.2 million for special charges and write-down of goodwill, respectively, decreased to $169.7 million in 1994 due to the non-recurrence of the special charges and write-down of goodwill. Expenses increased 7.9%, to $169.7 million in 1994 from $157.3 million in 1993, excluding special charges and write-down of goodwill. This increase resulted from costs associated with the 14.9% growth in sales associated with the six RDCs opened during the year and start-up expenses incurred to open the 12 new sales centers. These increases were partially offset by a decrease in amortization of goodwill due to the write-down of goodwill in 1993. Expenses as a percentage of sales decreased to 33.5% in 1994 from 35.7% in 1993 (excluding special charges and write-down of goodwill). This decrease resulted primarily from increasing sales in sales centers open at least one full year without a corresponding increase in these sales centers' operating expenses.

  OPERATING INCOME. Operating income increased to $68.3 million in 1994 from an operating loss in 1993 of $223.6 million. The increase was primarily due to the non-recurrence of the special charges and write-down of goodwill. Operating income increased to $68.3 million in 1994 from $43.9 million in 1993, resulting in an increase in the operating margin (excluding special charges and write-down of goodwill) to 13.5% in 1994 from 10.0% in 1993. The operating margin increased due to improvements in gross margins, operating efficiency improvements at the store level and the decrease in amortization of goodwill.

  INTEREST EXPENSE (NET). Interest expense (net) increased to $52.1 million in 1994 from $46.2 million in 1993, an increase of $5.9 million, or 12.8%, due to higher interest rates and higher debt levels during the year.

  INCOME TAX PROVISION (BENEFIT). In 1994, the income tax provision reflects an effective tax rate of 60.6% as compared to an income tax benefit in 1993 of 1.2%. The income tax provision for 1994 reflects a high effective tax rate due primarily to the non-deductibility for tax purposes of the Company's goodwill amortization. Although the accreted interest on the Zero Coupon Notes is not payable until their maturity date of July 15, 1998, the interest expense is deductible for tax purposes. In 1993, the lower than expected tax benefit was due to the non-deductibility for tax purposes of the write-down and amortization of goodwill and also due to the limitation for tax purposes of the loss carryback for recognition of a tax refund.

  NET INCOME (LOSS). Net income increased $274.6 million, to $6.9 million in 1994, from a loss in 1993 of $267.7 million, as a result of the non-recurrence of special charges and write-down of goodwill in 1993. Excluding the special charges and write-down of goodwill, net income increased $13.8 million, to $6.9 million in 1994, from a loss in 1993 of $6.9 million. Net income, excluding special charges and write-down of goodwill, increased as a result of increased operating income offset in part by increased interest expense.

  PESO-U.S. DOLLAR EXCHANGE RATE. During 1994, the peso declined 37% in value against the U.S. dollar, with the largest decline in December, when the peso decreased approximately 30% in value. Since the Company's Mexican subsidiaries incur more peso-denominated costs than revenues generated in pesos (due to dollar-denominated sales), the effect on income from operations was favorable to the Company. Additionally, a foreign transaction gain of $2.3 million was realized due to dollar-denominated monetary assets in Mexico exceeding dollar-denominated monetary liabilities. The devaluation also resulted in a reduction in stockholders' equity of approximately $33.6 million resulting from translating peso-denominated assets and liabilities into dollars.

  SPECIAL CHARGES. During the fourth quarter of 1993, following a review of its operations, the Company established provisions for a distribution enhancement program, revaluation of certain assets, and severance costs for retiring employees. As a result, the Company recorded a $53,233,000 special charge in the fourth quarter, which consisted of:


      Distribution enhancement program............................. $23,350,000
      Asset revaluation............................................  25,155,000
      Severance costs..............................................   4,728,000
                                                                    -----------
                                                                    $53,233,000
                                                                    ===========

  The primary components of the distribution enhancement program were $3,800,000 for facility consolidations, $6,406,000 for costs associated with inventory relocation, $5,795,000 for lease obligations related to excess facilities, and $7,349,000 for costs associated with the fourth quarter 1993 study and implementation of this program.

  In connection with the review, inventories and property, plant, and equipment were written down $25,155,000 in the fourth quarter of 1993. This write-down consisted of a $17,000,000 reserve for inventories which under the distribution enhancement program were not cost beneficial to relocate. The remainder of the $25,155,000 charge consisted of write-downs of $8,155,000 for manufacturing equipment which was replaced with more efficient technology.

  WRITE-DOWN OF GOODWILL. During the fourth quarter of 1993, management reviewed the operations referred to above under "Special Charges". In connection with this review, the Company assessed the carrying amounts of goodwill at each of the Company's business units. As a result, the Company recorded a $214,235,000 write-down of goodwill.

  The Mexican business units (Dal-Tile Mexico and Materiales) had not achieved expected operating results, due primarily to large increases in capacity added by other Mexican tile manufacturers in anticipation of strong growth in Mexico. An oversupply of production capacity throughout 1993 resulted in pricing pressures and a reduction of the Company's market share in Mexico. Additionally, the Mexican economy retreated during 1993. Exports to the United States market did not grow as expected due to downturns in the construction industry and continued recessionary conditions in California.

  The Company's subsidiary, Dal-Minerals, owns the mineral rights to significant reserves of talcose rock (talc). It was expected that the Company's usage of talc would significantly increase and that alternative uses of talc could be identified and economically exploited. The Company's use of talc was not significantly increased and the Company was unable to develop satisfactory alternative markets for talc.

  R&M, a distributor of refractories, projected its cash flows to significantly decline as more efficient technology replaced the use of refractories.

  Based on these assessments, management believed that goodwill was impaired at the business units referred to above. As a result, the fair value of these business units was estimated using independent firms and cash flow projections and compared to the carrying values of related assets. Accordingly, in 1993, the Company wrote-down related unamortized goodwill balances as set forth below:

      Dal-Tile Mexico and Materiales.............................. $ 97,658,000
      Dal-Minerals................................................   87,073,000
      R&M.........................................................   29,504,000
                                                                   ------------
                                                                   $214,235,000
                                                                   ============


QUARTERLY RESULTS

  The following table sets forth certain unaudited quarterly operating results for the quarter ended March 31, 1996 and the fiscal years ended December 31, 1995 and 1994. This information is unaudited but, in the opinion of the Company's management, includes all adjustments necessary for a fair presentation of the results of operations for such periods.

                                         FIRST     SECOND    THIRD     FOURTH
                                        QUARTER   QUARTER   QUARTER   QUARTER
                                        --------  --------  --------  --------
                                               (DOLLARS IN THOUSANDS)
Year Ended December 31, 1996
  Net sales............................ $170,674
  Gross profit.........................   82,734
  Operating income before non-recurring
   charges.............................   23,224
  Gross margin.........................     48.5%
  Operating margin before non-recurring
   charges.............................     13.6%
Year Ended December 31, 1995
  Net sales............................ $119,353  $116,602  $117,991  $120,865
  Gross profit.........................   61,243    61,414    62,570    64,220
  Operating income before non-recurring
   charges.............................   16,577    19,380    20,493    20,505
  Gross margin.........................     51.3%     52.7%     53.0%     53.1%
  Operating margin before non-recurring
   charges.............................     13.9%     16.6%     17.4%     17.0%
Year Ended December 31, 1994
  Net sales............................ $117,177  $129,568  $132,077  $127,486
  Gross profit.........................   53,468    60,250    63,286    61,032
  Operating income before non-recurring
   charges.............................   14,299    18,566    18,644    16,808
  Gross margin.........................     45.6%     46.5%     47.9%     47.9%
  Operating margin before non-recurring
   charges.............................     12.2%     14.3%     14.1%     13.2%

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company has adopted Statement 121 and, based on current circumstances, such adoption will not materially impact the Company's annual financial results.

  In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for stock-based compensation issued to employees. Statement 123 allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under APB Opinion No. 25, Statement 123 requires disclosure of the pro forma effect on net income and net income per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of Statement 123, if earlier. The Company continues to evaluate the provisions of Statement 123 and has not determined whether it will adopt the recognition and measurement provisions of Statement 123, which adoption the Company believes will not materially impact the Company's financial results.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company's principal sources of cash were from operating activities and bank borrowings. Cash used in operating activities was $21.0 million for the three months ended March 31, 1996 and cash provided by operating activities was $6.0 million for the same period in 1995. Cash was used in the three months ended March 31, 1996, principally to fund payments of trade accounts payable as a result of the timing of payments to vendors, capital expenditures and the payment of the $17.0 million semiannual interest due in respect to the Series A Notes and the Series B Notes. Cash provided by operating activities was $40.7 million in 1995 compared to $31.5 million in 1994. Cash flow from operations was the primary source of cash.

  On January 9, 1990, as part of the AEA Acquisition, the Company entered into the Series Note Agreement with respect to the Series A Notes and the Series B Notes and the Existing Bank Credit Agreement. The Series A Notes and the Series B Notes had an aggregate outstanding balance of $276.0 million on March 31, 1996. The Series A Notes and Series B Notes are payable in annual installments with the first installment of $44.0 million having been due on January 9, 1996 with additional annual installments, continuing through January 9, 2002. On January 9, 1996, the Company paid $44.0 million in principal on the Series A Notes and $17.0 million in interest on the Series A Notes and the Series B Notes; the payments were funded from cash and borrowings under the Existing Bank Credit Agreement. Interest payments in an amount equal to approximately $14.7 million on July 9, 1996, and declining thereafter with each principal payment, are payable in respect of the Series A Notes and Series B Notes on January 9 and July 9 of each year.

  On August 11, 1993, Dal-Tile issued $133.2 million principal amount at maturity of the Zero Coupon Notes (which are due July 15, 1998) from which it received gross proceeds of approximately $75.0 million and net proceeds of approximately $71.1 million after deducting fees and expenses. The net proceeds were used to make an equity contribution to Dal-Tile's wholly owned subsidiary, Dal-Tile Group, which used such amounts to reduce the outstanding principal amount under the Existing Bank Credit Agreement. The Zero Coupon
Note Indenture currently prohibits Dal-Tile from paying dividends on the Common Stock.

  Amounts available for borrowing under the Existing Bank Credit Agreement are limited to the lower of the commitment amount and a borrowing base amount calculated based on certain levels of inventories and accounts receivable. On March 31, 1996, the borrowing base calculation did not restrict the Company's availability under the Existing Bank Credit Agreement of $160 million. Outstanding borrowings at March 31, 1996 were $128.3 million, and additional availability was $31.7 million. Under the Existing Bank Credit Agreement, a commitment fee of 0.5% per annum of the unused line of credit is payable monthly. Outstanding borrowings under the Existing Bank Credit Agreement are payable in full on January 9, 1998. Dal-Tile's subsidiaries currently are prohibited from paying dividends or making loans or advances to Dal-Tile. Dal-Tile's subsidiaries also are prohibited from incurring additional debt and are required to maintain certain minimum levels of net worth (as defined in the Existing Bank Credit Agreement) and working capital and to satisfy a minimum quick ratio requirement as part of the Existing Bank Credit Agreement. The Company was in compliance with such covenants at March 31, 1996.

  In connection with the AO Acquisition, the Company received $27.6 million in cash, which is included in the March 31, 1996 Consolidated Financial Statements as cash. The Company had an additional $11.5 million in cash balances, for total cash balances of $39.1 million at March 31, 1996.

  The Company's liquidity requirements arise primarily from working capital needs, which consist principally of inventory and accounts receivable, capital expenditures and debt service. Cash used in financing activities was approximately $7.2 million for the three months ended March 31, 1996, which reflected borrowings under the Existing Bank Credit Agreement to repay $44.0 million in principal under the Series A Notes and $17.0 million in interest on the Series A Notes and the Series B Notes. Cash provided by financing activities was $24.2 million for the year ended December 31, 1995 (excluding $27.6 million from proceeds of the sale of capital stock to AWI), which primarily reflects borrowings under the Existing Bank Credit Agreement and, to a lesser extent, vendor borrowings to finance certain machinery and equipment at the new El Paso wall tile manufacturing facility plant. Cash used in financing activities was $8.4 million for the year ended December 31, 1994, which reflected repayments under the Existing Bank Credit Agreement.

  The Company is undertaking the Refinancing to improve its financial and operating flexibility, to reduce its interest expense and to extend the amortization of its senior indebtedness.

  The Company plans to use the $27.6 million cash proceeds from the AO Acquisition to redeem $32.6 million aggregate principal amount at maturity ($26.0 million aggregate accreted value at the Redemption Date) of the Zero Coupon Notes at a redemption price of 106% of their accreted value on the Redemption Date.

  Additionally, the Company expects to enter into the New Bank Credit Agreement contemporaneously with the closing of the Offerings and the Private Placement. The Refinancing is expected to be completed simultaneously with or shortly after the closing of the Offerings and the Private Placement. The Company will use the net proceeds of the Offerings and the Private Placement and the borrowings under the New Bank Credit Agreement: (i) to effect the Zero Coupon Tender Offer and the Zero Coupon Solicitation; (ii) to repay in full outstanding borrowings by Dal-Tile's wholly owned subsidiary, Dal-Tile Group, under the Existing Bank Credit Agreement; (iii) to repay $176.0 million of the Series A Notes and $100.0 million of the Series B Notes; and (iv) to pay accrued interest and estimated prepayment premiums on certain debt to be repaid, the Termination Fee of $4.0 million and fees and expenses; provided, however, that the net proceeds from the Offerings will not be used to repay Series A Notes or Series B Notes. In connection with the Refinancing, the Company will record an extraordinary charge of $21.1 million, net of tax, for the write off of existing deferred financing fees, the Termination Fee and prepayment premiums on certain debt to be repaid. This charge will be recorded in the Company's third quarter of 1996 upon completion of the Refinancing. See "Unaudited Pro Forma Consolidated Financial Information".

  The New Term Loan will be $275.0 million and the New Revolving Credit Facility will be $250.0 million. Loans under the New Bank Credit Agreement will bear interest at variable rates. The Company will be required to make annual amortization payments in respect of the New Bank Credit Agreement. See "Refinancing", "Capitalization" and "Description of Certain Indebtedness--New Bank Credit Agreement".

  The Company believes that existing cash balances and cash flow from operating activities (if generated as anticipated) together with borrowings available under the New Bank Credit Agreement will be sufficient to fund future working capital needs, capital spending requirements and debt service requirements of the Company in the forseeable future.

  Capital expenditures were $14.2 million and $29.4 million for the years ended December 31, 1994 and 1995 respectively, and were $5.7 million for the three months ended March 31, 1996. The expenditures during 1995 were used to fund the construction of the El Paso plant, routine capital expenditures and leasehold improvements of new sales centers. The expenditures during 1996 were used to fund routine capital improvements. During 1996 and 1997 the Company plans to spend approximately $50.0 million (of which $5.7 million has been expended through March 31, 1996) and $50.0 million, respectively, to expand its manufacturing capacity, improve manufacturing efficiencies, upgrade its research and development facilities, integrate the Company's and AO's management information systems, make leasehold improvements at certain sales centers and fund routine capital maintenance. As of March 31, 1996, the Company had entered into commitments of approximately $10.0 million for these expansion plans. The Company estimates total cash AO merger integration costs of approximately $17.0 million pertaining to severance and lease commitments for manufacturing, distribution and corporate facility consolidations, as well as elimination of duplicate and overlapping positions. Of this amount, the Company incurred cash costs of $6.1 million in connection with the AO merger integration in the first quarter of 1996. The Company believes cash generated from operations and availability under the New Bank Credit Agreement will be sufficient to fund expansion of its manufacturing facilities and merger integration costs.

  In 1994, the Company began implementation of its distribution enhancement program. This program centered around the six RDCs which began operations in 1994. During 1995, the costs associated with this program were completed. Costs of $10.8 million relating to the completion of the RDC infrastructure and consolidation with the Company sales centers were fully implemented. In addition, costs of $1.4 million relating to severance payments for executives and other employees were incurred in 1995. The AO Acquisition has prompted the Company to reevaluate the RDC system, including location of the RDCs and product flow through the RDCs. As a result of this evaluation, the Company anticipates closing two RDCs.

  At March 31, 1996, the Company's accumulated deficit was $265.1 million. The Company believes that the deficit has not affected its ability to obtain financing or negotiate favorable terms with its vendors due in part to working capital of $165.1 million at March 31, 1996 and additional availability of $31.7 million under the Existing Bank Credit Agreement at March 31, 1996.

  The peso devaluation and economic uncertainties in Mexico are not expected to have a significant impact on the Company's liquidity. Since the Company has no peso-based borrowings, high interest rates in Mexico are not expected to directly affect the Company. The Company may encounter changes in its credit terms to Mexican customers; however, the consolidated impact is not expected to be material. Since the Company's Mexican subsidiaries incur more peso-denominated costs than revenues generated in pesos, the effect of any peso devaluation on income from operations has been favorable to the Company.

  The Company is involved in various judicial and administrative proceedings relating to environmental matters. The Company is currently engaged in environmental investigation and remediation programs at certain sites relating to activities prior to the AEA Acquisition and AO Acquisition, respectively. The Company maintains a reserve for remediation relating to environmental conditions and activities existing prior to the AEA Acquisition and is entitled to indemnification with respect to certain expenditures incurred in connection with environmental matters. It does not expect the ultimate liability with respect to such investigation and remediation activities to have a material effect on the Company's liquidity and financial condition. In addition, with respect to the investigation and remediation programs relating to environmental conditions and activities prior to the AO Acquisition, the Company believes that, based on currently available information and the terms and conditions of AWI's indemnification obligations under the AO Acquisition Agreement (as defined below), any liability of AO that is reasonably likely to arise with respect to such sites would not result in a material adverse effect on the Company. See "Business--Environmental Regulation".

  The United States is a party to GATT. Under GATT, the United States currently imposes import duties on ceramic tile from non-North American countries at 17%, to be reduced ratably to 8 1/2% by 2005. Accordingly, GATT may stimulate competition from non-North American manufacturers who now export, or who may seek to export, ceramic tile to the United States. The Company cannot predict with certainty the effect that GATT may have on the Company's operations.

  In 1993, NAFTA was approved by Mexico, the United States, and Canada. NAFTA has, among other things, removed and will continue to remove, over a transition period, most normal customs duties imposed on goods traded among the three countries. In addition, NAFTA will remove or limit many investment restrictions, liberalize trade in services, provide a specialized means of settlement of, and remedies for, trade disputes arising under NAFTA, and will result in new laws and regulations to further these goals. Although NAFTA lowers the tariffs imposed on the Company's ceramic tile manufactured in Mexico and sold in the United States, it also may stimulate competition in the United States and Canada from manufacturers located in Mexico. The United States currently imposes import duties on ceramic tile from Mexico of 13%, although these duties on imports from Mexico are being phased out ratably under NAFTA over a 13-year period. It is uncertain what ultimate effect NAFTA will have on the Company's results of operations.

EFFECTS OF INFLATION

  The Company believes it has generally been able to increase selling prices and enhance productivity to offset increases in costs resulting from inflation in the United States and Mexico. Inflation has not had a material impact on the Company's results of operations during the years ended 1993, 1994 and 1995. Approximately 80.0% of the Company's inventory is valued using the LIFO inventory accounting method. Therefore, current costs are reflected in cost of sales rather than in inventory balances. The impact of inflation in Mexico is uncertain at this time.

                             CERAMIC TILE INDUSTRY

  Since 1991, the U.S. ceramic tile industry has grown at a faster rate than overall U.S. construction activity. The Company believes that such growth is attributable primarily to ceramic floor tile's increasing share over other types of floor coverings and expects this trend to continue. Within the U.S. floor covering business, ceramic floor tile principally competes with carpet, resilient flooring, wood flooring, marble and other stone products. Within the U.S. wall covering business, ceramic tile principally competes with paint, wall paper, laminates, fiberglass, corian, marble, granite and wood paneling. Since 1991, U.S. ceramic tile sales (by unit volume) are estimated to have increased at a compound annual rate of 9.5% from approximately 916 million square feet in 1991 to approximately 1.32 billion square feet in 1995. During this same period, the U.S. new construction market increased at a 6.9% compound annual rate. Despite an increase of approximately 39% in U.S. per capita ceramic tile consumption from 3.6 square feet in 1991 to 5.0 square feet in 1995, the United States continues to lag significantly behind the per capita ceramic tile consumption in many Western European countries.

  The Company believes that a majority of U.S. ceramic tile sales (by unit volume) in 1995 was comprised of floor tile and that floor tile has been steadily increasing its share of U.S. ceramic tile sales since 1991. U.S. ceramic tile unit sales increased at a compound annual rate of 9.5% from 1991 to 1995, primarily as a result of ceramic floor tile increasing its share of the new residential and residential remodeling segments relative to other flooring products. During the same period, unit volume sales for carpet, resilient flooring and wood flooring products increased at compound annual rates of 6.2%, 4.4% and 8.2%, respectively, while the approximately 23 billion square foot U.S. floor covering market increased at a compound annual rate of 5.9%. A high percentage of U.S. ceramic floor tile sales are contributed by imported products. The Company believes that the large percentage of ceramic floor tile imports into the United States primarily is attributable to the relative cost position of, and style and design innovation by, European producers. In the Company's opinion, these advantages have narrowed as a result of an increasing focus on style and design by American manufacturers, as well as the introduction in the United States of new technology such as fast-fire kilns and glaze application equipment which have significantly improved floor tile's fashion orientation. This technology also has served to lower manufacturing costs through reduced cycle times, increased yields and improved labor productivity.

  The U.S. wall tile segment consists primarily of 4 1/4 and 6 inch square tile and a variety of complementary trim and angle pieces. Domestic tile manufacturers represent the majority of the U.S. wall tile segment. Although there is no technological or economic barrier to entry in the U.S. wall tile segment, the Company believes that foreign manufacturers generally have not offered the breadth of trim and angle pieces necessary for a competitive wall tile product offering. Traditionally, foreign applications have not utilized the breadth of trim and angle pieces of comparable U.S. applications. In addition, wall tile manufacturers must develop capabilities to achieve consistent color shades for both different production runs and the corresponding trim and angle pieces to be utilized in a specific application. As the number of colors, textures and finishes in a product offering increases, this manufacturing process becomes more complex, particularly in terms of color shading consistency.

  Ceramic tile is used for residential and commercial applications (new construction as well as remodeling). Glazed wall tile is used for interior walls, shower walls, countertops, vanity tops, ceilings and kitchen backsplashes, as well as light duty residential floors. Ceramic floor tile is common in commercial and residential floors, walls, countertops, patios and exterior cladding. Unglazed mosaic tile typically is applied in commercial walls and floors, as well as in decorative murals and logos. Glazed mosaics are commonly used in light usage areas as a complement to the unglazed mosaic products, kitchen backsplashes, shower walls, and as a decorative accent blended into unglazed mosaics. Both glazed and unglazed mosaic tile are also commonly used in bathrooms for residential and commercial purposes.

  The U.S. ceramic tile industry is highly fragmented at both the manufacturing and distribution levels. In 1995, approximately 59% of U.S. ceramic tile sales consisted of imports, including the approximately 10% of ceramic tile sold in the United States that was manufactured by the Company in Mexico. Historically, U.S. ceramic tile imports were principally from Italian manufacturers, as well as from Mexican, Spanish and Brazilian manufacturers. In recent years, Mexican manufacturers (including the Company) have increased their export sales to the United States because of weakness in the Mexican economy and improvement in their relative cost position due to the devaluation of the peso. The United States currently imposes import duties on ceramic tile from Mexico of 13%, although these duties on imports from Mexico are being phased out ratably under NAFTA over a 13-year period. Under GATT, the United States currently imposes import duties on ceramic tile from non-North American countries at 17%, to be reduced ratably to 8 1/2% by 2005.

  The U.S. ceramic tile industry distributes its products through three distinct distribution channels which, in general, target specific applications. The industry's largest distribution channel is the independent distributor channel consisting of both independent ceramic tile wholesalers and floor covering wholesalers. The Company believes that this channel represents approximately one-half of the U.S. ceramic tile industry's unit volume sales and that this channel is highly fragmented, consisting of thousands of distributors, including many single store operations. Foreign manufacturers primarily utilize this distribution channel to access U.S. consumers of ceramic tile. The independent distributor's largest selling product is floor tile and this channel primarily targets residential remodeling and new residential construction applications. The Company believes that ceramic tile manufacturer-operated sales centers represent approximately one-third of the U.S. ceramic tile industry's unit volume sales. Sales centers primarily serve residential new construction applications, as well as commercial new construction and remodeling applications. The Company believes that the remainder of the U.S. ceramic tile industry's unit volume sales is distributed through home center retailers. Home center retailers primarily serve residential remodeling applications. In addition, the Company believes that home center retailers have increased consumer awareness and accessibility of ceramic tile.

  On large commercial and residential projects, ceramic tile manufacturers often seek to work directly with architects, builders, developers and design professionals on aesthetic, technical and service considerations in an attempt to obtain specifications for use of their products. On smaller residential and commercial projects, consumers typically contact tile contractors for product and installation advice. Ceramic tile contractors often influence purchasing decisions and, in the Company's opinion, seek to purchase from a supplier with high quality standards, a broad product line, local distribution and competitive prices.

                                   BUSINESS

  The Company believes that it is the largest manufacturer, distributor and marketer of ceramic tile in North America, and one of the largest in the world. The Company produces and distributes a broad line of high quality wall tile and floor tile products for both residential and commercial applications, marketed primarily under its Daltile and American Olean brand names. The Company's strengths include (i) the U.S. ceramic tile industry's broadest distribution system, consisting of Company-operated sales centers, independent distributors and home center retailers, (ii) leading brand names, (iii) North America's largest ceramic tile manufacturing capacity, with manufacturing plants in the United States and Mexico, and (iv) the U.S. ceramic tile industry's most comprehensive product offering, including glazed and unglazed ceramic tile, stone products and installation materials and tools. From 1985 through 1995, the Company's net sales have increased from $169.1 million to $474.8 million, exclusive of the AO Acquisition described below.

  On December 29, 1995, the Company acquired AO and certain related assets of the ceramic tile business of AWI. As a result of the AO Acquisition, the Company has increased its presence in all ceramic tile applications and distribution channels and expects to achieve significant cost savings. The Company believes, inclusive of AO, that it had an approximately 27% unit share of the 1.32 billion square feet of ceramic tile sold in the United States in 1995, which was significantly greater than the Company's nearest competitor. Pro forma for the AO Acquisition, the Company's net sales and operating income for the fiscal year ended December 31, 1995 were $724.4 million and $117.2 million, respectively. See "Unaudited Pro Forma Consolidated Financial Information".

COMPANY ATTRIBUTES AND OPERATING STRATEGIES

  The Company believes that it is well positioned to capitalize on the growing demand for ceramic tile. The following attributes and operating strategies have enabled the Company to achieve its current market presence and should serve as a basis for the Company's future growth and profitability:

 . INDUSTRY'S BROADEST DISTRIBUTION NETWORK. The Company's products are sold through (i) Company-operated sales centers, (ii) independent distributors, and (iii) home center retailers. The Company's sales center network consists of approximately 235 Company-operated sales centers (after giving effect to the anticipated closing of redundant sales centers in connection with the AO Acquisition) in 44 states, which is the largest wholesale distribution network in the U.S. ceramic tile industry, serving customers in all 50 states. The sales centers function as a "one-stop" source for ceramic tile, stone products and allied products, serving tile contractors, architects, design professionals, builders and developers. As a result of the AO Acquisition, the Company also markets its products to over 100 independent distributor locations for resale to retail outlets. In addition, the Company believes that it is one of the U.S. ceramic tile industry's largest suppliers to the DIY and BIY markets by supplying home center retailers, including The Home Depot, Lowe's, Menards and Payless Cashways. The home center retailer channel has provided the Company with new sources of sales over the past five years. Sales to both independent distributors and home center retailers are expected to present significant growth opportunities for the Company.

 . LEADING BRAND NAMES MARKETED THROUGH TARGETED DISTRIBUTION CHANNELS. The
  Company believes that it has two of the leading brand names in the U.S. ceramic tile industry--Daltile and American Olean--and has recently established the new Homesource brand name. The Company's strategy is to independently market each of its brands to create brand differentiation within its respective customer segments. Company-operated sales centers principally distribute the Daltile brand, while the American Olean brand is principally marketed through independent distributors. In addition to distributing the Daltile and American Olean brands, home center retailers distribute the newly established home center brand--Homesource.

 . NEW PRODUCT DEVELOPMENT DRIVEN BY TECHNOLOGICAL INNOVATION. The Company believes that, due to technological innovations, the U.S. ceramic tile industry is increasing its fashion orientation, particularly in floor tile. The Company has developed capabilities to produce fashionable and innovative tile products and to simulate natural products such as stone, marble and wood. In order to capitalize on the increasing demand for, and higher margins generated by, fashion-oriented tile products, the Company has (i) increased the number of new floor tile product introductions, (ii) focused on shortening product introduction cycle time, (iii) expanded its relationships with leading glaze and equipment manufacturers, (iv) focused on evolving consumer preferences to deliver products consistent with current design trends, and
  (v) increased its investment in research and development to further develop new products and manufacturing capabilities.

 . BROAD AND DIFFERENTIATED PRODUCT LINE. The Company offers the most comprehensive product line in the U.S. ceramic tile industry, including glazed floor tile, glazed wall tile, glazed and unglazed mosaic tile, porcelain tile, quarry tile, stone products and allied products. In addition, the Company believes that it produces one of the industry's largest offerings of colors, textures and finishes and that its ability to efficiently manufacture the industry's largest offering of trim and angle pieces differentiates the Company from many of its competitors, including foreign ceramic tile manufacturers. Management believes that the Company's comprehensive product line, including its trim and angle pieces and fashion-oriented tile products, results in an average selling price for Company-produced tile that is higher than the industry average. The Company also sells products manufactured by third parties for resale, including ceramic tile and allied products, which constituted approximately 30% of net sales in 1995, inclusive of AO. The Company intends to increase the amount of Company-manufactured products as a percentage of net sales, which products historically have generated higher margins than products purchased for resale.

 . LOW COST MANUFACTURING. The Company has annual manufacturing capacity of approximately 311 million square feet, the largest ceramic tile manufacturing capacity in North America. The Company's lowest cost manufacturing facility is located in Monterrey, Mexico and represents approximately 40% of the Company's manufacturing capacity. In addition, as a result of the AO Acquisition, the Company has the contractual right to be supplied with an additional 24 million square feet of floor tile annually by a Mexican joint venture. In 1995, the Company initiated full production at its newest facility, a highly automated wall tile plant in El Paso, Texas. Since 1991, the Company (exclusive of AO) has invested approximately $90 million in capital expenditures, including approximately $63 million in new plants and state-of-the-art equipment to increase manufacturing capacity, improve efficiency and develop new manufacturing capabilities. Over the next 18 months, the Company intends to further increase capacity at its existing floor tile factories in the United States and Mexico. The Company believes that additional manufacturing investments will continue to generate attractive rates of return due to the Company's economies of scale in manufacturing and its broad distribution network, thereby allowing the Company to spread fixed costs over a wider sales base.

SIGNIFICANT BENEFITS RESULTING FROM THE AO ACQUISITION

  In addition to providing the Company with one of the U.S. ceramic tile industry's leading brands and product lines and a significantly increased presence in the independent distributor channel, the AO Acquisition provides the Company with the opportunity to achieve significant cost savings and sales diversification.

 . COST SAVINGS. The Company expects to achieve significant cost savings as a result of the AO Acquisition by (i) consolidating manufacturing facilities,
  (ii) restructuring its sales organizations, and (iii) eliminating duplicative administration functions. The Company believes that the operational changes implemented to date will enable it to achieve annual cost savings of approximately $34.9 million (of which approximately $26.8 million is expected to be realized in 1996, and the full amount is expected to be realized beginning in 1997). These cost savings include $10.1 million attributable to reductions in depreciation and amortization expense pursuant to purchase accounting. In connection with these operational changes, the Company has recorded non-recurring pre-tax merger integration charges of $9.0 million in the three months ended March 31, 1996 and $22.4 million in the fiscal year ended December 31, 1995. In addition to the operational changes implemented to date, the Company intends to implement additional cost saving initiatives, which the Company believes will enable it to realize significant additional cost savings.

  THE ANTICIPATED COST SAVINGS DESCRIBED HEREIN ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY THE COMPANY THAT, ALTHOUGH CONSIDERED REASONABLE BY THE COMPANY, ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND OTHER UNCERTAINTIES. THERE CAN BE NO ASSURANCE THAT SUCH COST SAVINGS WILL BE ACHIEVED OR THAT THE BENEFITS OF SUCH COST SAVINGS WILL NOT BE MITIGATED BY OTHER FACTORS AFFECTING THE COMPANY'S PERFORMANCE. SEE "RISK FACTORS--RISKS RELATED TO REALIZING BENEFITS FROM AO ACQUISITION".

 . SALES DIVERSIFICATION. As a result of the AO Acquisition, the Company is diversified both in its business mix and geographical presence. The Company believes that its sales are relatively evenly distributed between residential and commercial applications. In addition, AO's significant presence in the northeast and midwest regions of the United States complements the Company's long-standing presence in the west and sunbelt regions of the United States.

DISTRIBUTION, SALES AND MARKETING

  The Company distributes its products through three separate distribution channels consisting of (i) Company-operated sales centers, (ii) independent distributors, and (iii) home center retailers. The Company has organized its business into three strategic business units to address the specific customer needs of each distribution channel. Each strategic business unit is supported by a dedicated sales force.

  The Company has a network of regional distribution centers located strategically throughout the United States in order to improve customer service in each distribution channel through shorter lead times, increased order fill rates and improved on-time deliveries to its customers. In addition, the RDCs enhance the Company's ability to plan and schedule production and to manage its inventory requirements.

 COMPANY-OPERATED SALES CENTERS

  The Company primarily distributes its Daltile brand products through its network of approximately 235 Company-operated sales centers in North America (after giving effect to the anticipated closing of redundant sales centers in connection with the AO Acquisition) in 44 states, which is the largest wholesale distribution network in the U.S. ceramic tile industry, serving customers in all 50 states. For the fiscal year ended December 31, 1995, approximately 87% of the Company's net sales (exclusive of AO net sales) were made through its sales center distribution system in the United States and Canada. Giving effect to the AO Acquisition on a pro forma basis would have reduced the sales center contribution to approximately 80% of net sales in 1995 due to the addition of AO's network of independent distributors and AO's sales to home center retailers.

  In addition to sales center staff, this distribution channel is supported by a dedicated sales force of over 100 people. The Company's Daltile brand also has a dedicated group of over 40 sales representatives for the architectural community. The architectural community exercises significant influence over the specification of products utilized in commercial applications.

  The Company has designed each sales center to serve as a "one-stop" source that provides its customers with one of the U.S. ceramic tile industry's broadest product lines--a complete selection of glazed floor tile, glazed wall tile, glazed and unglazed mosaic tile, porcelain tile, quarry tile, stone products and allied products. In addition to products manufactured by the Company, the sales centers carry a selection of other products to provide customers with a broader product line. The sales centers generally range in size from 2,000 to 30,000 square feet, with a typical center occupying approximately 12,000 square feet. The sales centers consist of a showroom dedicated to displaying the Company's product offerings together with office space and a warehouse in which inventory is stocked. Sales center displays and inventories are designed to reflect local consumer preferences. The Company's sales centers generally are located in light industrial areas rather than retail areas and generally occupy moderately priced leased space under short-term leases.

  The Company has expanded its sales center distribution system from 152 U.S. sales centers in 1991 to approximately 270 U.S. sales centers, which includes 61 sales centers acquired in the AO Acquisition, as of December 31, 1995. The Company is in the process of consolidating its sales center network and expects to reduce its total sales centers to approximately 235 by early 1997. Beginning in 1997, the Company may open additional sales centers in areas where factors such as population, construction activity, local economic conditions and usage of tile create an attractive environment for a sales center. From time to time, the Company closes sales centers in locations where economic and competitive conditions have changed.

 INDEPENDENT DISTRIBUTORS

  As a result of the AO Acquisition, the Company significantly expanded its presence in the independent distributor channel. The Company believes that this channel represents approximately one-half of the U.S. ceramic tile industry's unit volume sales. The independent distributor channel is the largest channel for ceramic floor tile and is expected by the Company to present a significant growth opportunity for the Company. The Company has a dedicated business unit, which includes 11 regional sales managers, to serve the particular requirements of this channel. The Company currently distributes the American Olean brand through approximately 100 independent distributor locations who service retail outlets. The Company's strategy is to increase its presence in the independent distributor channel, particularly in floor tile products.

  Sales within Mexico are made primarily through a network of independent retailers who are principally supplied by the Company's Monterrey, Mexico manufacturing facility.

 HOME CENTER RETAILERS

  The Company also believes that it is one of the U.S. ceramic tile industry's largest suppliers to the DIY and BIY markets by supplying home center retailers, such as The Home Depot, Lowe's, Menards and Payless Cashways, serving more than 1,000 home center retail outlets nationwide. The home center retailer channel has provided the Company with new sources of sales over the past five years, having grown from a nominal amount in 1991 to approximately $60 million in 1995 on a pro forma basis inclusive of AO. Sales to home center retailers are expected to continue presenting significant growth opportunities for the Company.

ESTABLISHED BRANDS AND SPECIAL MARKETING PROGRAMS

  The Company believes that it has two of the leading brand names in the U.S. ceramic tile industry--Daltile and American Olean--and has recently established the new Homesource brand name. Daltile and American Olean have each been marketed for more than 30 years and have achieved high brand recognition among customers.

  The Company-operated sales centers distribute the Daltile brand, which was repositioned in the marketplace in 1996. This repositioning included the introduction of an updated product array, a new logo, new sampling materials and a fully integrated marketing program, all emphasizing a new focus on fashion. The product offering was streamlined based on the Company's assessment of the needs of professional installers, designers, architects and builders, as well as a review of competitive product offerings. The marketing program includes advertising to targeted customer segments, public relations support, merchandising (displays/sample boards, chip chests), literature/catalogs and an internet website. Through its Daltile brand, the Company provides the most comprehensive product offering in the U.S. ceramic tile industry.

  The American Olean brand consists of a full product offering and is distributed primarily through independent distributors. The brand is supported by a fully integrated marketing program, including trade publication advertising, consumer advertising, public relations efforts, cooperative advertising programs for dealers and distributors, displays, merchandising (sample boards, chip chests), and literature/catalogs.

  In addition to distributing the Daltile and American Olean brands, home center retailers distribute a newly established home center brand--Homesource. The Homesource brand includes a targeted product offering, customized point of sale displays and merchandising, cooperative advertising support, literature/ catalogs and sampling materials.

   The Company also has special marketing programs with the following established brands: Kohler(R) for bathroom and kitchen fixture color coordination; and Laura Ashley(R) for home furnishing accessories coordination. Through such programs, the Company develops ceramic tile products and merchandising programs to complement these other product lines. The Company believes its brands and the special marketing programs increase the value of its tile products through differentiation.

PRODUCTS AND PRODUCT DEVELOPMENT

  The Company manufactures and sells different types of ceramic tile in various sizes and styles for commercial and residential use, as well as related trim and angle pieces. The Company also sells stone and quarry-related products and allied products purchased from third-party manufacturers. Management believes that "one-stop shopping", which requires a full product line at each of its Company-operated sales centers, is an important competitive advantage in servicing its core customers, especially tile contractors.

  For the fiscal year ended December 31, 1995, approximately 70% of Company net sales (exclusive of AO net sales) were Company-manufactured products, with the remainder being provided by other domestic manufacturers, as well as foreign manufacturers located principally in Italy, Spain and Japan. This percentage would not have materially changed in 1995 as a result of the AO Acquisition. The Company intends to increase the amount of Company-manufactured products as a percentage of net sales.

  The Company believes that, due to technological innovations, the U.S. ceramic tile industry is increasing its fashion orientation, particularly in floor tile. The Company has developed capabilities to produce fashionable and innovative tile products and to simulate natural products such as stone, marble and wood. In order to capitalize on the increased demand for, and high margins available from, fashion-oriented tile products, the Company has (i) increased the number of new floor tile product introductions, (ii) focused on shortening product introduction cycle time, (iii) expanded its relationships with leading glaze and raw material manufacturers, (iv) focused on consumer preferences to deliver products consistent with current design trends, and (v) increased its investment in research and development to further develop new products and manufacturing capabilities.

CUSTOMERS

  The Company's core customers consist of large and small tile contractors, architects, design professionals, builders, developers, independent distributors and flooring dealers. The Company also sells to the DIY and BIY market through relationships with home center retailers, such as The Home Depot, Lowe's, Menards and Payless Cashways, and is a significant supplier to this channel. The Company has a broad and diversified customer base, consisting of more than 30,000 active accounts in the United States.

  The Company also has sales to over 250 national accounts, including recognized national restaurant chains, such as McDonald's, Wendy's, Taco Bell and Denny's, and other national chain stores, such as Barnes & Noble book stores, Wal-Mart stores, and Exxon service stations.

  The Company does not rely on any one customer or group of customers for a material amount of its net sales. The Company's largest customer for the fiscal year ended December 31, 1995 accounted for approximately 6% of net sales (inclusive of AO net sales), and the Company's ten largest customers accounted for approximately 13% of net sales (inclusive of AO net sales) in such period.

MANUFACTURING

  The Company operates 11 manufacturing facilities with an aggregate annual manufacturing capacity of 311 million square feet. Since 1991, the Company (exclusive of AO) has invested approximately $90 million in capital expenditures, including approximately $63 million in new plants and state-of-the-art equipment to increase manufacturing capacity, improve efficiency and develop new capabilities. During such period, manufacturing capacity expanded from 203 million square feet in 1991 to 311 million square feet in 1995. As a result of the AO Acquisition, the Company also has a 49.99% interest in RISA, a Mexican joint venture with Interceramic, which, pursuant to contractual arrangements, will supply the Company, at the Company's option, with up to 24 million additional square feet of floor tile annually. In June 1996, the Company acquired an option to purchase a floor tile facility with an annual manufacturing capacity of approximately 10 million square feet in North Carolina, which the Company expects to exercise by the end of July 1996.

  The Company's largest and lowest cost manufacturing facility, which represents approximately 40% of the Company's annual manufacturing capacity, is located in Monterrey, Mexico. The Company's newest manufacturing plant is a state-of-the-art wall tile facility in El Paso, Texas with capacity of 20 million square feet. The Company believes that its El Paso facility is one of the lowest cost wall tile facilities in the United States, primarily as a result of the facility's high kiln recovery and high productivity rates. The Company's manufacturing organization also creates additional competitive advantages for the Company due to its ability to manufacture a differentiated product line consisting of one of the industry's broadest product offerings of colors, textures and finishes, as well as the industry's largest offering of trim and angle pieces and in its ability to utilize the industry's newest technology. The Company's manufacturing strategy is to maximize production at its lowest cost manufacturing facilities, continue ongoing improvements by implementing demonstrated best practices, seek opportunities to specialize its factories by product line and continue to invest in manufacturing technology to lower its costs, develop new capabilities and expand capacity.

  The following table summarizes the products currently manufactured at the Company's facilities:

      FACILITY              PRODUCT TYPE
      --------              ------------
      Fayette, AL (1)...... Unglazed quarry tile
      Pocatello, ID........ Glazed porcelain tile
      Lewisport, KY (1).... Unglazed quarry tile
      Monterrey, Mexico.... Glazed wall tile; Glazed floor tile; Glazed mosaics
      Olean, NY (1)........ Unglazed ceramic mosaic tile
      Gettysburg, PA....... Glazed and unglazed mosaic tile
      Jackson, TN (1)...... Glazed mosaic tile
      Conroe, TX........... Glazed floor tile
      Dallas, TX........... Glazed wall tile
      El Paso, TX.......... Glazed wall tile
      Coleman, TX.......... Unglazed quarry tile

- --------
(1) Acquired as part of the AO Acquisition.

  The Company commenced operations in Mexico at its Monterrey facility in 1955 and, since then, has been manufacturing products at this facility for U.S. and Mexican consumption. Throughout its history, the Monterrey facility has produced ceramic tile which meets U.S. quality standards as defined by the American National Standards Institute. The Monterrey location contains five distinct manufacturing facilities, three of which produce ceramic tile, one of which produces frit (ground glass) and one of which produces refractories.

  As a result of the AO Acquisition, the Company has evaluated all of its manufacturing facilities and has begun to consolidate its manufacturing network. The Company consolidated its wall tile production at the end of the first quarter of 1996 by closing its Lansdale and Jackson wall tile facilities. See "Risk Factors". In addition, the Company plans to consolidate a portion of its mosaic tile production in late 1996.

RAW MATERIALS

  The Company manufactures (i) wall tile primarily from talc and clay, (ii) floor tile and glazed mosaic tile primarily from impure nepheline syenite and clay, (iii) unglazed ceramic mosaic tile primarily from pure nepheline syenite and clay, and (iv) unglazed quarry tile from clay.

  The Company owns long-term talc mining rights in Texas which satisfy nearly all of the Company's talc requirements. Talc represents the Company's largest tonnage raw material requirements. The Company owns long-term clay mining rights in Kentucky which satisfy nearly all of the Company's clay requirements for producing unglazed quarry tile.

  The Company purchases a number of different grades of clay for the manufacture of its non-quarry tile. Management believes that there is an adequate supply of all grades of clay and that all are readily available from a number of independent sources.

  The Company purchases all of its impure nepheline syenite requirements from Minnesota Mining and Manufacturing Company; however, management believes that there is an adequate supply of impure nepheline syenite which can be obtained from other sources. The Company purchases pure nepheline syenite from Unimin Corporation which is the only major supplier of this raw material in North America. Management believes that if there were a supply interruption of pure nepheline syenite, the Company could use feldspar in its production of mosaic tile, which can be purchased from a number of sources at comparable cost.

  The Company uses glazes on a significant percentage of its manufactured tile. Glazes consist of a mixture of frit (ground glass), zircon, stains and other materials, with frit representing the largest ingredient. The Company manufactures approximately 64% of its frit requirements.

  The Company reviews its sources of raw materials periodically and may eliminate or reduce the use of certain raw materials based on the cost and chemical composition of alternative sources.

MANAGEMENT INFORMATION SYSTEMS

  As a result of the AO Acquisition, the Company will combine two management information systems into one fully integrated management information system. To facilitate the integration of the two systems, the Company has engaged the services of a major systems integration firm to assist in the planning, training and conversion process. The integration is anticipated to be completed in 1997.

COMPETITION

  Sales of the Company's products are made in a highly competitive marketplace. The Company estimates that approximately 100 tile manufacturers participate in the U.S. ceramic tile industry, over one-half of which are based outside of the United States. With respect to the Company's various product lines, the Company estimates that it competes with at least ten major U.S. and foreign floor tile manufacturers, including Interceramic, American Marazzi Tile (a member of Italy's Marazzi Group) and Florida Tile Industries, and with at least seven major U.S. and foreign wall tile manufacturers, including Interceramic, U.S. Ceramic Tile (which was recently acquired by Laufen Ceramic Tile), Florida Tile Industries and Monarch Tile, as well as with numerous other U.S. and foreign floor tile and wall tile manufacturers. Although the U.S. ceramic tile industry is highly fragmented at both the manufacturing and distribution levels, the Company believes that it is the largest manufacturer, distributor and marketer of ceramic tile in North America, and one of the largest in the world. In addition to competition from domestic and foreign tile manufacturers, the Company encounters competition from manufacturers of products which serve as an alternative to tile. Certain of the Company's domestic competitors are subsidiaries of publicly held companies that may have greater resources than the Company. Competition in the tile industry is based on price, customer service, quality and design. The Company believes that it has a favorable competitive position as a result of its extensive North American distribution system and manufacturing capacity, together with its vertically integrated operations. In particular, although certain major tile manufacturers operate sales centers, none approach the extent of the Company's system. In addition, as part of the AO Acquisition, the Company now utilizes a network of independent distributors for the American Olean brand products. The Company's competitors--domestic and foreign--which do not have extensive sales center networks, rely primarily on independent distributors, including the Company's sales center network, and home center retailers. In 1995, approximately 59% of U.S. ceramic tile sales (by unit volume) consisted of imports, including the approximately 10% of ceramic tile sold in the United States that was manufactured by the Company in Mexico. In general, the proportion of U.S. ceramic tile sales attributable to imports has increased in recent years. Consequently, changes in exchange rates could affect the Company's position with respect to foreign competitors.

  The Company's products compete with numerous other wall and floor coverings for residential and commercial uses. Among such floor coverings are carpet, wood flooring, resilient flooring and stone products (such as marble, granite, slate and limestone tile). Among such wall coverings are paint, wallpaper, porcelain, laminates and wood paneling. Ceramic tile products compete effectively as to price with carpeting, wood flooring and vinyl flooring, and are generally cheaper than natural stone products. Although the cost of installation of ceramic tile is higher than the cost of installation of carpet, wood flooring and some wall coverings, it is generally believed that ceramic tile has a lower cost over its useful life, primarily due to ceramic tile's durability.

EMPLOYEES

  At June 30, 1996, the Company employed approximately 7,300 persons. At June 30, 1996, approximately 2,600 of the Company employees were employed by its Mexican subsidiaries. Approximately 10% of the Company's employees in the United States are represented by unions. Approximately 85% of the Company's employees in Mexico are represented by a union under a collective bargaining agreement, which expires in 1997. The Company has not experienced a significant work stoppage in Mexico in over 15 years and has experienced only one brief work stoppage in the United States over the past 15 years. The Company believes that relations with its employees are good.

TRADEMARKS

  The Company owns rights to certain material trademarks and trade names, including Daltile, American Olean, Homesource and Dal-Monte, which are used in the marketing of its products. The Company believes that breadth of product line, customer service and price are important in tile selection and that the trademarks and trade names themselves are important as source identifiers that help differentiate Company product lines from those of competitors.

ENVIRONMENTAL REGULATION

  The Company is subject to various U.S. federal, state, local and foreign environmental laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment and disposal of solid and hazardous materials, and the remediation of contamination associated with such disposal. Because of the nature of its business, the Company has incurred, and will continue to incur, costs relating to compliance with such laws and regulations. A number of the Company's facilities have conducted tile manufacturing operations for many years and have used lead compounds and other hazardous materials in their glazing operations. The Company's facilities located in the United States have discontinued the use of lead compounds in glaze materials. The Texas environmental proceedings discussed below arose principally in connection with the Company's disposal of waste materials containing lead compounds prior to the AEA Acquisition in 1990. The Company also is involved in the remediation of historic contamination at certain of its other present and former facilities, as well as at other locations in the United States.

  The Company is involved in environmental remediation programs with respect to two sites near its Dallas facility, which are proceeding under the oversight of the Texas Natural Resource Conservation Commission ("TNRCC"). In March 1991, the Company and the predecessor to the TNRCC agreed to an administrative order (the "1991 Order") relating to past waste disposal activities conducted prior to the AEA Acquisition. The 1991 Order related principally to the disposal by the Company of waste materials containing lead compounds in a gravel pit ("Elam") near the City of Mesquite's landfill in Dallas County during a period from 1980 to 1987, and the disposal of miscellaneous solid wastes that were contaminated by lead compounds at a Company-operated landfill located on Pleasant Run Road ("Pleasant Run") in Dallas County from 1986 to May of 1990. Pursuant to the 1991 Order, the Company paid a non-deferred assessed penalty of $350,000 and contributed another $350,000 to a fund dedicated to environmental enhancement activities in Dallas County. An additional $300,000 of assessed penalties under the 1991 Order has been deferred pending the timely and satisfactory completion of the technical recommendations in the 1991 Order. The Company's closure plan for Elam has been approved by the TNRCC and closure is currently underway. The Company estimates that such closure will cost approximately $5.5 million. The Company expects to recover at least 50% of such costs pursuant to the Settlement Agreement with two of the former owners of the Company described below, and the Company believes that any amounts not recovered pursuant to the Settlement Agreement will not have a material adverse effect on the Company. Pleasant Run has been remediated in accordance with a TNRCC-approved closure plan. In 1993 and 1994, the Company settled tort actions alleging personal injury and property damage filed on behalf of certain residents and owners of property near Elam and Pleasant Run for an aggregate amount of approximately $1.36 million.

  The remediation described above followed a related criminal investigation which led to the indictments and, in 1993, the convictions of a former owner and a former senior executive officer of the Company on federal charges of violating environmental laws. The U.S. Attorney's Office for the Northern District of Texas (the "U.S. Attorney's Office"), which obtained the indictments, informed the Company in writing on April 22, 1992 that, based on information in the possession of the U.S. Attorney's Office, it had decided not to prosecute the Company for violations of environmental criminal statutes.

  The Company is involved in an environmental remediation program with respect to the disposal of hazardous wastes prior to the AEA Acquisition at a third site near its Dallas facility. In October 1994, the Company, Master-Halco, Inc. (a manufacturing company not affiliated with the Company), certain third party individuals and the TNRCC agreed to an administrative order (the "1994 Order") relating to, among other things, the alleged disposal of waste materials containing lead compounds generated by the Company and others at a gravel pit on Kleburg Road ("Walton") in Dallas prior to 1980. Pursuant to the 1994 Order, the Company currently is in the process of completing a remedial investigation with respect to the Walton site. In addition, pursuant to the 1994 Order, among other things, an administrative penalty of $213,200 assessed against the individuals has been deferred pending timely and satisfactory completion of the technical recommendations in the 1994 Order. The Company has agreed to indemnify such individuals against any costs relating to the disposal of industrial solid waste at the site. Although the cost to remediate the Walton site cannot be predicted with certainty at this time, the Company believes, based on current preliminary estimates, that the remediation may cost between approximately $10 million and $15 million. The Company expects to recover at least 50% of the foregoing costs pursuant to the Settlement Agreement with two of the former owners of the Company described below, and the Company believes that any amounts not recovered pursuant to the Settlement Agreement will not have a material adverse effect on the Company. In 1994, an action alleging personal injury and property damage was filed against the Company and others on behalf of certain residents and owners of property near such site. In 1994, the Company settled this action by agreeing to remediate soil contamination on the plaintiffs' property and agreeing to pay approximately $500,000.

  On May 20, 1993, the Company entered into an agreement with Robert M. Brittingham and John G. Brittingham, two of the former owners of the Company (the "Settlement Agreement"), pursuant to which substantially all of the costs incurred to the date thereof by the Company (approximately $12 million) in respect of the 1991 Order, the three Dallas area sites described above and certain related matters, including certain of the notices of violation referred to above, have been repaid to the Company. Such former owners are also obligated, pursuant to the terms of the Settlement Agreement, to indemnify the Company against 50% of all expenditures incurred in connection with various environmental violations relating to the Company's U.S. operations occurring prior to the AEA Acquisition in excess of the approximately $12 million already paid, until such total excess expenditures reach a formula amount (currently estimated to be approximately $18 million), and 100% of all such expenditures in excess of the formula amount. The Company's expenditures to date in respect of the matters described above (including substantially all its expenditures in connection with the settlements described above) have been covered by the Settlement Agreement, and the Company has the right to recover at least 50% of future related expenditures pursuant to the Settlement Agreement. The Company believes that it has established adequate reserves on its Consolidated Financial Statements in connection with these matters. Accordingly, the Company believes (taking into account the indemnification rights referred to above and the reserves it has established) that its liability for environmental violations occurring prior to the AEA Acquisition will not have a material adverse effect on the Company. The Company believes that these two former owners currently have assets far in excess of their potential liability under the Settlement Agreement, and, accordingly, the Company believes that they will be able to satisfy all of their obligations pursuant to their agreement with the Company. Future events which cannot be predicted could affect the ability of these former owners to satisfy their obligations. Therefore, no assurance can be given that they will be able to meet their obligations when they arise.

  Under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state statutes, regardless of fault or the legality of original disposal, certain classes of persons, including generators of hazardous substances, are subject to claims for response costs by federal and state agencies. Such persons may be held jointly and severally liable for any such claims. The Company has been named as a potentially responsible party ("PRP") under CERCLA and similar state statutes with respect to the historic disposal of certain hazardous substances at various other sites in the United States. With respect to certain of these sites, the Company has entered into de minimis settlements; at certain other sites, the liability of the Company remains pending. Based on currently available information, the Company believes that its ultimate allocation of costs associated with the investigation and remediation of these pending sites will not, in the aggregate, have a material adverse effect on the Company's financial condition. In addition, subject to the terms of the Stock Purchase Agreement, dated as of December 21, 1995 (the "AO Acquisition Agreement"), pursuant to which the Company acquired AO, AWI agreed to indemnify the Company for various costs and expenses that may be incurred in the future by the Company arising out of pre-closing environmental conditions and activities with respect to AO. The Company believes that, based on currently available information and the terms and conditions of AWI's indemnification obligations under the AO Acquisition Agreement, any liability of AO that is reasonably likely to arise out of any of the sites at which AO has been named as a PRP as a result of pre-closing activities would not result in a material adverse effect on the Company.

  The Company believes that its manufacturing facilities are in substantial compliance with current environmental laws and regulations. The Company's manufacturing facilities generate wastes regulated under the Resource Conservation and Recovery Act and other U.S. federal and state laws. The Company also generates non-hazardous wastes and is engaged in recycling and pollution prevention programs. Compliance with current laws and regulations has not had, and is not expected to have, a material adverse effect on the Company, including with respect to its capital expenditures, earnings and competitive position. The Company in its ordinary course of business treats its costs incurred in connection with ongoing environmental compliance matters as ordinary expenses.

  Numerous aspects of the manufacture of ceramic tile currently require expenditures for environmental compliance. For example, the mixing of raw materials, preparation of glazes, and pressing, drying and firing of tile all are sources of air emissions that require expenditures for compliance with laws and regulations governing air emissions, including the purchase, operation and maintenance of control equipment to prevent or limit air emissions. Many of these manufacturing processes also currently result in the accumulation of dust that may contain silica, thereby requiring expenditures for capital equipment in order to comply with Occupational Safety and Health Administration ("OSHA") regulations with respect to potential employee exposure to such dust. In addition, the rinsing of spray dryers and containers used for the preparation of glaze and tile body results in wastewater discharges that require expenditures for compliance with laws and regulations governing water pollution. Finally, certain of the Company's manufacturing processes, including the preparation of glaze, the assembly of certain tiles and the operation and maintenance of equipment, at times result in the generation of solid and hazardous waste that require expenditures in connection with the appropriate handling, treatment, storage and disposal of such waste.

  In addition, in light of the lengthy manufacturing history of the Company's facilities, it is possible that additional environmental issues and related matters may arise relating to past activities which the Company cannot now predict, including tort liability and liability under environmental laws. In particular, a number of the Company's facilities located in the United States used lead compounds in glaze materials. The Company's Mexican facility continues to use lead compounds in their glaze materials on certain specially ordered tiles. Significant exposure to lead compounds may have adverse health effects. Although it is impossible to quantify the Company's liability, if any, in respect of these matters, including liability to individuals exposed to lead compounds, no claims relating to its use of lead compounds or waste disposal matters have been made against the Company except as set forth above. In addition, it is impossible to predict the effect which future environmental regulation in the United States, Mexico and Canada could have on the Company.

  The Company has established an environmental compliance group reporting directly to the Chief Executive Officer to help ensure that the Company remains in compliance with environmental laws and regulations and to oversee remediation activities.

GEOGRAPHIC LOCATION

  Financial information by geographic location for the three years ended December 31, 1995 is set forth in Note 14 to the Consolidated Financial Statements included elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources".

PROPERTIES

  The Company owns or leases manufacturing, distribution, office and sales facilities in the United States, Canada and Mexico, as described below.

 MANUFACTURING, DISTRIBUTION AND OFFICE FACILITIES

  The Company owns or leases 17 manufacturing, distribution and office facilities. The location of, use of, and the floor area of, such facilities are described as follows:

LOCATION                            USE                  SQ. FEET  LEASED/OWNED
- --------                            ---                  --------- ------------
Fayette, AL........ Manufacturing                          276,467     Owned
Hayward, CA........ Distribution Center                     90,400    Leased(1)
Los Angeles, CA.... Distribution Center                    100,000    Leased(1)
Jacksonville, FL... Distribution Center                    104,000    Leased(1)
Pocatello, ID...... Manufacturing                           91,580    Leased(1)
Indianapolis, IN... Distribution Center                     86,400    Leased(2)
Lewisport, KY...... Manufacturing                          270,836     Owned
Baltimore, MD...... Distribution Center                     83,800    Leased(1)
Monterrey, Mexico.. Manufacturing, Distribution & Office 1,114,175     Owned
Olean, NY.......... Manufacturing                          278,417     Owned
Gettysburg, PA..... Manufacturing                          218,609     Owned
Lansdale, PA....... Distribution Center & Office         1,196,051     Owned
Jackson, TN........ Manufacturing & Distribution           655,211     Owned
Coleman, TX........ Manufacturing                           62,603     Owned
Conroe, TX......... Manufacturing                          208,059     Owned
Dallas, TX......... Manufacturing, Distribution & Office   753,536     Owned
El Paso, TX........ Manufacturing                          161,714    Ground
                                                                       Lease(3)

- --------

(1) The leases for the Hayward, CA; Los Angeles, CA; Jacksonville, FL; Pocatello, ID; and Baltimore, MD facilities expire on March 31, 1999; March 31, 2002; May 31, 1999; April 6, 1997; and June 30, 2001,
    respectively, and are subject to renewal options.

(2) The Indianapolis, IN facility is subject to two lease agreements: the first covers 64,000 sq. feet and expires on May 31, 2000; and the second is a month-to-month lease that covers 22,400 sq. feet. This facility will cease operations in the third quarter of 1996.

(3) The ground lease expires on November 21, 2034.

 SALES CENTERS

  The Company owns eight sales centers aggregating 156,386 square feet. Their location and floor area are as follows:

                                                   SQUARE
            LOCATION                                FEET
            --------                               ------
            Phoenix, AZ........................... 15,320
            Escondido, CA......................... 14,207
            Denver, CO............................ 22,500
            St. Louis, MO......................... 17,375
            Houston, TX........................... 21,250
            Richardson, TX........................ 23,777
            San Antonio, TX....................... 15,520
            Salt Lake City, UT.................... 26,437

  In addition, the Company leased approximately 265 sales centers as of March 31, 1996 aggregating approximately 3.0 million square feet pursuant to leases that extend for terms on average of three-to-five years with expiration dates primarily from 1996-2000.

  For a description of the Company's aggregate rental expenses with respect to its operating leases, see Note 13 to the Consolidated Financial Statements included elsewhere in this Prospectus relating to commitments and contingencies.

LEGAL PROCEEDINGS

  In addition to the proceedings described under "Business--Environmental Regulation", the Company is involved in various lawsuits arising in the normal course of business. In the opinion of management, the ultimate outcome of these lawsuits will not have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of Dal-Tile are set forth below. Certain of the executive officers hold positions with Dal-Tile Corporation or Dal-Tile Mexico, each a subsidiary of Dal-Tile. All directors hold office until the annual meeting of stockholders following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion thereof.

              NAME               AGE          POSITION OR OFFICE HELD
              ----               ---          -----------------------
 Charles J. Pilliod, Jr. .......  77 Chairman of the Board
 Howard I. Bull.................     President and Chief Executive Officer and
                                  56  Director
 E. Mandell de Windt............  75 Director
 Drew Lewis.....................  64 Director
 George A. Lorch................  54 Director
 Vincent A. Mai.................  56 Director
 Frank A. Riddick III...........  39 Director
 Robert J. Shannon, Jr. ........  48 Director
 Henry F. Skelsey...............  38 Vice President and Director
 John M. Goldsmith..............  33 Vice President and Director
 William R. Bronson.............  53 Vice President, Information Systems
 James E. Eckelberger...........  57 Vice President, Logistics
 David F. Finnigan..............  40 Vice President, Sales Center Operations
 William R. Hanks...............  42 Vice President, Manufacturing
 Matthew J. Kahny...............  34 Vice President, Independent Distributor
                                      Operations
                                     Executive Vice President and Chief
 Barry J. Kulpa.................  48  Operating Officer
 Carlos E. Sala.................  37 Executive Vice President, Chief Financial
                                      Officer and Treasurer
 Javier Eugenio Martinez Serna..  44 Vice President, Mexico Operations
 Thomas Scott Smith.............  48 Vice President, Human Resources
 Harold G. Turk.................  50 Vice President, Home Center Services

  Charles J. Pilliod, Jr., Chairman of the Board of Directors--Mr. Pilliod has been the Chairman of the Board of Directors since October 1993 and a Director since March 1990. From October 20, 1993 through April 14, 1994, he also served as President and Chief Executive Officer of the Company. Mr. Pilliod served as U.S. Ambassador to Mexico from 1986 to 1989. Prior to that, he was the Chairman and Chief Executive Officer of Goodyear Tire & Rubber Company. Mr. Pilliod is also a director of A. Schulman Inc. and Marvin & Palmer Associates, Inc. and serves as the Chairman of the Board of Directors of CasTech Aluminum Group Inc.

  Howard I. Bull, President and Chief Executive Officer and Director--Mr. Bull has been President and Chief Executive Officer and a Director of the Company since April 15, 1994. Prior to joining the Company, Mr. Bull spent ten years with Baker Hughes Incorporated, a worldwide diversified oil services company, where he became Chief Executive Officer for Baker Hughes Drilling Equipment Company. Additionally, he served York International Corporation, a worldwide manufacturer and distributor of air conditioner and refrigeration equipment, as President of its Applied Systems Division and Air Conditioning Business Group. Mr. Bull is a director of Marine Drilling Companies, Inc.

  E. Mandell de Windt, Director--Mr. de Windt has been a Director since March 1990. From March 1990 through October 1993, he was Chairman of the Board of Directors. Mr. de Windt is the retired Chairman and Chief Executive Officer of Eaton Corporation, a diversified manufacturing concern. He is currently a Director and Chairman of the Executive Committee of Birmingham Steel Corp.

  Drew Lewis, Director--Mr. Lewis has been a Director of the Company since March 1990. Mr. Lewis is currently Chairman, President and Chief Executive Officer of Union Pacific Corp., a transportation, natural resources and environmental services concern. He served as U.S. Secretary of Transportation between 1981 and

1983. Mr. Lewis is also a director of Ford Motor Company, AT&T Corp., American Express Co., FPL Group, Inc., Gannett Co., Inc. and Union Pacific Resources Group Inc.

  George A. Lorch, Director--Mr. Lorch has been a Director of the Company since December 29, 1995. Mr. Lorch has been Chairman and Chief Executive Officer of AWI, a stockholder of Dal-Tile, since April 1994. Mr. Lorch was an Executive Vice President of AWI from March 1988 to September 1993 and served as President and Chief Executive Officer of AWI from September 1993 to April 1994. Mr. Lorch is also a director of Stanley Works, Household International and R.R. Donnelley & Sons Company.

  Vincent A. Mai, Director--Mr. Mai has been a Director of the Company since October 1989. Mr. Mai has been the President and Chief Executive Officer of AEA Investors (the managing member of DTI Investors, which is a beneficial owner of Common Stock), since April 1989. For the preceding 15 years, he was a Managing Director of Lehman Brothers Inc., an investment banking firm. Mr. Mai also is a director of the Federal National Mortgage Association.

  Frank A. Riddick III, Director--Mr. Riddick has been a Director of the Company since December 29, 1995. Mr. Riddick has been Senior Vice President, Finance and Chief Financial Officer of AWI, a stockholder of Dal-Tile, since April 1995. Previously, he held the following positions with FMC Corporation, a chemicals and machinery company: Controller, May 1993-March 1995 and Treasurer, December 1990-May 1993.

  Robert J. Shannon, Jr., Director--Mr. Shannon has been a Director of the Company since December 29, 1995. Mr. Shannon currently is President, International Floor Products Operations of AWI, a stockholder of Dal-Tile. From March 1992 through December 29, 1995, Mr. Shannon was President of AO, then a subsidiary of AWI. During 1991, Mr. Shannon was General Manager, Worldwide Gasket Products, of AWI.

  Henry F. Skelsey, Vice President and Director--Mr. Skelsey has been a Vice President and a Director of the Company since October 1989. Mr. Skelsey has been a Managing Director of AEA Investors (the managing member of DTI Investors, which is a beneficial owner of Common Stock), since March 1988. Prior to his association with AEA Investors, Mr. Skelsey was a Vice President in the Merchant Banking division of Lehman Brothers Inc., an investment banking firm. Mr. Skelsey is also a director of Teltrend Inc.

  John M. Goldsmith, Vice President and Director--Mr. Goldsmith has been a Vice President and a Director of the Company since April 1996. Mr. Goldsmith is a Principal of AEA Investors (the managing member of DTI Investors, which is a beneficial owner of Common Stock), and has been associated with AEA Investors since 1989. Previously, he was a member of the Financial Services practice of Ernst & Young, an independent accounting firm.

  William R. Bronson, Vice President, Information Systems--Mr. Bronson has been Vice President, Information Systems of the Company since January 1996. From July 1994 to January 1996 he was the Vice President, Logistics for the Company. From August 1990 to July 1994 he was a Business Unit Manager for Tandem Computers, Inc., a manufacturer and distributor of computer systems.

  James E. Eckelberger, Vice President, Logistics--Mr. Eckelberger has been Vice President, Logistics since February 1996. From March 1994 until February 1996, Mr. Eckelberger was Vice President-Logistics of B.J.'s Wholesale Club, a wholesale-retail membership club for consumer goods. From September 1992 until January 1994 he was the Vice President-Logistics for Pace Membership Warehouse, a wholesale-retail membership club for consumer goods. From 1988-1992 Mr. Eckelberger was commanding officer (CEO) of the U.S. Navy's Aviation Supply Office.

  David F. Finnigan, Vice President, Sales Center Operations--Mr. Finnigan has been Vice President, Sales Center Operations since January 1996. From 1990 through December 29, 1995, Mr. Finnigan was at AO, then a subsidiary of AWI, where he became Vice President-Sales.

  William R. Hanks, Vice President, Manufacturing--Mr. Hanks has been Vice President-Manufacturing since February 1994. He has been with the Company since March 1985 and prior to 1994 served as General Manager, Assistant Plant Manager and Vice President-Manufacturing of the Company's floor covering products manufacturing facility.

  Matthew J. Kahny, Vice President, Independent Distributor Operations--Mr. Kahny has been Vice President, Independent Distributor Operations since January 1996. From July 1983 through December 29, 1995, Mr. Kahny served at AO, then a subsidiary of AWI, where he became Business Team Manager, Floor Tile Products.

  Barry J. Kulpa, Executive Vice President and Chief Operating Officer--Mr. Kulpa has been an Executive Vice President since June 1996 and the Chief Operating Officer of the Company since June 1994. Prior to joining the Company, Mr. Kulpa was Chief Financial Officer for David Weekley Homes, a national homebuilder in Houston, Texas. Prior to that, Mr. Kulpa spent ten years with Baker Hughes Incorporated, a worldwide diversified oil services company, where he held various Vice President positions, concluding with Vice President-Operations, Hughes Tool.

  Carlos E. Sala, Executive Vice President, Chief Financial Officer and Treasurer--Mr. Sala has been an Executive Vice President since June 1996 and the Chief Financial Officer of the Company since March 1991. Previously, he was Vice President of International Operations since March 1990. Prior to his association with the Company, he was a Mergers & Acquisitions Manager at Ernst & Young, an independent accounting firm, from 1988 to 1990. Mr. Sala is a certified public accountant.

  Javier Eugenio Martinez Serna, Vice President, Mexico Operations--Mr. Martinez has been Vice President, Mexico Operations since August 1995. Prior to August 1995, he was a director of Materiales since December 1985.

  Thomas Scott Smith, Vice President, Human Resources--Mr. Smith has been Vice President, Human Resources since January 1996. From October 1993 to December 1995 Mr. Smith was President, Grant T.F.W. Industries of Energy Ventures, a tubular goods manufacturer for the oil and gas drilling industry. For 21 years prior to October 1993, Mr. Smith was at Baker Hughes, Incorporated, a worldwide diversified oil services company, where he served as a Vice President-Manufacturing, a General Manager and the Director of Human Resources.

  Harold G. Turk, Vice President, Home Center Services--Mr. Turk has been a Vice President, Home Center Services of the Company since January 1996. In 1995, he was Executive Vice President of Field Operations; in 1994, he was Executive Vice President of Marketing; and, since April 1991, he was Executive Vice President of Sales and Marketing, Western Region. Mr. Turk was a Vice President of Warehouse Administration and Sales of the Company from 1976 to 1991.

                               ----------------

  Pursuant to the Shareholders Agreement, DTI Investors and AWI have agreed to cause the Board of Directors of Dal-Tile to be comprised of six individuals designated by DTI Investors, three individuals designated by AWI and the Chief Executive Officer of Dal-Tile. The six individuals designated by DTI Investors are: Messrs. Pilliod, de Windt, Lewis, Mai, Goldsmith and Skelsey. The three individuals designated by AWI are: Messrs. Lorch, Riddick and Shannon. The rights and obligations of DTI Investors and AWI to designate directors are subject to change in the event of certain circumstances, more particularly described in the Shareholders Agreement.

EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers, and the former President of the Company's Mexican subsidiaries, in each case, for the fiscal years ended December 31, 1993, 1994 and 1995:

                          SUMMARY COMPENSATION TABLE

                                                 LONG TERM
                                   ANNUAL       COMPENSATION
                                COMPENSATION       AWARDS
                              ----------------- ------------
                                                 SECURITIES
   NAME AND PRINCIPAL                            UNDERLYING   ALL OTHER
        POSITION         YEAR  SALARY   BONUS   OPTIONS/SARS COMPENSATION
   ------------------    ---- -------- -------- ------------ ------------
Howard I. Bull.......... 1995 $400,000 $180,000         0      $ 56,517(2)(3)
 President and Chief
 Executive Officer(1)    1994  284,615  325,000   388,500        30,776
Harold L. Turk.......... 1995  273,000   98,460         0       746,401(5)(6)(7)(3)
 President of Mexican
 subsidiaries(4)         1994  468,000  299,500         0        90,698
                         1993  468,000  247,000         0        79,717
Barry J. Kulpa.......... 1995  282,600  117,450         0         5,577(3)
 Vice President and
 Chief Operating
 Officer(8)              1994  132,501   89,436   111,000        44,772
Harold G. Turk.......... 1995  253,850   74,589         0        11,580(9)(3)
 Vice President, Home
 Center Services         1994  240,000  156,250         0         6,868
                         1993  244,615  125,000         0         6,971
Carlos E. Sala.......... 1995  215,000   89,100         0             0
 Vice President, Chief
 Financial Officer and
 Treasurer               1994  200,000  144,000         0            91
                         1993  178,365   90,000         0           284
William R. Hanks........ 1995  173,078   70,875         0             0
 Vice President,
 Manufacturing           1994  139,248   85,000         0           175
                         1993   81,538   32,000         0           150

- --------

(1) Mr. Bull was appointed to his position as President and Chief Executive Officer on April 15, 1994.

(2) The amount shown includes $48,825 of relocation expenses incurred in fiscal year 1995 by Howard I. Bull which were reimbursed by the Company.

(3) The amounts shown include paid vacation for fiscal year 1995 to Howard I. Bull, in the amount of $7,692; Barry J. Kulpa, in the amount of $5,577; Harold G. Turk, in the amount of $4,904; and Harold L. Turk, in the amount of $26,393.

(4) Mr. Turk retired on July 31, 1995.

(5) The amounts shown include distributions to Harold L. Turk from the Retirement Plan for the Employees of Dal-Tile Mexico of $370,277 and the Pension Plan of Materiales of $226,499. The amounts shown also include contributions of $1,165 made by the Mexican subsidiaries to workers' profit sharing for the benefit of Harold L. Turk.

(6) The amount shown includes payments to Harold L. Turk from August 1995 through December 1995 for monthly consulting fees of $18,750, totaling $93,750.

(7) The amount shown includes repayment of relocation expenses in fiscal 1995 for Harold L. Turk in the amount of $10,000. It also includes a $15,000 payment to Mr. Turk to allow him to purchase his company car, and a retirement bonus of $3,317.

(8) Mr. Kulpa was appointed to his position as Vice President and Chief Operating Officer on July 2, 1994.

(9) The amounts shown include premiums paid for fiscal 1995 by the Company for split dollar life insurance in the amount of $6,676 for the benefit of Harold G. Turk.

 OPTION GRANTS

  There were no options or stock appreciation rights ("SARs") granted during fiscal 1995 by the Company to any of the named executive officers of the Company in the Summary Compensation Table above.

 OPTION EXERCISE TABLE

  The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN
                                                   OPTIONS/SARS AT FISCAL   THE MONEY OPTIONS/SARS AT
                                                          YEAR-END             FISCAL YEAR-END (1)
                                                  ------------------------- -------------------------
                         SHARES ACQUIRED  VALUE
          NAME           ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- -------- ----------- ------------- ----------- -------------
Howard I. Bull..........         0           0      155,400      233,100     $140,000     $210,000
Harold L. Turk(2).......         0           0      334,898        4,440      301,710        4,000
Barry J. Kulpa..........         0           0       44,400       66,600       40,000       60,000
Harold G. Turk..........         0           0      198,535        4,440      178,860        4,000
Carlos E. Sala..........         0           0      104,662        6,338       94,290        5,710
William R. Hanks........         0           0       56,455        2,220       50,860        2,000

- --------
(1) Values for "in-the-money" options represent the positive spread between the respective exercise prices of outstanding stock options and the value of the Common Stock as of December 31, 1995 as determined by the Company's management in accordance with an internal valuation.
(2) Harold L. Turk retired from the Company in July 1995.

STOCK OPTION PLAN

 GENERAL

  The Board of Directors of Dal-Tile has adopted the Dal-Tile International Inc. 1996 Amended and Restated Stock Option Plan (the "Stock Option Plan")
effective as of     , 1996. The Stock Option Plan is an amendment and
restatement of Dal-Tile's 1990 Stock Option Plan (as previously amended). The Stock Option Plan is designed to help the Company attract and retain skilled individuals for key positions within the Company by permitting the Company to offer such individuals the opportunity to acquire an equity interest in Dal-Tile.

 SUMMARY OF STOCK OPTION PLAN

  The following summary description of the principal terms of the Stock Option Plan does not purport to be complete and is qualified in its entirety by the full text of the Stock Option Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Pursuant to the Stock Option Plan, key employees of the Company will be eligible to receive awards of stock options ("Options") in consideration for services performed for the Company (such key employees, "Optionees"). Currently, there are approximately 50 persons eligible to receive awards under the Stock Option Plan. Options granted under the Stock Option Plan may be either nonqualified stock options or "incentive stock options", within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

  The total number of shares of Common Stock with respect to which Options may be awarded under the Stock Option Plan (subject to antidilution and similar adjustments) equals 4,836,425 minus the sum of the number of shares subject to outstanding Options previously granted under the Stock Option Plan and the number of shares previously issued pursuant to the exercise of Options granted under the Stock Option Plan. As of June 30, 1996, Options for the purchase of 4,204,747 shares of Common Stock were outstanding, and no shares have been issued pursuant to the exercise of previously granted options. To date, the Company has not determined to grant any additional Options under the Stock Option Plan; however, it may do so in the future.

  The Stock Option Plan is administered by a committee consisting of at least two members of the Board of Directors and may consist of the full Board of Directors (the "Committee"). Subject to the provisions of the Stock Option Plan, the Committee will determine when and to whom Options will be granted, the number of shares covered by each Option and the terms and provisions applicable to each Option; provided, however, that the Committee may not award Options to any employee with respect to more than 277,500 shares of Common Stock in any fiscal year during the term of the Stock Option Plan. Awards may be made under the Stock Option Plan to such key employees of the Company as the Committee in its sole discretion shall decide. The Committee may interpret the Stock Option Plan and may at any time adopt such rules and regulations for the Stock Option Plan as it deems advisable.

  An Option may be granted on such terms and conditions as the Committee may approve, provided that all Options must be granted with an exercise price equal to the fair market value of the underlying shares as of the date of grant (110% in the case of incentive stock options granted to a "ten percent shareholder" (as defined in Section 422 of the Code)). Payment of the Option exercise price may be made by a certified or official bank check or, subject to Committee consent, by the surrender of shares of Common Stock. Unless the Committee otherwise provides in the agreement evidencing the grant of an Option, an Option becomes exercisable with respect to 25% of the underlying shares on the date of grant, and with respect to an additional 25% on each of the first three anniversaries of the date of grant. Each Option shall be for such term as the Committee shall determine, provided that no incentive stock option shall have a term of greater than ten years (five years in the case of an incentive stock option granted to a "ten percent shareholder"). In the event of certain change in control transactions, each outstanding Option shall vest and entitle the holder thereof to receive, upon exercise, the same amount and kind of stock, securities, cash, property or other consideration that each holder of Common Stock was entitled to receive in such transaction in respect of a share. Prior to the Offerings, there has been no public market for the Common Stock.

  The Board of Directors of Dal-Tile may at any time and from time to time suspend, amend, modify or terminate the Stock Option Plan; provided, however, that, to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company's stockholders. In addition, no such change may impair any award previously granted, except with the written consent of the grantee.

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to Options awarded under the Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

  An Optionee will not recognize any taxable income upon the grant of a nonqualified option and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified Option, the excess of the fair market value of the Common Stock on the exercise date over the exercise price will be taxable as compensation income to the Optionee. Subject to the Optionee including such excess amount in income or the Company satisfying applicable reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee's tax basis for the Common Stock received pursuant to the exercise of an Option will equal the sum of the compensation income recognized and the exercise price.

  In the event of a sale of Common Stock received upon the exercise of a nonqualified Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such Common Stock was more than one year.

  Generally, an Optionee should not recognize taxable income at the time of grant or exercise of an incentive stock option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an incentive stock option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

  A sale or other disposition by an Optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant of the incentive stock option should result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the Optionee with no deduction being allowed to the Company. Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the Optionee or within two years after the date of grant of the incentive stock option (including the delivery of such shares in payment of the exercise price of another incentive stock option within such period), any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Option and (ii) the amount realized on such disqualifying sale or other disposition of the shares, over (b) the exercise price of such shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the Option generally will constitute short-term or long-term capital gain, and will not be deductible by the Company.

  Special rules may apply to Optionees who are subject to Section 16 of the Exchange Act.

  Under certain circumstances the accelerated vesting or exercise of Options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

  Section 162(m) of the Code generally disallows a Federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Compensation attributable to Options granted under the Stock Option Plan prior to the Company's first stockholder meeting in which directors are elected in the year 2000 should not be subject to the deduction limitation. The Committee will determine whether or not to administer the Stock Option Plan so that compensation attributable to Options granted thereafter would not be subject to such deduction limitation.

DIRECTOR COMPENSATION

  Directors who are full-time employees of the Company receive no additional compensation for serving on the Board of Directors or its committees. Directors who are not full-time employees of the Company or employees of AEA Investors receive an annual fee of $5,000, except for the Chairman, who receives an annual fee of $25,000, and $500 for each Board of Directors meeting attended, plus reimbursement for traveling costs and other out-of-pocket expenses incurred in attending such meetings. Directors who serve on one or more of the Audit Committee, Compensation Committee or Executive Committee receive $500 for attending a committee meeting which occurs on a date other than the date of a meeting of the full Board of Directors.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Howard I. Bull, Harold G. Turk and Carlos E. Sala. The agreement with Mr. Bull, which will expire on April 15, 1997, provides for the payment of an annual salary of not less than $400,000. The agreement with Harold G. Turk, which expires on December 31, 1999, provides for the payment of an annual base salary of at least $225,000. Mr. Sala's employment agreement expires on February 5, 1998 and provides for payment of annual compensation, including base salary and bonuses, of not less than $145,000. Each of the employment contracts described herein contains provisions prohibiting the employee from competing with the Company during the term of employment and, in certain cases, for a period thereafter. In addition, the employment contract with Carlos E. Sala provides that if his employment is terminated without cause before the expiration of the contract, Mr. Sala will be paid, on a semimonthly basis, all compensation owing under the contract for the remainder of the contract term, provided he complies with all noncompetition restrictions. These payments, however, will be offset by amounts earned by Mr. Sala subsequent to the termination of employment without cause. The employment contract with Mr. Bull provides that if his employment is terminated without cause before the expiration of the contract, Mr. Bull will be paid, on the date of termination and thereafter, all salary owed for the remainder of the term, in accordance with the Company's usual payroll practices. The Company entered into a consulting agreement with Harold L. Turk, which will expire on July 31, 1998, which provides that Mr. Turk will be paid a monthly consulting fee of $18,750 from August 1, 1995 through July 31, 1996. The monthly fee decreases to $14,583 for the period August 1, 1996 through July 31, 1997, and to $10,417 for the period August 1, 1997 through July 31, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following directors served on Dal-Tile's Compensation Committee during the fiscal year ended December 31, 1995: Drew Lewis, E. Mandell de Windt, Vincent A. Mai, Charles J. Pilliod, Jr., Henry F. Skelsey and Romulo O'Farrill, Jr. Mr. O'Farrill ceased to be a director on December 29, 1995. See "--Directors and Executive Officers". Charles J. Pilliod, Jr., Henry F. Skelsey and Vincent A. Mai also served as officers of Dal-Tile and certain of its subsidiaries during such fiscal year. Messrs. Mai and Skelsey are officers of AEA Investors, the managing member of DTI Investors, which is a beneficial owner of Common Stock. AEA Investors received a management fee and reimbursement for expenses totaling $991,000 during the fiscal year ended December 31, 1995. See "Principal Stockholders" and "Certain Transactions" for further information regarding AEA Investors and DTI Investors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of June 30, 1996 after giving effect to the DTI Merger (as defined below) regarding the beneficial ownership of Common Stock (a) immediately prior to the Offerings and the Private Placement, and (b) as adjusted to reflect the sale of the shares of Common Stock in the Offerings and the Private Placement, by (i) each person known to Dal-Tile to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of Dal-Tile's directors, (iii) each of the executive officers named in the table under "Management--Executive Compensation--Summary Compensation Table", and (iv) all the Company's directors and executive officers as a group.

  Prior to the Offerings and the Private Placement, DTI Investors, whose members will include the DTI Investors Group, will become the holder of all the capital stock currently owned by the DTI Investors Group as the result of the planned merger of a subsidiary of DTI Investors with and into Dal-Tile, with Dal-Tile as the surviving corporation (the "DTI Merger").

                                                         PERCENT OF
                                                     COMMON STOCK OWNED
                                             -----------------------------------
                                                BEFORE THE         AFTER THE
                          NUMBER OF          OFFERINGS AND THE OFFERINGS AND THE
                          SHARES(1)          PRIVATE PLACEMENT PRIVATE PLACEMENT
                          ----------         ----------------- -----------------
DTI Investors LLC(2)....  28,604,811               63.0%             54.0%
 c/o AEA Investors Inc.
 65 East 55th Street
 New York, NY 10022
AEA Investors Inc.(3)...  28,604,811               63.0              54.0
 65 East 55th Street
 New York, NY 10022
Armstrong Enterprises,
 Inc.(4)................  16,799,661               37.0              32.8
 Liberty and Charlotte
  Streets
 P.O. Box 3001
 Lancaster, PA 17604
Charles J. Pilliod, Jr..     111,000(5)(17)          *                 *
Howard I. Bull..........     329,148(6)(17)          *                 *
E. Mandell de Windt.....           0(17)             --                --
Drew Lewis..............           0(17)             --                --
George A. Lorch.........           0(7)              --                --
Vincent A. Mai..........           0(8)(17)          --                --
Frank A. Riddick III....           0(9)              --                --
Robert J. Shannon.......           0(10)             --                --
Henry F. Skelsey........           0(11)(17)         --                --
John M. Goldsmith.......           0(12)(17)         --                --
William R. Hanks........      74,747(13)             *                 *
Barry J. Kulpa..........     178,666(14)             *                 *
Carlos E. Sala..........     133,267(15)             *                 *
Harold G. Turk..........     198,535(16)             *                 *
All directors and execu-
 tive officers as a
 group (20 persons).....   1,253,523                2.7               2.3

- --------
 * Less than 1%
 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons have the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) The DTI Investors Group currently owns 63% of Dal-Tile's outstanding capital stock. Prior to the Offerings and the Private Placement, DTI Investors will become the holder of all such capital stock as the result of the DTI Merger.

 (3) AEA Investors is the managing member of DTI Investors and accordingly may be deemed to beneficially own such shares.

 (4) AEI is a wholly owned subsidiary of AWI. Taking into account the 588,235 shares of Common Stock to be acquired by AEI in the Private Placement, AEI would be the beneficial owner of 17,387,896 shares of Common Stock. Upon completion of the acquisition of all the Additional AWI Shares (assuming they are acquired at an average price of $17 per share), AEI would be the beneficial owner of 18,270,249 shares of Common Stock. See "Armstrong Agreements".

 (5) Consists of 111,000 shares subject to options. Shares are held in nominee name, Hertrus and Company.

 (6) Consists of 329,148 shares subject to options.

 (7) Excludes 16,799,661 shares indirectly owned by AWI, for which Mr. Lorch serves as an officer and director. Mr. Lorch disclaims beneficial ownership of such shares.

 (8) Excludes 28,604,811 shares owned by DTI Investors, the managing member of which is AEA Investors. Mr. Mai is a member of DTI Investors and serves as an officer and director of AEA Investors. Mr. Mai disclaims beneficial ownership of the shares beneficially owned by DTI Investors and AEA Investors.

 (9) Excludes 16,799,661 shares indirectly owned by AWI, for which Mr. Riddick serves as an officer. Mr. Riddick disclaims beneficial ownership of such shares.

(10) Excludes 16,799,661 shares indirectly owned by AWI, for which Mr. Shannon serves as an officer. Mr. Shannon disclaims beneficial ownership of such shares.

(11) Excludes 28,604,811 shares owned by DTI Investors, the managing member of which is AEA Investors. Mr. Skelsey is a member of DTI Investors and serves as an officer of AEA Investors. Mr. Skelsey disclaims beneficial ownership of the shares beneficially owned by DTI Investors and AEA Investors.

(12) Excludes 28,604,811 shares owned by DTI Investors, the managing member of which is AEA Investors. Mr. Goldsmith serves as a principal of AEA Investors. Mr. Goldsmith disclaims beneficial ownership of the shares beneficially owned by DTI Investors and AEA Investors.

(13) Consists of 74,747 shares subject to options.

(14) Consists of 178,666 shares subject to options.

(15) Consists of 133,267 shares subject to options.

(16) Consists of 198,535 shares subject to options.

(17) Such director is a member of DTI Investors. Under the rules of the Securities and Exchange Commission, as such director does not have voting or investment power over the shares of Common Stock owned by DTI Investors, such director does not have beneficial ownership of such shares. Such director's membership interest in DTI Investors represents a less than 1% indirect interest in the Common Stock of the Company, which interest is in addition to any stock options held by such director.

  Pursuant to the Shareholders Agreement, each of DTI Investors and AWI has agreed to vote the shares of Common Stock owned or controlled by it to effectuate the provisions of the Shareholders Agreement, including for the election as directors of Dal-Tile of (i) six individuals designated by DTI Investors, (ii) three individuals designated by AWI, and (iii) the Chief Executive Officer of Dal-Tile. The rights and obligations of DTI Investors and AWI to designate directors are subject to change in the event of certain circumstances, more particularly described in the Shareholders Agreement. The Shareholders Agreement, among other things, contains provisions (A) providing for registration rights under certain circumstances under the Securities Act, and (B) prohibiting the parties from acquiring additional shares of Common Stock (other than the Additional AWI Shares) until the earlier to occur of (x) the fourth anniversary of the Offerings and (y) the sale by DTI Investors or AWI or its subsidiaries of 25% or more of the Common Stock owned by the DTI Investors Group or AWI and its subsidiaries, as the case may be, as of December 31, 1995.

  Pursuant to the Shareholders Agreement, the Company is prohibited from engaging in, without the approval of a majority of the Board of Directors (including at least one AWI designee), any sale or transfer to a third party by merger or otherwise by the Company or any of its subsidiaries (in one transaction or a series of related transactions) of any subsidiary of the Company or assets of the Company or a subsidiary thereof which involves more than 20% of the total assets of the Company and its subsidiaries taken as a whole on a cumulative basis, excluding, however, such dispositions in the ordinary course of business (including, but not limited to, sales of inventory and finished goods), and excluding the sale of all or substantially all of the stock or assets of the Company.

                             CERTAIN TRANSACTIONS

  AEA Investors (the managing member of DTI Investors, which is a beneficial owner of Common Stock), currently provides management, consulting and financial services to the Company for professional service fees and is reimbursed for out-of-pocket expenses. In 1995, 1994 and 1993, payments of the management fee and reimbursement for expenses totaled $991,000, $1,015,373 and $963,222, respectively. Such services include, but are not necessarily limited to, advice and assistance concerning the strategy, planning and financing of the Company, as needed from time to time. Upon consummation of the Offerings, the management agreement will be terminated and AEA Investors will be paid the Termination Fee of $4.0 million in connection therewith. The Company receives the benefit of volume discounts for certain office services and supplies made available to various companies associated with AEA Investors pursuant to arrangements managed by a subsidiary of AEA Investors. Messrs. Mai and Skelsey are officers and/or directors of Dal-Tile; Mr. Mai is President and Chief Executive Officer of AEA Investors, and Mr. Skelsey is a Vice President and Managing Director of AEA Investors.

  On December 29, 1995, AWI acquired 37% of the outstanding capital stock of Dal-Tile in connection with the AO Acquisition. In connection with the AO Acquisition, Dal-Tile entered into agreements with AWI relating to (i) the use by the Company of certain trademarks owned by AWI, and (ii) certain transition services (including computer services) to be supplied by AWI or its affiliates to the Company. These agreements were negotiated in connection with the AO Acquisition and have arms'-length terms and conditions. Transactions pursuant to such agreements are in the ordinary course of business. Messrs. Lorch, Riddick and Shannon are directors of the Registrant; Mr. Lorch is a director and executive officer of AWI, and Messrs. Riddick and Shannon are officers of AWI.

  Before the AO Acquisition, AO was a subsidiary of AWI. As a subsidiary of AWI, AO purchased pyrophyllite from Newfoundland Minerals and installation materials from an affiliate of AWI, and incurred expenses relating to management information systems and engineering services provided by AWI or its affiliates.

                           ARMSTRONG AGREEMENTS

  Concurrently with the consummation of the Offerings, the Company will sell in the Private Placement to AEI approximately 588,235 shares of Common Stock, at a price per share equal to the initial public offering price per share for the Common Stock in the Offerings, for an aggregate purchase price of approximately $10,000,000. AWI and AEI have agreed that such Common Stock is being acquired by AEI for investment purposes only and not with a view toward distribution and that neither AWI nor any subsidiary of AWI will sell or otherwise dispose of such Common Stock in violation of any applicable laws or regulations, including Federal and state securities laws and regulations.

  During the 270-day period following the first to occur of (i) the closing of the sale of Common Stock to the U.S. Underwriters pursuant to the exercise of their over-allotment option and (ii) the expiration of such option, AWI or one or more of its subsidiaries will purchase, from time to time, additional Common Stock in open market transactions at then prevailing market prices having an aggregate purchase price (exclusive of brokerage commissions) of $15,000,000 in connection therewith. AWI and its subsidiaries will effect all purchases of the Additonal AWI Shares in compliance with all applicable laws and regulations, including Federal and state securities laws and regulations. AWI will give the Company and AEA Investors notice of each such purchase made by AWI or any of its subsidiaries within three business days thereafter.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK CONVERSION

  Immediately prior to the consummation of the Offerings and the Private
Placement: (a) Dal-Tile will amend and restate its currently existing certificate of incorporation to, among other things, increase the number of authorized shares of capital stock to 200,000,000 shares of Common Stock and 11,100,000 shares of Preferred Stock, $.01 par value per share; and (b) the Common Stock Conversion will be effected (i.e., all existing classes of Dal-Tile's capital stock will be converted into a total of 45,404,472 shares of Common Stock, on an 11.1-for-1 basis). In addition, all outstanding options to purchase Dal-Tile's existing capital stock will be converted into 4,204,747 options to purchase Common Stock on an 11.1-for-1 basis. The Offerings and the Private Placement will not be consummated unless both the Common Stock Conversion is consummated and the New Bank Credit Agreement is entered into. See "Certain Transactions" and "Shares Eligible for Future Sale".

GENERAL

  The following brief description of Dal-Tile's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Restated Certificate of Incorporation and the Restated Bylaws, copies of which have been filed as exhibits to the Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") of which this Prospectus is a part and to which exhibits reference is hereby made.

  The authorized capital stock of Dal-Tile will consist of 200,000,000 shares of Common Stock, $.01 par value per share, and 11,100,000 shares of Preferred Stock, par value $.01 per share. Immediately following consummation of the Offerings and the Private Placement, there will be 52,992,707 shares of Common Stock outstanding, no shares of Preferred Stock outstanding and 4,204,747 shares of Common Stock will be issuable upon exercise of outstanding options.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights and, therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

  Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred Stock, if any, and subject to the terms of the agreements governing Dal-Tile's long-term debt. See "Dividend Policy" and "Description of Certain Indebtedness". In the event of the liquidation, dissolution or winding up of Dal-Tile, the holders of Common Stock are entitled to share pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any.

  The Common Stock has no preemptive, conversion or redemption rights and is not subject to further calls or assessments by Dal-Tile. Immediately upon consummation of the Offerings and the Private Placement, all the outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

  Prior to the Offerings, there has been no public market for the Common Stock. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "DTL".

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services L.L.C.

PREFERRED STOCK

  The Board of Directors is authorized without further stockholder action to provide for the issuance from time to time of up to 11,100,000 shares of Preferred Stock, in one or more classes or series, with such powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as will be set forth in the resolutions providing for the issue of such classes or series of Preferred Stock adopted by the Board of Directors. The holders of Preferred Stock will have no preemptive rights (unless otherwise provided in the applicable certificate of designation) and will not be subject to future assessments by Dal-Tile. Such Preferred Stock may have voting or other rights which could adversely affect the rights of holders of the Common Stock. In addition, the issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, under certain circumstances, make it more difficult for a third party to gain control of Dal-Tile, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. On the date of this Prospectus, there are no shares of Preferred Stock issued and outstanding.

POSSIBLE ANTITAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

  The DGCL and certain provisions of the Restated Certificate of Incorporation and the Restated Bylaws could have the effect of discouraging or making more difficult the acquisition of Dal-Tile by means of a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to the Company's stockholders. In addition, these provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of the Company's stockholders.

 ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The Restated Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of Dal-Tile (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of Dal-Tile prior to the meeting at which directors are to be elected, will be eligible for election as directors of Dal-Tile. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been specified in the notice of the meeting given by, or at the direction of, the Board of Directors (or any duly authorized committee thereof) or brought before the meeting by, or at the direction of, the Board of Directors (or any duly authorized committee thereof) or by a stockholder who has given timely written notice to the Secretary of Dal-Tile of such stockholder's intention to bring such business before such meeting.

  Under the Stockholder Notice Procedure, a stockholder's notice of nominations or business to be conducted at an annual meeting will be timely only if it is received by Dal-Tile not less than 60 days nor more than 90 days prior to the date of the annual meeting or, in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever first occurs. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by Dal-Tile not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

  In addition, under the Stockholder Notice Procedure, a stockholder's notice to Dal-Tile proposing to nominate a person for election as a director or conduct certain business at an annual meeting must contain certain specified information. If the Chairman of the Board of Directors presiding at a meeting determines that a person was not nominated or other business was not brought before the meeting in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

 DIRECTOR'S LIABILITY

  The Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL as it currently exists, a director of Dal-Tile shall not be liable to Dal-Tile or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to Dal-Tile or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Restated Certificate of Incorporation is to eliminate the rights of Dal-Tile and its stockholders (through stockholders' derivative suits on behalf of Dal-Tile) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of Dal-Tile or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Restated Certificate of Incorporation provides that Dal-Tile shall indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

 SECTION 203 OF THE DGCL

  Dal-Tile is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined as a person who is the owner of 15% or more of a corporation's voting stock, or who, as an affiliate or associate of a corporation, was the owner of 15% or more of that corporation's voting stock within the prior three years) from engaging in a "business combination" (as defined under the DGCL) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction or the business combination in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the "interested stockholder". A "business combination" generally includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders".

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Upon consummation of the Offerings and the Private Placement, Dal-Tile's authorized but unissued capital stock will consist of 147,007,293 shares of Common Stock (145,957,293 shares, if the U.S. Underwriters' over-allotment option is exercised in full) and 11,100,000 shares of Preferred Stock. All the foregoing authorized but unissued shares of capital stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including issuance pursuant to employee stock options and other employee plans, director stock options and future public offerings to raise additional capital or to facilitate corporate acquisitions.

  Dal-Tile does not presently have any current plans to issue additional shares of Common Stock other than shares of Common Stock which may be issued upon exercise of existing options or options which may be granted in the future to Dal-Tile's directors or employees.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW BANK CREDIT AGREEMENT

  In connection with the Refinancing, Dal-Tile Group has received the Commitment Letter pursuant to which each of Chase Securities Inc. and The Chase Manhattan Bank, N.A. (as to 50%), Credit Suisse (as to 25%) and Goldman, Sachs & Co. and Pearl Street, L.P. (as to 25%) have severally committed to provide the New Bank Facilities, consisting of the $275 million New Term Loan (the proceeds of which will be drawn down concurrently with or shortly after the consummation of the Offerings and the Private Placement), and the $250 million New Revolving Credit Facility. The Commitment Letter provides that the New Bank Credit Agreement shall be executed and delivered no later than August 31, 1996.

  The following summary of certain provisions of the Commitment Letter does not purport to be complete and is qualified in its entirety by the provisions of the Commitment Letter, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and is subject to the negotiation and execution of the definitive loan documentation with respect to the New Bank Credit Agreement.

  NEW TERM LOAN. The New Bank Credit Agreement will include a $275 million term loan. The New Term Loan will be repayable in consecutive quarterly installments commencing on March 31, 1997 and ending on December 31, 2002, in aggregate amounts for each of the following periods as follows (with the installments within each year being equal):

                                               AGGREGATE
            YEAR                                AMOUNT
            ----                              -----------
            1997............................. $30,000,000
            1998............................. $40,000,000
            1999............................. $40,000,000
            2000............................. $50,000,000
            2001............................. $50,000,000
            2002............................. $65,000,000

The New Term Loan may be prepaid and commitments may be reduced by Dal-Tile Group without premium or penalty in minimum amounts to be agreed upon. Voluntary prepayments of the New Term Loan will be applied ratably to subsequent scheduled repayments of the New Term Loan after giving effect to all prior repayments. In addition, the New Bank Credit Agreement provides for mandatory repayments, subject to certain exceptions, of the New Term Loan (and after the New Term Loan has been repaid, commitment reductions under the New Revolving Credit Facility) out of the net proceeds of the sale or disposition of assets (other than certain sales in the ordinary course of business which do not exceed $1 million). Such mandatory prepayments to the New Term Loan will be applied pro rata to the remaining scheduled repayments of the New Term Loan.

  NEW REVOLVING CREDIT FACILITY. The New Revolving Credit Facility is a $250 million revolving credit facility. The New Revolving Credit Facility is inclusive of a $35 million letter of credit subfacility and a $25 million swing line loan subfacility, and will be available on a revolving basis until December 31, 2002.

  USE OF PROCEEDS. Initial borrowings of the New Bank Facilities will be used to refinance indebtedness under the Existing Bank Credit Agreement, to refinance and repurchase other existing indebtedness of the Company and to pay the Termination Fee and other fees and expenses. Subsequent borrowings under the New Revolving Credit Facility may be used for general corporate purposes of the Company and the repayment and repurchase of other existing indebtedness of the Company.

  INTEREST RATE. The New Bank Facilities will bear interest at a rate equal to, at the Company's option, (i) the ABR (as defined) in effect from time to time plus the Applicable Margin for ABR Loans (as set forth below) (the "ABR Loans"), or (ii) the Eurodollar Rate (as defined) for the respective interest period plus the Applicable Margin (as set forth below) for Eurodollar Loans (the "Eurodollar Loans"); provided that all swing line loans shall bear interest based upon the ABR. The Applicable Margin will vary depending upon the ratio of Consolidated Total Debt to Consolidated EBITDA (as defined in the New Bank Credit Agreement) and whether such loan is an ABR Loan or a Eurodollar Loan, as set forth below:

      RATIO OF CONSOLIDATED TOTAL                             ABR   EURODOLLAR
      DEBT TO CONSOLIDATED EBITDA                            LOANS    LOANS
      ---------------------------                            -----  ----------
      equal to or greater than  3.75 to 1                    0.25%     1.25%
      equal to or greater than 3.25 to 1 but less than 3.75
       to 1                                                  0.00%     1.00%
      equal to or greater than 3.00 to 1 but less than 3.25
       to 1                                                  0.00%     0.75%
      equal to or greater than 2.50 to 1 but less than 3.00
       to 1                                                  0.00%    0.625%
      equal to or greater than 2.00 to 1 but less than 2.50
       to 1                                                  0.00%     0.50%
      less than 2.00 to 1                                    0.00%    0.375%

"ABR" means the highest of (i) the rate of interest publicly announced by the Administrative Agent under the New Bank Credit Agreement (the "Administrative Agent") as its prime rate in effect at its principal office in New York City,
(ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%. "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by Dal-Tile Group) are offered to the Administrative Agent in the interbank eurodollar market. Interest on ABR Loans will be payable quarterly in arrears. Interest on Eurodollar Loans will be payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

  At any time when Dal-Tile Group is in default in the payment of any amount due under the New Bank Credit Agreement, the principal of all loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable under the New Revolving Credit Facility for ABR Loans.

  FEES. Dal-Tile Group will be required to pay commitment fees on the average daily unused portion of the New Revolving Credit Facility, payable quarterly in arrears, at a rate per annum as set forth below:

      RATIO OF CONSOLIDATED TOTAL                                 COMMITMENT
      DEBT TO CONSOLIDATED EBITDA                                    FEE
      ---------------------------                                 ----------
      equal to or greater than 3.75 to 1                            0.375%
      equal to or greater than 3.25 to 1 but less than 3.75 to 1    0.300%
      equal to or greater than 3.00 to 1 but less than 3.25 to 1    0.250%
      equal to or greater than 2.50 to 1 but less than 3.00 to 1    0.225%
      equal to or greater than 2.00 to 1 but less than 2.50 to 1    0.200%
      less than 2.00 to 1                                           0.175%

Swing line loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the New Revolving Credit Facility.

  The Commitment Letter provides for certain additional customary fees and charges, including (i) fees on the aggregate commitments under the New Bank Credit Agreement (including fees from the date of the Commitment Letter until closing), (ii) annual administrative fees, (iii) fronting bank fees for the letter of credit issuing bank, and (iv) customary issuance, amendment, payment and negotiation charges payable to the issuing lender for its own account.

  GUARANTEES. The New Bank Credit Agreement will be guaranteed by Dal-Tile and each of Dal-Tile Group's material direct and indirect domestic subsidiaries.

  CONDITIONS. The initial funding by the lenders under the New Bank Credit Agreement (the "Lenders") will be subject to a number of conditions, including, among other things, (a) the receipt by Dal-Tile Group or

Dal-Tile of net proceeds of at least $110 million from the Offerings; (b) the redemption, repurchase or prepayment by Dal-Tile Group of specified existing indebtedness and accrued interest thereon (subject to certain exceptions); (c) the absence of any material adverse effect on the (i) business, assets, property, condition (financial or otherwise) or prospects of Dal-Tile Group and its subsidiaries taken as a whole, or (ii) the validity or enforceability of the New Bank Credit Agreement or the rights and remedies of the Administrative Agent and the Lenders; and (d) other conditions customary for transactions similar to those contemplated by the New Bank Credit Agreement.

  COVENANTS. The New Bank Credit Agreement will contain customary affirmative and restrictive covenants, as well as financial covenants, under which the Company must operate. Among other restrictions, the New Bank Credit Agreement provides that, on a rolling four-quarter basis, earnings before interest, taxes, depreciation and amortization minus capital expenditures must be at least 1.50 times Total Interest Expense (as defined) at December 31, 1996, increasing to 2.00 times at December 31, 1997, 2.50 times at December 31, 1998 and 3.00 times at December 31, 2001 and thereafter. In addition, the New Bank Credit Agreement provides for (i) a minimum Net Worth (as defined) of $100 million plus 50% of Net Income (as defined), (ii) a minimum ratio of current assets at 1.50 times current liabilities, and (iii) maximum capital expenditures, in amounts increasing from $65 million at December 31, 1996 to $95 million at December 31, 2004 (such covenant to be eliminated when the ratio of earnings before interest, taxes, depreciation and amortization minus capital expenditures is greater than 5.00 times Total Interest Expense). Failure to comply with any of such covenants will permit the Administrative Agent to accelerate, subject to the terms of the New Bank Credit Agreement, the maturity of all amounts outstanding under the New Bank Credit Agreement, and to terminate Dal-Tile Group's ability to borrow under the New Revolving Credit Facility.

  EVENTS OF DEFAULT. The New Bank Credit Agreement will contain customary events of default appropriate in the context of the proposed transaction, including payment defaults, breach of representations and warranties, covenant defaults, certain cross-defaults, certain events of bankruptcy and insolvency, ERISA events, judgment defaults, failure of any guaranty supporting the New Bank Credit Agreement and a "Change of Control" as defined therein.

EXISTING INDEBTEDNESS TO BE REFINANCED IN THE REFINANCING

  The Company intends to refinance the existing indebtedness of the Company summarized below pursuant to the Refinancing. The summaries of such indebtedness contained herein do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indentures related thereto, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this section and not otherwise defined shall have the meanings ascribed thereto in the Zero Coupon Note Indenture, the Existing Bank Credit Agreement or the Series Note Agreement, as applicable.

 THE ZERO COUPON NOTES

  On August 11, 1993, Dal-Tile issued the Zero Coupon Notes with proceeds of $75,006,252, before fees and expenses, having a yield to maturity of 12% per annum (computed on a semiannual bond equivalent basis), calculated from August 11, 1993. The Zero Coupon Notes defer interest payments until maturity on July 15, 1998, at which time principal and interest of $133,200,000 becomes due and payable. The Zero Coupon Notes are not redeemable at the option of Dal-Tile, except that if Dal-Tile issues shares of capital stock before July 16, 1996, Dal-Tile, at its option, may use the net proceeds to redeem up to 33% of the outstanding Zero Coupon Notes. The Redemption will be at 106% of the accreted value. In the Redemption, Dal-Tile intends to use approximately $27.6 million which AWI contributed as part of the AO Acquisition to redeem $32.6 million aggregate principal amount at maturity of Zero Coupon Notes ($26.0 million aggregate accreted value at the Redemption Date). See "Refinancing-- Redemption", "Use of Proceeds" and "Capitalization". Dal-Tile also is required to redeem the outstanding Zero Coupon Notes at 101% of the accreted value if there shall occur a Change of Control. Pursuant to the Pledge Agreement, the Zero Coupon Notes are secured by a pledge of all the outstanding capital stock of Dal-Tile Group. Under the Zero Coupon Solicitation and in conjunction with the Zero Coupon Tender Offer, Dal-Tile is soliciting consents from the holders of at least a majority in principal amount of the Zero Coupon Notes not otherwise called in the Redemption to effect certain amendments to the Zero Coupon Note Indenture, including the elimination of substantially all of the restrictive covenants and the termination of the Pledge Agreement. See "Refinancing--Tender Offer and Solicitation".

  AFFIRMATIVE AND NEGATIVE COVENANTS. The Zero Coupon Note Indenture currently contains a number of covenants including, among others, covenants restricting Dal-Tile and its subsidiaries with respect to the incurrence of indebtedness, the creation of liens, entering into sales or leases, the declaration or payment of dividends, the making of certain investments and loans, distributions by and transfers to subsidiaries, payments of certain management fees, the consummation of certain transactions such as sales of substantial assets, mergers or consolidations or other transactions, or changes of control of Dal-Tile. In addition, the Zero Coupon Note Indenture contains affirmative covenants by Dal-Tile including, among others, preservation of corporate existence, maintenance of insurance, payment of taxes and other claims, and delivery of financial and other information.

  LIMITATION ON CONSOLIDATED DEBT. Dal-Tile and its Restricted Subsidiaries may not (subject to certain exceptions) incur any Debt unless immediately after giving effect to the incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Ratio for the preceding four full fiscal quarters determined on a pro forma basis as if such Debt had been incurred and the proceeds thereof applied at the beginning of such four fiscal quarters, would be greater than 2.00 to 1.

  RESTRICTED PAYMENTS. Subject to certain exceptions, the Zero Coupon Note Indenture restricts the ability of Dal-Tile, among other things, (i) to declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, (ii) to (or permit any of its Restricted Subsidiaries to) purchase, redeem, or otherwise retire or acquire for value (a) any Capital Stock of Dal-Tile or (b) any securities convertible or exchangeable into shares of Capital Stock of Dal-Tile or any options, warrants or rights to purchase or acquire shares of Capital Stock of Dal-Tile or securities convertible or exchangeable into shares of Capital Stock of Dal-Tile, (iii) to make loans, guarantees, advances or capital contributions to, or investments in the stock or securities of entities other than Restricted Subsidiaries, and (iv) to redeem, defease (including, but not limited to, legal or covenant defeasance), repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment Debt of Dal-Tile (other than the Zero Coupon Notes) which is pari passu with or subordinate in right of payment to the Zero Coupon Notes (each of clauses (i) through (iv) being a "Restricted Payment") unless: (1) subsequent to the date of the Zero Coupon Note Indenture, Dal-Tile has received net cash proceeds from the issuance and sale of shares of its Capital Stock (other than Disqualified Stock) to any Person equal to or greater than $50 million, and has made an offer to purchase outstanding Zero Coupon Notes in an aggregate amount equal to not less than (i) 75% of the net cash proceeds of such issuance and sale to any Person or Persons other than AEA Investors, but not less than $37.5 million, minus (ii) the aggregate redemption price paid in respect of Zero Coupon Notes redeemed prior to the date thereof, at declining prices (ranging from 106% to 100% of the Accreted Value as of the date of purchase); (2) upon giving effect to such Restricted Payment, no Event of Default, or event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred; and (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made subsequent to the date of the Zero Coupon Note Indenture would not exceed the sum of: (a) 50% of cumulative Consolidated Net Income (or, where Consolidated Net Income shall be negative, minus 100% of such deficit) for the period commencing on the date of the Zero Coupon Indenture and ending on the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus (b) 100% of the aggregate net cash proceeds from the issuance after the date of the Zero Coupon Note Indenture of Capital Stock (other than Disqualified Stock) of Dal-Tile and options, warrants or other rights on Capital Stock (other than Disqualified Stock) of Dal-Tile, other than to a Subsidiary of Dal-Tile; minus (c) the amount of net cash proceeds from the issuance and sale of Capital Stock used by Dal-Tile to redeem Zero Coupon Notes or to purchase Zero Coupon Notes pursuant to clause
(1) above.

 THE EXISTING BANK CREDIT AGREEMENT

  Pursuant to the Existing Bank Credit Agreement with National Westminster Bank, USA, as agent bank, Credit Suisse and NCNB Texas National Bank, N.A. as co-agents, Dal-Tile Group has a $160 million revolving credit facility available. The Existing Bank Credit Agreement terminates, and all borrowings thereunder are due and payable, on the earlier of (i) January 9, 1998 and (ii) the seventh day following a Change in Control. At March 31, 1996, there was an aggregate principal amount of $128.3 million outstanding under the Existing Bank Credit Agreement bearing interest at a weighted average rate of 7.9% per annum.

  Under the Existing Bank Credit Agreement, borrowings may be made as Prime Rate Loans or Eurodollar Loans. On and after January 9, 1994, Eurodollar Loans and Prime Rate Loans must be repaid if the aggregate principal amount of all such Loans outstanding exceeds the lesser of (i) the then Total Commitment and
(ii) a borrowing base amount based on eligible accounts receivable and eligible inventory. The maximum amount available to Dal-Tile Group under the inventory letter of credit facility is equal to the lesser of (i) $25 million and (ii) the excess of (x) the Total Commitment over (y) the aggregate outstanding principal amount of Prime Rate Loans and Eurodollar Loans. Prime Rate Loans bear interest at rates per annum equal to the sum of the Prime Rate and a margin varying from 0% to 1 1/4%, based on Dal-Tile Group's Ratio of Total Liabilities to Consolidated Adjusted Net Worth. Eurodollar Loans (available for one-, two-, three-, and six-month interest periods) bear interest at rates per annum equal to the sum of the Eurodollar Base Rate and a margin varying from 1% to 2 1/4%, based on Dal-Tile Group's ratio of total liabilities to consolidated adjusted net worth.

  The Existing Bank Credit Agreement contains a number of covenants, including, among others, covenants restricting Dal-Tile Group and its subsidiaries with respect to the incurrence of indebtedness, the creation of liens, entering into sale and leaseback transactions, entering into leases, the declaration or payment of dividends, the making of certain investments and loans, engaging in businesses unrelated to the manufacture and distribution of tile and related building products (unless such unrelated business contributes less than 20% of total consolidated revenues of Dal-Tile Group and constitutes less than 20% of the consolidated assets of Dal-Tile Group), transfers to affiliates, payments of certain management fees, the consummation of certain transactions such as sales of substantial assets, mergers or consolidations and other transactions. In addition, the Existing Bank Credit Agreement contains affirmative covenants by Dal-Tile Group and its subsidiaries, including, among others, compliance with laws, preservation of corporate existence, maintenance of insurance, payment of taxes and debt, maintenance of properties, environmental compliance and delivery of financial and other information to the lenders under the Existing Bank Credit Agreement. Dal-Tile Group also is required to comply with certain financial tests and maintain certain financial ratios.

 THE SERIES A NOTES AND THE SERIES B NOTES

  The Series A Notes and the Series B Notes were issued pursuant to the Series Note Agreement entered into between Dal-Tile Group and certain institutional investors in connection with the AEA Acquisition. The Series A Notes mature on January 9, 2000. Each Series A Note bears interest at the rate of 10.625% per annum. Interest on the Series A Notes is payable semiannually on January 9 and July 9. The Series B Notes mature on January 9, 2002. Each Series B Note bears interest at the rate of 10.770% per annum payable semiannually on January 9 and July 9.

  The Series A Notes are subject to mandatory prepayment in the amount of $44 million on January 9 in each of the years 1996 through and including 1999. The Series B Notes are subject to mandatory prepayment in the amount of $20 million on January 9 in each of the years 1998 through and including 2001. On March 31, 1996, there were $176 million aggregate principal amount of outstanding Series A Notes, and $100 million aggregate principal amount of outstanding Series B Notes.

  Dal-Tile Group may, at its option, prepay the Series A Notes and the Series B Notes, in whole or in part, at any time, by paying the holders thereof a Make-Whole Premium together with interest accrued on the Series A Notes and the Series B Notes to the date of prepayment. In addition, upon a Change of Control, Dal-Tile Group shall prepay in full all of the Series A Notes and the Series B Notes held by each holder who has accepted Dal-Tile Group's prepayment offer by paying to each such holder a Make-Whole Premium with respect to the unpaid principal amount of such Series A Notes and Series B Notes together with interest accrued on the Notes to the date of prepayment.

  The covenants of the Series A Notes and the Series B Notes are substantially equivalent to those under the Existing Bank Credit Agreement.

                        SHARES ELIGIBLE FOR FUTURE SALE

  There has been no public market for the Common Stock prior to the Offerings. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of Dal-Tile in the public market after the lapse of the restrictions described below could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future at a time and price which it deems appropriate.

  Upon completion of the Offerings and the Private Placement, Dal-Tile will have outstanding 52,992,707 shares of Common Stock (54,042,707 shares, if the U.S. Underwriters' over-allotment option is exercised in full). All these shares of Common Stock will be freely tradeable without restriction or limitation under the Securities Act, except to the extent such shares are subject to the agreement with the U.S. Underwriters described below, and except for the shares sold in the Private Placement and for any shares held by "affiliates", as that term is defined under the Securities Act, of the Company. The shares held by affiliates may only be sold if they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act ("Rule 144"), is available.

  In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least two years, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 also are subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

  In addition, 4,836,425 shares of Common Stock will be reserved for issuance pursuant to the Company's stock option plans. At June 30, 1996, options for the purchase of 4,204,747 shares of Common Stock were outstanding. These shares will be available for sale in the public market from time to time upon registration or pursuant to available exemptions from registration. See "Management--Executive Compensation" and "Management--Stock Option Plan".

  Each of (i) the Company, (ii) the Company's executive officers and directors, and (iii) the Existing Stockholders owning substantially all the outstanding Common Stock, have agreed not to offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for Common Stock, or grant any options or warrants to purchase Common Stock, except in certain circumstances, for a period of 180 days following the date of this Prospectus without the prior consent of Smith Barney Inc. (the "Lockup"). Following the Lockup, these shares will be eligible for sale in the public market subject to the restrictions described above. See "Underwriting".

  To the extent that the Company's existing resources and future earnings are insufficient to fund the Company's activities or to repay indebtedness (including annual amortization payments under the New Term

Loan), the Company may need to raise additional funds through public or private financings. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders at that time would be diluted. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. See "Description of Capital Stock".

            CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

  The following is a general discussion of the material Federal income and estate tax consequences of the ownership and disposition of a share of Common Stock by beneficial owner of such shares that is not a U.S. person for U.S. Federal income tax purposes (a "non-U.S. holder"). For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States or of any State or political subdivision of the foregoing, or any estate or trust whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source. The discussion does not address all aspects of Federal income and estate taxation nor any aspects of state, local, or foreign tax laws. The discussion does not consider any specific facts or circumstances that may apply to particular non-U.S. holders (including insurance companies, tax-exempt organizations, financial institutions, broker dealers or certain U.S. expatriates). Furthermore, the following discussion is based on current provisions of the Code, the regulations promulgated thereunder and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Treasury regulations were recently proposed that would, if adopted in their present form, revise in certain respects the rules applicable to non-U.S. holders of Common Stock (the "Proposed Regulations"). The Proposed Regulations are generally proposed to be effective with respect to payments made after December 31, 1997. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations. Each prospective investor is urged to consult its own tax adviser as to its personal tax situation with respect to the U.S. Federal, state and local consequences of owning and disposing of a share of Common Stock, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

U.S. INCOME TAX CONSEQUENCES

  It is not currently contemplated that Dal-Tile will pay dividends on the Common Stock in the foreseeable future. If Dal-Tile were to pay a dividend in the future, such a dividend paid to a non-U.S. holder would be subject to U.S. withholding tax at a 30% rate, or if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder). A dividend that is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder) will generally be exempt from the withholding tax described above and subject instead (i) to the U.S. Federal income tax on net income that applies to U.S. persons and (ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

  Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Regulations, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. In the case of a foreign partnership, the certification requirement would generally be applied to the partners of the partnership. In addition, the Proposed Regulations also would require the partnership to provide certain information, including a United States taxpayer identification number, and would provide look-through rules for tiered partnerships. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

  Under current law, a non-U.S. holder generally will not be subject to U.S. Federal income tax on any gain recognized on a sale or other disposition of a share of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States of the non-U.S. holder and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by the non-U.S. holder, (ii) the gain is not described in clause (i) above, the non-U.S. holder is an individual who holds the share as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for U.S. Federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or
(iii) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five year period preceding such disposition or such non-U.S. holder's holding period. If the Company were to become a USRPHC, gains realized upon a disposition of Common Stock by a non-U.S. holder which did not directly or indirectly own more than 5% of the Common Stock during the shorter of the periods described above generally would not be subject to United States federal income tax, provided that the Common Stock is "regularly traded" on an established securities market. In case of a non-U.S. holder that is described under clause (i) above, its gain will be subject to the U.S. Federal income tax on net income that applies to U.S. persons and, in addition, if such non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax as described in the preceding paragraph. An individual non-U.S. holder that is described under clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). Thus, individual non-U.S. holders who have spent 183 days or more in the United States in the taxable year in which they contemplate a sale of the Common Stock are urged to consult their tax advisers as to the tax consequences of such sale.

U.S. ESTATE TAX CONSEQUENCES

  Shares of Common Stock owned at the time of his or her death by an individual non-U.S. holder will be includible in his or her gross estate for U.S. Federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and may be subject to U.S. Federal estate tax.

BACK-UP WITHHOLDING AND INFORMATION REPORTING

 DIVIDENDS

  Except as provided below, Dal-Tile must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. In general, backup withholding at a rate of 31% and additional information reporting will apply to dividends paid on shares of Common Stock to holders that are not "exempt recipients" and that fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number ). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. However, dividends that are subject to U.S. withholding tax at the 30% statutory rate or at a reduced tax treaty rate are exempt from backup withholding of U.S. Federal income tax and such additional information reporting.

 BROKER SALES

  If a non-U.S. holder sells shares of Common Stock through a U.S. office of a U.S. or foreign broker, the broker is required to file an information return and is required to withhold 31% of the sale proceeds unless the non-U.S. holder is an exempt recipient or has provided the broker with the information and statements, under penalties of perjury, necessary to establish an exemption from backup withholding. If payment of the proceeds of the sale of a share by a non-U.S. holder is made to or through the foreign office of a broker, that broker will not be required to backup withhold or, except as provided in the next sentence, to file information returns. In the case of proceeds from a sale of a share by a non-U.S. holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the United States (a "Foreign U.S. Connected Broker"), information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption.

 REFUNDS

  Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the U.S. Underwriting Agreement, each of the underwriters of the U.S. Offering named below (the "U.S. Underwriters"), for whom Smith Barney Inc., Dillon, Read & Co. Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as the representatives (the "Representatives"), has severally agreed to purchase, and the Company has agreed to sell to each U.S. Underwriter, the number of shares of Common Stock set forth opposite the name of such U.S. Underwriter below:

                                                                       NUMBER OF
                             U.S. UNDERWRITERS                          SHARES
                             -----------------                         ---------
      Smith Barney Inc. ..............................................
      Dillon, Read & Co. Inc. ........................................
      Goldman, Sachs & Co. ...........................................
      Morgan Stanley & Co. Incorporated...............................
                                                                       ---------
        Total......................................................... 5,600,000
                                                                       =========

  Under the terms and subject to the conditions contained in the International Underwriting Agreement, each of the managers of the concurrent International Offering named below (the "Managers"), for whom Smith Barney Inc., Dillon, Read & Co. Inc., Goldman Sachs International and Morgan Stanley & Co. International Limited, are acting as lead managers (the "Lead Managers"), has severally agreed to purchase, and the Company has agreed to sell to each Manager, the number of shares of Common Stock set forth opposite the name of such Manager below:

                                                                       NUMBER OF
                                  MANAGERS                              SHARES
                                  --------                             ---------
      Smith Barney Inc. ..............................................
      Dillon, Read & Co. Inc. ........................................
      Goldman Sachs International.....................................
      Morgan Stanley & Co. International Limited......................
                                                                       ---------
        Total......................................................... 1,400,000
                                                                       =========

  Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the several U.S. Underwriters and the several Managers to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The U.S. Underwriters and the Managers (collectively, the "Underwriters") initially propose to offer part of the shares offered hereby directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares offered hereby to certain dealers at a price
which represents a concession not in excess of $    per share under the public
offering price. The U.S. Underwriters and the Managers may allow, and such
dealers may reallow, a concession not in excess of $    per share to other
U.S. Underwriters or Managers, respectively, or to certain other dealers. The Representatives and the Managers have advised the Company that the U.S. Underwriters and the Managers do not intend to confirm any shares to accounts over which they exercise discretionary authority. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

  The Company has granted the U.S. Underwriters an option, exercisable at any time and from time to time during a 30-day period from the date of this Prospectus, to purchase up to an aggregate of 1,050,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting commissions. The U.S. Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sales of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each U.S. Underwriter's name in the preceding U.S. Underwriters table bears to the total number of shares of Common Stock offered by the U.S. Underwriters hereby.

  At the request of the Company, the U.S. Underwriters have reserved up to 250,000 shares of Common Stock for sale at the initial offering price to persons who are directors, officers or employees of, or otherwise associated with, the Company and certain other parties. The number of shares available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares not so purchased will be released for sale by the U.S. Underwriters to the general public no later than the closing date of the Offerings (which is expected to be three business days after the date of this Prospectus) on the same terms as the other shares offered hereby. Reserved shares purchased by such individuals will, except as restricted by applicable securities laws, be available for resale following the Offerings.

  The Company and the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  Each of (i) the Company, (ii) the Company's executive officers and directors, and (iii) the Existing Shareholders owing substantially all the outstanding Common Stock, have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, or grant any options or warrants to purchase Common Stock, except in certain circumstances.

  The U.S. Underwriters and the Managers have entered into an Agreement between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares offered in the U.S. Offering (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person, and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distributed any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the shares offered in the International Offering: (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person, and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including (i) certain purchases and sales between the U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as a Manager or by a Manager who is also acting as a U.S. Underwriter, and (iv) other transactions specifically approved by the Representatives and the Managers. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any estate or trust the income of which is subject to U.S. or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any U.S. or Canadian branch of a person other than a U.S. or Canadian Person.

  Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

  Each Manager has represented and agreed that (i) it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Public Offering of Securities Regulation 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from, or otherwise involving, the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction by the Company, the U.S. Underwriters or the Managers that would permit any offering to the general public of the Common Stock offered hereby in any jurisdiction other than the United States.

  Purchasers of the Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for Common Stock being sold by the U.S. Underwriters and the Managers, less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of shares appearing on the front cover of this Prospectus.

  Prior to the Offerings, there has been no public market for Common Stock. The initial public offering price of the shares was negotiated between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's net sales and earnings, the current state of the economy in each of the United States and Mexico, and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which the Company and the Underwriters believe to be comparable to the Company.

  The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "DTL". There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings or at or above the initial price to public.

  Smith Barney Inc. is acting as Dealer Manager in the Zero Coupon Tender Offer and the Zero Coupon Solicitation, for which they will receive customary compensation.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), One New York Plaza, New York, New York. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements and consolidated financial statement schedule of Dal-Tile at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Ceramic Tile Operations of Armstrong World Industries, Inc. and subsidiaries as of December 31, 1994 and December 29, 1995 and for both of the years in the two-year period ended December 31, 1994 and for the period ended December 29, 1995, appearing in this Prospectus and the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. The Registration Statement filed by the Company with the Commission, as well as such reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of such material will be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DAL-TILE INTERNATIONAL INC.

Report of Ernst & Young LLP, Independent Auditors.........................   F-2
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31,
 1996.....................................................................   F-3
Consolidated Statements of Operations for each of the three years in the period ended
 December 31, 1995, and each of the three month periods ended March 31,
 1995 and 1996............................................................   F-4
Consolidated Statements of Stockholders' Equity (Capital Deficiency) for
 each of the
 three years in the period ended December 31, 1995 and for the three month period ended
 March 31, 1996...........................................................   F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1995, and each of the three month periods ended
 March 31, 1995 and 1996..................................................   F-6
Notes to Consolidated Financial Statements................................   F-7

CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

Report of KPMG Peat Marwick LLP, Independent Auditors.....................  F-23
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 1994 and December 29,
 1995.....................................................................  F-24
Consolidated Statements of Operations for each of the years ended December
 31, 1993 and 1994 and the year ended December 29, 1995...................  F-25
Consolidated Statements of Cash Flows for each of the years ended December
 29, 1993 and 1994 and the year ended December 29, 1995...................  F-26
Notes to Consolidated Financial Statements................................  F-27

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Dal-Tile International Inc.

  We have audited the accompanying consolidated balance sheets of Dal-Tile International Inc. (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (capital deficiency), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dal-Tile International Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP
Dallas, Texas

March 15, 1996,
except as to Note
18, as to which
the date is July
  , 1996

- -------------------------------------------------------------------------------

  The foregoing report is in the form that will be signed upon the completion of the recapitalization described in Note 18 to the Consolidated Financial Statements.

                                          /s/ Ernst & Young LLP

Dallas, Texas

July 16, 1996

                          DAL-TILE INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS

                                                   DECEMBER 31      (UNAUDITED)
                                                ------------------   MARCH 31,
                                                  1994      1995       1996
                                                --------  --------  -----------
                                                       (IN THOUSANDS)
                    ASSETS
Current assets:
 Cash.......................................... $ 12,977  $ 72,965   $ 39,131
 Trade accounts receivable.....................   85,148   103,909    106,879
 Inventories...................................   80,467   118,811    121,876
 Prepaid expenses..............................    3,293     3,872      4,345
 Other current assets..........................    7,381     8,531      9,483
                                                --------  --------   --------
   Total current assets........................  189,266   308,088    281,714
Property, plant, and equipment, at cost:
 Land..........................................   12,776    19,444     19,444
 Leasehold improvements........................    7,298     8,567      8,741
 Buildings.....................................   56,748    63,065     63,125
 Machinery and equipment.......................   73,132   104,520    104,907
 Construction in process.......................   10,346    14,400     19,872
                                                --------  --------   --------
                                                 160,300   209,996    216,089
 Accumulated depreciation......................   37,557    42,073     46,227
                                                --------  --------   --------
                                                 122,743   167,923    169,862
Goodwill, net of amortization..................  166,781   162,016    160,825
Finance costs, net of amortization.............    8,461     6,432      6,307
Trade name and other assets....................    1,166    27,934     23,806
                                                --------  --------   --------
   Total assets................................ $488,417  $672,393   $642,514
                                                ========  ========   ========
 LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL
                  DEFICIENCY)
Current liabilities:
 Trade accounts payable........................ $ 19,162  $ 38,755   $ 19,798
 Accrued expenses..............................   14,640    27,983     27,492
 Accrued interest payable......................   17,088    17,398      7,928
 Current portion of long-term debt.............    3,349    47,047     47,047
 Income taxes payable..........................    3,257       --         --
 Deferred income taxes.........................    5,941     3,981      4,001
 Other current liabilities.....................   10,112    20,796     10,307
                                                --------  --------   --------
   Total current liabilities...................   73,549   155,960    116,573
Long-term debt.................................  489,404   480,769    476,487
Other long-term liabilities....................   22,635    25,023     38,022
Deferred income taxes..........................    6,652     1,002      1,068
Commitments and contingencies
Stockholders' equity (capital deficiency):
 Common stock..................................       25        41         41
 Additional paid-in capital....................  200,475   334,035    334,035
 Accumulated deficit........................... (268,144) (266,004)  (265,074)
 Currency translation adjustment...............  (36,179)  (58,433)   (58,638)
                                                --------  --------   --------
   Total stockholders' equity (capital
    deficiency)................................ (103,823)    9,639     10,364
                                                --------  --------   --------
   Total liabilities and stockholders' equity
    (capital deficiency)....................... $488,417  $672,393   $642,514
                                                ========  ========   ========

                            See accompanying notes.

                          DAL-TILE INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   (UNAUDITED)
                                                               THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31               MARCH 31
                          ----------------------------------  ----------------------
                             1993        1994        1995        1995        1996
                          ----------  ----------  ----------  ----------  ----------
                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales...............  $  440,573  $  506,309  $  474,812  $  119,353  $  170,674
Cost of goods sold......     239,379     268,272     225,364      58,110      87,940
                          ----------  ----------  ----------  ----------  ----------
                             201,194     238,037     249,448      61,243      82,734
Operating expenses:
  Transportation........      25,860      32,068      33,535       8,042       9,957
  Selling...............      68,412      75,566      76,758      19,367      24,418
  General and
   administrative.......      52,336      57,321      57,435      16,066      23,944
  Provision for merger
   integration charges..         --          --       22,430         --        9,000
  Provision for special
   charges..............      53,233         --          --          --          --
  Amortization of
   goodwill.............      10,706       4,765       4,765       1,191       1,191
  Write-down of
   goodwill.............     214,235         --          --          --          --
                          ----------  ----------  ----------  ----------  ----------
    Total expenses......     424,782     169,720     194,923      44,666      68,510
                          ----------  ----------  ----------  ----------  ----------
Operating income
 (loss).................    (223,588)     68,317      54,525      16,577      14,224
Interest expense........      46,746      53,542      55,453      13,567      13,843
Interest income.........         517       1,403       1,250         488         584
Other (income) expense..       1,088      (1,341)     (2,994)     (1,600)       (531)
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income taxes...........    (270,905)     17,519       3,316       5,098       1,496
Income tax provision
 (benefit)..............      (3,225)     10,614       1,176       4,272         566
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......  $ (267,680) $    6,905  $    2,140  $      826  $      930
                          ==========  ==========  ==========  ==========  ==========
Net income (loss) per
 share..................  $    (9.15) $     0.22  $     0.07  $     0.03  $     0.02
                          ==========  ==========  ==========  ==========  ==========
Weighted average number
 of shares outstanding
 (Note 2)...............  29,265,294  30,729,702  30,685,297  30,518,521  47,292,877


                            See accompanying notes.

                          DAL-TILE INTERNATIONAL INC.

   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                                         COMMON STOCK                      ADDITIONAL              CURRENCY
                     -----------------------------------------------------  PAID-IN   ACCUMULATED TRANSLATION
                     CLASS A CLASS B CLASS C CLASS D CLASS E CLASS F TOTAL  CAPITAL     DEFICIT   ADJUSTMENT    TOTAL
                     ------- ------- ------- ------- ------- ------- ----- ---------- ----------- ----------- ---------
                                                               (IN THOUSANDS)
Balance at December
 31, 1992..........   $ 10    $--      $ 3    $ 10     $ 1     $ 1   $ 25   $199,975   $  (7,369)  $  (3,116) $ 189,515
 Net loss..........    --      --      --      --      --      --     --         --     (267,680)        --    (267,680)
 Currency
  translation
  adjustment.......    --      --      --      --      --      --     --         --          --          716        716
                      ----    ----     ---    ----     ---     ---   ----   --------   ---------   ---------  ---------
Balance at December
 31, 1993..........     10     --        3      10       1       1     25    199,975    (275,049)     (2,400)   (77,449)
 Net income........    --      --      --      --      --      --     --         --        6,905         --       6,905
 Proceeds from sale
  of stock.........    --      --      --      --      --      --     --         500         --          --         500
 Currency
  translation
  adjustment.......    --      --      --      --      --      --     --         --          --      (33,779)   (33,779)
                      ----    ----     ---    ----     ---     ---   ----   --------   ---------   ---------  ---------
Balance at December
 31, 1994..........     10     --        3      10       1       1     25    200,475    (268,144)    (36,179)  (103,823)
 Net income........    --      --      --      --      --      --     --         --        2,140         --       2,140
 Stock issued in
  connection with
  the AO
  Acquisition......      6     --        2       6       1       1     16    133,560         --          --     133,576
 Currency
  translation
  adjustment.......    --      --      --      --      --      --     --         --          --      (22,254)   (22,254)
                      ----    ----     ---    ----     ---     ---   ----   --------   ---------   ---------  ---------
Balance at December
 31, 1995..........     16     --        5      16       2       2     41    334,035    (266,004)    (58,433)     9,639
 Net income
  (unaudited)......    --      --      --      --      --      --     --         --          930         --         930
 Currency
  translation
  adjustment
  (unaudited)......    --      --      --      --      --      --     --         --          --         (205)      (205)
                      ----    ----     ---    ----     ---     ---   ----   --------   ---------   ---------  ---------
Balance at March
 31, 1996
 (unaudited).......   $ 16    $--      $ 5    $ 16     $ 2     $ 2   $ 41   $334,035   $(265,074)  $ (58,638) $  10,364
                      ====    ====     ===    ====     ===     ===   ====   ========   =========   =========  =========

                            See accompanying notes.

                          DAL-TILE INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             (UNAUDITED)
                                  YEAR ENDED             THREE MONTHS ENDED
                                  DECEMBER 31                  MARCH 31
                          -----------------------------  ---------------------
                            1993       1994      1995      1995        1996
                          ---------  --------  --------  ---------  ----------
                                           (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).......  $(267,680) $  6,905  $  2,140  $     826  $      930
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation and
  amortization..........     22,019    17,020    17,164      4,302       5,390
 Write-down of
  goodwill..............    214,235       --        --         --          --
 Merger integration
  reserve...............        --        --     22,430        --          --
 Special charge
  reserve...............     51,293       --        --         --          --
 Foreign exchange
  transaction (gain)
  loss..................       (321)   (6,564)   (6,067)    (1,576)        363
 Zero Coupon Notes
  interest expense......      3,473     9,700    10,899      2,576       2,919
 Deferred income tax
  provision (benefit)...     (6,727)      763    (3,088)       680          86
 Changes in operating
  assets and
  liabilities, net of
  assets/liabilities of
  business acquired:
   Trade accounts
    receivable..........    (11,808)  (13,726)    8,581      2,997      (2,905)
   Inventories..........    (16,911)    1,911    (3,580)    (2,280)     (3,049)
   Other assets.........       (891)    1,695    (5,754)      (584)     (1,521)
   Trade accounts
    payable and accrued
    expenses............     (2,899)   14,890    12,371     (1,903)    (16,270)
   Accrued interest
    payable.............        200       307       354     (8,685)     (9,472)
   Other liabilities....      9,824    (1,431)  (14,787)     9,647       2,561
                          ---------  --------  --------  ---------  ----------
Net cash provided by
 (used in) operating
 activities.............     (6,193)   31,470    40,663      6,000     (20,968)
INVESTING ACTIVITIES
Expenditures for
 property, plant, and
 equipment, net.........    (17,066)  (14,160)  (29,392)    (5,505)     (5,673)
FINANCING ACTIVITIES
Repayment of long-term
 debt...................    (86,392)  (36,934)  (22,538)      (746)    (44,300)
Borrowings under long-
 term debt..............     44,032    28,000    46,702     14,000      37,100
Proceeds from sale of
 stock..................        --        500    27,575        --          --
Proceeds from issuance
 of Zero Coupon Notes...     71,131       --        --         --          --
                          ---------  --------  --------  ---------  ----------
Net cash provided by
 (used in) financing
 activities.............     28,771    (8,434)   51,739     13,254      (7,200)
Effect of exchange rate
 changes on cash........        407    (4,694)   (3,022)    (2,353)          7
                          ---------  --------  --------  ---------  ----------
Net increase (decrease)
 in cash................      5,919     4,182    59,988     11,396     (33,834)
Cash at beginning of
 year...................      2,876     8,795    12,977     12,973      72,965
                          ---------  --------  --------  ---------  ----------
Cash at end of year.....  $   8,795  $ 12,977  $ 72,965  $  24,369  $   39,131
                          =========  ========  ========  =========  ==========

                            See accompanying notes.

                          DAL-TILE INTERNATIONAL INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

1. ORGANIZATION

  Dal-Tile International Inc. (the "Company"), a holding company, owns the outstanding capital stock of its sole direct subsidiary, Dal-Tile Group Inc. (the "Group"), and conducts its operations through the Group. The Group also conducts substantially all of its operations through its subsidiaries. The Company, as a stand-alone holding company, has no operations and primarily has as its assets, cash and the investment in the Group and as its liabilities, the Senior Secured Zero Coupon Notes issued in 1993 (Note 4).

  The Group is a multinational manufacturing and distribution company operating in the United States, Mexico, and Canada. The Group offers a full range of ceramic tile products and accessories. The Group's products are sold principally through its extensive network of company-operated sales centers. The Group also distributes products through independent distributors and sells to home center retailers and flooring dealers as a result of the 1995 acquisition.

ACQUISITION

  On December 29, 1995, the Company completed the acquisition of all of the issued and outstanding stock of American Olean Tile Company, Inc. ("AO"), a wholly owned subsidiary of Armstrong World Industries, Inc. ("AWI") and certain related assets of the Ceramic Tile Operations of AWI (the "AO Acquisition"). The AO Acquisition was accounted for under the purchase method of accounting. As part of the AO Acquisition, AWI contributed $27,575,000 cash to the Company.

  In exchange for the stock and assets contributed as part of the AO Acquisition, AWI received an aggregate of 590,238 shares of Class A Common Stock of the Company, 5,873 shares of Class B Common Stock of the Company, 183,244 shares of Class C Common Stock of the Company, 587,302 shares of Class D Common Stock of the Company, 73,413 shares of Class E Common Stock of the Company, and 73,413 shares of Class F Common Stock of the Company, representing, after giving effect to such issuance, 37% of the issued and outstanding capital stock of the Company. The fair value of the capital stock issued in connection with the AO Acquisition and the related cash contribution by AWI was approximately $133,575,000 for both financial reporting and income tax purposes. The determination of the fair value of the Company's stock was based on arms'-length negotiations between the Company and AWI. The Company obtained an independent appraisal of the value of the ceramic tile operations acquired from AWI. The financial statements include the assets acquired and liabilities assumed and exclude the results of operations for the year ended December 31, 1995, as the acquisition occurred on December 29, 1995. The Company's operating results for the three months ended March 31, 1996 reflect the results of operations of AO.

  AO manufactures and markets commercial and residential glazed and unglazed tile for sale to contractors, distributors and home improvement centers in the United States and Canada. The allocation of the purchase price and liabilities assumed is based on a preliminary appraisal and is subject to change. Such allocation is as follows:

                                                                  (IN THOUSANDS)
     Cash contribution received..................................    $ 27,575
     Trade accounts receivable...................................      29,946
     Prepaid expenses............................................         910
     Inventories.................................................      44,171
     Property, plant, and equipment..............................      55,837
     Trade name..................................................      21,100
     Investment in RISA..........................................       1,000
     Trade accounts payable and accrued expenses.................     (21,412)
     Other liabilities...........................................     (25,552)
                                                                     --------
       Total purchase price......................................    $133,575
                                                                     ========

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)
1. ORGANIZATION--(CONTINUED)

  The summarized unaudited pro forma results of operations for the two years ended December 31, are as follows:

                                                         YEAR ENDED DECEMBER 31
                                                         -----------------------
                                                            1994        1995
                                                         ----------- -----------
                                                          (IN THOUSANDS EXCEPT
                                                           PER SHARE AMOUNTS)
     Net revenues.......................................    $735,991    $724,446
     Net income.........................................      18,879      42,614
     Net income per share...............................        0.40        0.90

  The unaudited pro forma results do not necessarily represent results which would have occurred if the AO Acquisition had taken place on the dates indicated nor are they necessarily indicative of the results of future operations. The pro forma results for 1995 reflect cost savings of $24,800,000 resulting from the consolidation of the two companies, but do not reflect $22,430,000 of non-recurring merger integration charges recorded in 1995 in connection with the AO Acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The consolidated financial statements do not give effect, except for the calculation of earnings per share, to (i) the restatement of the Company's certificate of incorporation to increase the number of authorized shares of capital stock, and (ii) the conversion of all shares of all classes of the Company's currently outstanding capital stock into 45,404,472 shares of a single class of common stock (the "common stock conversion"). The common stock conversion will be effected immediately prior to the consummation of the refinancing referred to in Note 17. Accordingly, references to the common stock in the consolidated financial statements, except for the calculation of earnings per share, reflect the outstanding classes of common stock and the number of outstanding shares of each such class prior to the common stock conversion.

  The consolidated financial statements reflect the consolidation of all accounts of the Company, which includes the Group and the Group's wholly owned subsidiaries:

                                                             FORM OF ENTITY
                                                             --------------
   The Group............................................. U.S. corporation
   Dal-Tile Corporation.................................. U.S. corporation
   American Olean Tile Company, Inc...................... U.S. corporation
   R&M Supplies, Inc. ("R&M")............................ U.S. corporation
   Dal-Minerals Company ("Dal-Minerals")................. U.S. corporation
   Dal-Tile of Mexico, S.A. de C.V. ("Dal-Tile Mexico"),
    formerly Ceramica Regiomontana, S.A. de C.V. ........ Mexican corporation
   Materiales Ceramicos, S.A. de C.V. ("Materiales")..... Mexican corporation
   Dal-Tile of Canada Inc. .............................. Canadian corporation

  Significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments to be cash equivalents.

INVENTORIES

  U.S. finished products inventories are valued at the lower of cost (last-in, first-out ("LIFO") or market, while U.S. raw materials and goods-in-process inventories are valued at the lower of cost (first-in, first-out ("FIFO") or market. Mexican and Canadian inventories are valued at the lower of cost
(FIFO) or market.

DEPRECIATION

  Depreciation for financial reporting purposes is determined using the straight-line method. Estimated useful lives are as follows:

                                                                       YEARS
                                                                   -------------
     Leasehold improvements....................................... life of lease
     Buildings....................................................        20--30
     Machinery and equipment......................................         3--20

GOODWILL

  Goodwill, which represents the excess cost over the fair value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited of 40 years. Accumulated amortization at December 31, 1994 and 1995 and March 31, 1996, was $47,595,000, $52,360,000 and $53,551,000,
respectively. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If an impairment exists, the impairment loss is measured by comparing the fair value of the business unit's long-lived assets to their carrying amount (See Note 8).

FINANCE COSTS

  Finance costs incurred in connection with financing are being amortized over the term of the related debt on a straight-line basis. Accumulated amortization at December 31, 1994 and 1995 and March 31, 1996, was approximately $6,885,000, $8,963,000 and $9,500,000, respectively.

ADVERTISING EXPENSES

  Advertising and promotion expenses are charged to income during the year in which they are incurred. Advertising and promotion expenses incurred for the years ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996 amounted to $3,631,000, $4,499,000, $4,668,000, $1,000,000 and $1,671,000, respectively.

RETIREMENT PLANS

  Dal-Tile Corporation maintains a defined contribution plan for eligible employees. A participant may contribute up to 5% of his annual compensation to the plan. Contributions by Dal-Tile Corporation to the plan are at the discretion of its Board of Directors. The plan also allows employee contributions under a 401(k) provision.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Dal-Tile Mexico and Materiales maintain defined benefit plans for eligible employees with funding policies based on local statutes.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

  The Company's Mexican operations use the Mexican peso as their functional currency. Assets and liabilities are translated from the functional currency into the U.S. dollar using the period-end exchange rates. Income and expense accounts are translated from the functional currency into the U.S. dollar using the average exchange rate for the period. Translation gains or losses are included as a component of stockholders' equity. Gains and losses resulting from foreign currency transactions are reflected currently in the consolidated statements of operations. The Company experienced foreign currency transaction gains (loss) of $(100,000), $2,300,000, $4,100,000,
$1,966,000 and $759,000 for the years ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996, respectively.

CONCENTRATIONS OF CREDIT RISK

  The Company is engaged in the manufacturing and distribution of glazed and unglazed wall, floor, and mosaic tile in the United States and Mexico and the distribution of manufactured products in Canada. The Company grants credit to customers, substantially all of whom are dependent upon the construction economic sector. The Company continuously evaluates its customers' financial condition and often requires payments to its customers to be issued on behalf of the customer and the Company. In addition, the Company frequently obtains liens on property to secure accounts receivable. Credit losses have been within management's expectation. Trade accounts receivable are net of an allowance for losses from uncollectible accounts of $3,892,000, $9,389,000 (including $4,760,000 related to the AO Acquisition) and $8,364,000 (including $2,352,000 related to the AO Acquisition) at December 31, 1994 and 1995 and March 31, 1996, respectively.

RECLASSIFICATIONS

  Certain prior year amounts have been reclassified to conform to the 1996 presentation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement 121), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company has adopted Statement 121 and, based on current circumstances, such adoption will not materially impact the Company's annual financial results.

  In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" (Statement 123), which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock-based compensation issued to employees. Statement 123 allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under APB Opinion No. 25, Statement 123 requires disclosure of the pro forma effect on net income and net income per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of Statement 123, if earlier. The Company continues

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

to evaluate the provisions of Statement 123 and has not determined whether it will adopt the recognition and measurement provisions of Statement 123, which adoption the Company believes will not materially impact the Company's financial results.

NET INCOME (LOSS) PER SHARE

  Net income (loss) per share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during each respective period. Common stock equivalents result from outstanding options to purchase common stock. Pursuant to the requirements of the Securities and Exchange Commission, common stock options granted during the 12-month period immediately prior to the proposed initial public offering of the Company's common stock have been included in the calculation of shares used in computing earnings per share as if they were outstanding for all periods presented (using the treasury stock method and the estimated public offering price in calculating equivalent shares).

PRO FORMA NET INCOME PER SHARE (UNAUDITED)

  Pro forma net income per share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during each respective period, and gives effect of the shares issued in connection with the AO Acquisition as discussed more fully in Note 1. Common stock equivalents result from outstanding options to purchase common stock. Pursuant to the requirements of the Securities and Exchange Commission, common stock options granted during the 12-month period immediately prior to the proposed initial public offering of the Company's common stock have been included in the calculation of shares used in computing earnings per share as if they were outstanding for all periods presented (using the treasury stock method and the estimated public offering price in calculating equivalent shares).

INTERIM FINANCIAL INFORMATION (UNAUDITED)

  The accompanying interim financial information as of March 31, 1996 and for the three-month periods ended March 31, 1995 and March 31, 1996 has not been audited but in the opinion of management of the Company includes all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the Company's financial position as of March 31, 1996 and the results of operations and cash flows for the three-month periods ended March 31, 1995 and March 31, 1996. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for any subsequent interim period or for the year ending December 31, 1996.

3. INVENTORIES

  Inventories consist of the following:

                                                        DECEMBER 31
                                                      ---------------- MARCH 31,
                                                       1994     1995     1996
                                                      ------- -------- ---------
                                                            (IN THOUSANDS)
   Finished products in U.S. ........................ $64,407 $ 95,355 $ 98,466
   Finished products in Mexico.......................   4,659    4,303    4,123
   Finished products in Canada.......................   1,715    3,362    3,300
   Goods-in-process..................................   1,231    3,567    2,998
   Raw materials.....................................   8,455   12,224   12,989
                                                      ------- -------- --------
   Total inventories................................. $80,467 $118,811 $121,876
                                                      ======= ======== ========

  If U.S. finished products inventories were shown at current costs (approximating the FIFO method) rather than at LIFO values, inventories would have been $2,800,000 lower, $2,500,000 lower and $2,500,000 lower than reported at December 31, 1994 and 1995 and March 31, 1996, respectively.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

4. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                      DECEMBER 31
                                                   ----------------- MARCH 31,
                                                     1994     1995     1996
                                                   -------- -------- ---------
                                                         (IN THOUSANDS)
   Dal-Tile International Senior Secured Zero
    Coupon Notes, interest at 12%, due July 15,
    1998.........................................  $ 88,179 $ 99,078 $101,997
   Dal-Tile Group unsecured Series A notes,
    interest due semi-annually at 10.625%,
    principal due in annual installments of
    $44,000 commencing January 9, 1996 and
    through January 9, 2000......................   220,000  220,000  176,000
   Dal-Tile Group unsecured Series B notes,
    interest due semi-annually at 10.77%,
    principal due in annual installments of
    $20,000 commencing January 9, 1998 and
    through January 9, 2002......................   100,000  100,000  100,000
   Dal-Tile Group unsecured revolving line of
    credit, interest due monthly at LIBOR plus 2%
    or prime plus 1% (approximately 7.69% at
    December 31, 1995), principal due January 9,
    1998.........................................    69,697   91,197  128,297
   Dal-Tile Corporation Series 1987 and 1986
    Industrial Development Refunding and Revenue
    Bonds, interest due monthly at a variable
    rate not to exceed 15% (approximately 5.2% at
    December 31, 1995), bonds redeemable in
    variable annual installments through March 1,
    2004, secured by certain manufacturing
    facilities...................................     7,200    6,500    6,200
   Other.........................................     7,677   11,041   11,040
                                                   -------- -------- --------
                                                    492,753  527,816  523,534
   Less current portion..........................     3,349   47,047   47,047
                                                   -------- -------- --------
                                                   $489,404 $480,769 $476,487
                                                   ======== ======== ========

  On August 11, 1993, the Company issued Senior Secured Zero Coupon Notes with proceeds of $75,006,252, before fees and expenses, at a 12% annual interest rate calculated semi-annually. The Zero Coupon Notes defer interest payments until maturity on July 15, 1998 at which time principal and interest of $133,200,000 become due. The Zero Coupon Notes are not redeemable at the option of the Company, except that in the event the Company issues shares of capital stock before July 16, 1996, the Company, at its option, may use the net proceeds to redeem up to 33% of the outstanding Zero Coupon Notes. Such redemption will be at 106% of the Accreted Value. The Company is also required to redeem the outstanding Zero Coupon Notes at 101% of the Accreted Value if there shall occur a Change of Control as defined in the Zero Coupon Note Indenture. The Zero Coupon Notes are secured by a pledge of all the outstanding shares of the Group. Under the terms of the Indenture relating to the Zero Coupon Notes, the Company is restricted, among other things, from incurring additional debt, paying dividends, and selling certain assets.

  The Group has a revolving line of credit agreement with a group of banks which provides for borrowing up to $160,000,000. Amounts available for borrowing under the revolving line of credit agreement are limited to

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

4. LONG-TERM DEBT--(CONTINUED)

the lower of $160,000,000 or the borrowing base, as defined, which is calculated based on levels of trade accounts receivable and inventories. As of December 31, 1995 and March 31, 1996, the borrowing base calculation did not restrict the availability under the revolving line of credit agreement of $160,000,000. A commitment fee of 0.5% of the unused revolving line of credit is payable monthly. Under the terms of the revolving line of credit, the Group is required to maintain, among other things, certain minimum levels of net worth, working capital, and quick ratio. The Group also has restrictions on the payment of dividends and the making of intercompany loans to the Company under the credit agreement and at December 31, 1995 and March 31, 1996, is prohibited from making such payments.

  Under the terms of the Industrial Development Refunding and Revenue Bonds, Dal-Tile Corporation is required to maintain certain minimum levels on net worth, current ratio, and debt coverage.

  Aggregate maturities of long-term debt for the five years subsequent to December 31, 1995, are:

                                                                  (IN THOUSANDS)
        1996.....................................................    $ 47,047
        1997.....................................................      46,823
        1998.....................................................     290,997
        1999.....................................................      66,451
        2000.....................................................      66,451

  Total interest cost incurred for the years ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996, amounted to approximately $47,306,000, $54,208,000, $56,699,000, $13,234,000 and
$13,560,000, respectively, of which approximately $560,000, $666,000, $1,246,000, $186,000 and $254,000, respectively, was capitalized to property, plant, and equipment. Total interest paid, net of interest received, was $42,093,000, $42,446,000, $43,460,000, $19,678,000 and $20,442,000 for the
years ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996, respectively.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

5. CAPITAL STRUCTURE

  Common stock consists of the following:

                                                       DECEMBER 31
                                                       ------------  MARCH 31,
                                                       1994   1995     1996
                                                       -----  -----  ---------
                                                          (IN THOUSANDS)
Common stock, $.01 par value:
  Class A--authorized shares--1,290,714, issued and
   outstanding shares--1,005,000 at December 31, 1994,
   authorized shares--2,830,952, issued and
   outstanding shares--1,595,238 at December 31, 1995
   and March 31, 1996.................................   $10    $16     $16
  Class B--authorized, issued and outstanding shares--
   10,000 at December 31, 1994, authorized shares--
   23,873, issued and outstanding shares--15,873 at
   December 31, 1995 and March 31, 1996...............   --     --      --
  Class C--authorized, issued and outstanding shares--
   312,010 at December 31, 1994, authorized shares--
   745,254, issued and outstanding shares--495,254 at
   December 31, 1995 and March 31, 1996...............     3      5       5
  Class D--authorized, issued and outstanding shares--
   1,000,000 at December 31, 1994, authorized shares--
   2,387,302, issued and outstanding shares--1,587,302
   at December 31, 1995 and March 31, 1996............    10     16      16
  Class E--authorized, issued and outstanding shares--
   125,000 at December 31, 1994, authorized shares--
   298,413, issued and outstanding shares--198,413 at
   December 31, 1995 and March 31, 1996...............     1      2       2
  Class F--authorized, issued and outstanding shares--
   125,000 at December 31, 1994, authorized shares--
   298,413, issued and outstanding shares--198,413 at
   December 31, 1995 and March 31, 1996...............     1      2       2
                                                       -----  -----     ---
                                                         $25    $41     $41
                                                       =====  =====     ===

  The Company's authorized capital consists of six classes of common stock with various rights and privileges. Class B Common Stock retains sole voting privileges among all classes. All classes of common stock share ratably in dividends. At December 31, 1995 and March 31, 1996, the Company has authorized 1,000,000 shares of preferred stock.

  Class A and Class D Common Stock have primary liquidation preferences equal to the amount of the respective original investment, $100 per share. Class B, Class C, Class E, and Class F Common Stock would participate in liquidation proceeds only after the holders of Class A and Class D shares have recovered their primary preference. Thereafter, Class B, Class C, and Class E have preferences equal to $100 per share. Class F Common Stock is not entitled to participate in liquidation proceeds unless the holders of Class D Common Stock have recovered a minimum of 20% rate of return, compounded annually, on the shares of Class D and Class E Common Stock that the Class D Common shareholders own. Once Class F Common Stock has recovered its $100 per share preference, all classes share ratably in any remaining liquidation proceeds.

6. PROVISION FOR MERGER INTEGRATION CHARGES

  In the fourth quarter of 1995, the Company recorded a pre-tax charge of $22,430,000 for the revaluation of certain assets in connection with the AO Acquisition and the Company's merger integration plan (Note 1). The primary component of the charge was a write down of duplicate management information systems including future lease commitments on system hardware of $15,750,000. As a result of the AO Acquisition, the Company will combine two independent systems into one fully integrated system, utilizing the management information

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

6. PROVISION FOR MERGER INTEGRATION CHARGES--(CONTINUED)

system of AO. The Company will discontinue the use of its current information system during 1996. The operating leases related to such software will expire over the next three years. In addition, the Company has recorded a charge of $5,400,000 for inventory revaluation as a result of the elimination of certain product lines formerly produced at the Lansdale and Jackson manufacturing facilities that will be discontinued as a result of the AO Acquisition, as well as a general SKU reduction to occur in 1996. The Company recorded a charge of $1,280,000 in connection with closure of certain duplicative sale service centers. The Company expects to complete its sales centers consolidation by the first quarter of 1997. The noncash portion of the charge (approximately $20,200,000) represents the write-down of certain equipment and the revaluation of inventory. The cash portion of the merger integration charge is approximately $2,200,000 which primarily consists of leasehold commitments on equipment.

7. PROVISION FOR MERGER INTEGRATION CHARGES--FIRST QUARTER OF 1996 (UNAUDITED)

  In connection with the AO Acquisition and the Company's merger integration plan, the Company recorded an integration charge in the first quarter of $9,000,000 for the closings of duplicative sales centers, duplicative distribution centers, elimination of overlapping positions and the closing of the Pocatello, ID manufacturing facility. The Company expects to complete these actions by the first quarter of 1997. The primary components of the charge are $7,400,000 for lease commitments, $1,300,000 for severance and employee contracts and $300,000 for shut down costs of the closed facilities. The leases are primarily associated with sales centers that are expected to close by the first quarter of 1997 and expire over the next three-to-five years. Approximately 130 positions were eliminated from the Company's sales and administrative departments.

8. PROVISION FOR SPECIAL CHARGES

  During the fourth quarter of 1993, following a review of its operations, the Company established provisions for a distribution enhancement program, revaluation of certain assets, and severance costs for retiring employees. As a result, the Company recorded a $53,233,000 special charge in the fourth quarter which consisted of:

   Distribution enhancement program................................ $23,350,000
   Asset revaluation...............................................  25,155,000
   Severance costs.................................................   4,728,000
                                                                    -----------
                                                                    $53,233,000
                                                                    ===========

  The primary components of the distribution enhancement program were $3,800,000 for facility consolidations, $6,406,000 for costs associated with inventory relocation, $5,795,000 for lease obligations related to excess facilities, and $7,349,000 for costs associated with the fourth quarter 1993 study and implementation of this program.

  In connection with the review, inventories and property, plant, and equipment were written down $25,155,000 in the fourth quarter of 1993. This write-down consists of a $17,000,000 reserve for inventories which under the distribution enhancement program were not cost beneficial to relocate. The remainder of the $25,155,000 charge consists of write-downs of $8,155,000 for manufacturing equipment which was replaced with more efficient technology.

9. GOODWILL

  During the fourth quarter of 1993, management reviewed (as described in Note
8) its five operating subsidiaries. In connection with this review, the Company assessed the carrying amounts of goodwill at each of the Company's business units using the methodology described in Note 2 and as a result, recorded a $214,235,000 write-down of goodwill.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

9. GOODWILL--(CONTINUED)

  The Mexican business units (Dal-Tile Mexico and Materiales) did not achieve expected operating results due primarily to large increases in capacity added by other Mexican tile manufacturers in anticipation of strong growth in Mexico. An oversupply of production capacity throughout 1993 resulted in pricing pressures and a reduction of the Company's market share in Mexico. Exports to the U.S. market did not grow as expected due to downturns in the construction industry and continued recessionary conditions in California. Additionally, the Mexican economy retreated during 1993.

  Dal-Minerals owns the mineral rights to significant reserves of talcose rock
(talc). It was expected that the Company's usage of talc would significantly increase and that alternative uses of talc could be identified and economically exploited. The Company's uses of talc was not increasing significantly and the Company was unable to satisfactorily develop alternative markets for talc.

  R&M, as a distributor of refractories, projected their cash flows to significantly decline as more efficient technology replaced the use of refractories.

  Management believed this assessment in 1993 indicated that goodwill was impaired at the business units referred to above. As a result, the fair value of these business units was estimated using independent firms and cash flow projections and compared to the carrying value of those assets. Accordingly, in 1993, the Company wrote-off the related unamortized goodwill balances as shown below:

   Dal-Tile Mexico and Materiales................................. $ 97,658,000
   Dal-Minerals...................................................   87,073,000
   R&M............................................................   29,504,000
                                                                   ------------
                                                                   $214,235,000
                                                                   ============

10. INCOME TAXES

  Income (loss) before income taxes relating to operations in the United States and Mexico is as follows:

                                                      1993      1994     1995
                                                    ---------  -------  -------
                                                         (IN THOUSANDS)
   United States................................... $(179,309) $  (645) $(4,100)
   Mexico..........................................   (91,848)  18,261    7,754
   Other...........................................       252      (97)    (338)
                                                    ---------  -------  -------
                                                    $(270,905) $17,519  $ 3,316
                                                    =========  =======  =======

  The components of the provision for income taxes include the following for:

                                                        1993     1994    1995
                                                       -------  ------- -------
                                                           (IN THOUSANDS)
   U.S. federal--current.............................. $   --   $   --  $   --
   U.S. state--current................................   1,223    2,474   2,179
   U.S.--deferred.....................................  (7,400)     --      --
                                                       -------  ------- -------
                                                        (6,177)   2,474   2,179
   Mexico--current....................................   3,270    6,615   1,471
   Mexico--deferred...................................    (318)   1,525  (2,474)
                                                       -------  ------- -------
                                                         2,952    8,140  (1,003)
                                                       -------  ------- -------
     Total............................................ $(3,225) $10,614 $ 1,176
                                                       =======  ======= =======

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)
10. INCOME TAXES--(CONTINUED)

  Principal reconciling items from income tax computed at the U.S. statutory rate of 35% in 1995, 35% in 1994, and 35% in 1993 are as follows:

                                                     1993     1994     1995
                                                   --------  -------  -------
                                                        (IN THOUSANDS)
   Provision (benefit) at statutory rate.......... $(94,818) $ 6,132  $ 1,161
   Amortization of goodwill.......................    3,749    1,668    1,668
   Write-down of goodwill.........................   74,982      --       --
   State income tax...............................   (1,444)   1,676    1,416
   Loss not benefited (utilized)..................   14,736     (672)   1,436
   Other..........................................      (74)   1,462     (399)
   Difference between U.S. and Mexico statutory
    rate..........................................     (356)     348   (4,106)
                                                   --------  -------  -------
                                                   $ (3,225) $10,614  $ 1,176
                                                   ========  =======  =======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities are as follows:

                                                             1994      1995
                                                           --------  --------
                                                            (IN THOUSANDS)
   Deferred tax liabilities:
     Book basis of PP&E over tax.......................... $ 20,150  $ 10,847
     Book basis of inventories over tax...................    4,750     3,981
     Book basis of other assets over tax..................    1,784     1,756
     Other, net...........................................    2,551         8
                                                           --------  --------
       Total deferred tax liabilities.....................   29,235    16,592
   Deferred tax assets:
     Reserve for merger integration charges and special
      charges.............................................   17,194    10,818
     Net operating loss carryforwards.....................    9,355     5,425
     Expenses not yet deductible for tax..................    4,157     5,500
                                                           --------  --------
   Total deferred tax assets..............................   30,706    21,743
   Valuation allowance for deferred tax assets............  (14,064)  (10,134)
                                                           --------  --------
   Net deferred tax assets................................   16,642    11,609
                                                           --------  --------
   Net deferred tax liabilities........................... $ 12,593  $  4,983
                                                           ========  ========

  The Company has a U.S. loss carryforward for regular tax purposes of approximately $22,334,000, which expires in 2008-2010. A valuation allowance exists against temporary differences related to U.S. operations due to the uncertainty of the deferred tax assets being realized.

  Total income tax payments, net of refunds received, during the years 1993, 1994, and 1995 were $3,517,000, $5,842,000 and $6,145,000, respectively.

  No U.S. taxes have been provided on the undistributed earnings of foreign subsidiaries since the Group expects these earnings to be indefinitely reinvested. The undistributed earnings aggregate approximately $36,000,000 at December 31, 1995. Since the determination of the amount of unrecognized deferred tax liability and of the amount of withholding taxes that would be payable upon remittance of these earnings is not practicable, these amounts have not been determined.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)
10. INCOME TAXES--(CONTINUED)

  A company operating in Mexico is generally required by law to contribute 10% of pre-tax profits (subject to certain adjustments) directly to employees. These mandatory charges were not deductible for Mexican income tax purposes during 1993, 1994, or 1995 and, for financial statement presentation purposes, have been classified as components of income tax expense. Total tax provision amounts accrued by Dal-Tile Mexico and Materiales for this obligation amounted to approximately $1,200,000, $2,200,000, $1,500,000, $1,085,000 and $141,000
for 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996, respectively.

11. RELATED PARTY TRANSACTIONS

  AEA Investors Inc., the managing member of DTI Investors LLC, which is a beneficial owner of Common Stock, provides management, consulting, and financial services to the Company for fees and expenses. The Company has incurred fees and expenses for such services of $963,000, $1,015,000, $991,000, $228,000 and $230,000 for the three years ended December 31, 1993,
1994, 1995 and for the three months ended March 31, 1995 and 1996, respectively. Certain directors and officers of the Company are members of DTI Investors LLC, the managing member of which is AEA Investors Inc. Certain directors and officers of the Company also serve as directors, officers and/or principals of AEA Investors Inc.

12. STOCK OPTION PLAN

  The Company has a stock option plan (the Plan) that provides for the granting of options for up to 435,714 shares of its Class A Common Stock to key employees of Dal-Tile Corporation and its subsidiaries and affiliates. Options granted under the Plan prior to January 1, 1996 vest 20% at the date of the grant and 20% on each successive anniversary of the date of the grant until fully vested. Options granted after January 1, 1996 vest 25% at the date of the grant and 25% on each successive anniversary of the date of the grant until fully vested. In each case, the options expire on the tenth anniversary of the date of the grant; however, these terms may be modified on an individual grant basis at the discretion of the Company's Board of Directors.

  Stock option activity under the Plan is summarized as follows:

                                                        NUMBER OF TOTAL OPTION
                                                         SHARES      PRICE
                                                        --------- ------------
   Outstanding at December 31, 1992....................  256,530  $25,653,000
     Granted...........................................   10,000    1,000,000
     Canceled..........................................  (41,357)  (4,135,700)
                                                         -------  -----------
   Outstanding at December 31, 1993....................  225,173   22,517,300
     Granted...........................................   50,000    5,000,000
     Canceled..........................................   (3,000)    (300,000)
                                                         -------  -----------
   Outstanding at December 31, 1994....................  272,173   27,217,300
     Granted...........................................    5,500      550,000
     Canceled..........................................  (43,858)  (4,385,800)
                                                         -------  -----------
   Outstanding at December 31, 1995 (191,751 shares
    exercisable).......................................  233,815   23,381,500
     Granted...........................................  156,055   17,244,951
     Canceled..........................................  (11,064)  (1,106,400)
                                                         -------  -----------
   Outstanding at March 31, 1996 (224,410 shares
    exercisable).......................................  378,806  $39,520,051
                                                         =======  ===========

  The Company has reserved 435,714 shares of Class A Common Stock for options, 56,908 of which are ungranted and are for future issuance under the Plan.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

13. COMMITMENTS AND CONTINGENCIES

  Dal-Tile Corporation leases substantially all of its sales service centers and various warehouse, manufacturing, and transportation equipment under terms of noncancelable operating leases. The minimum aggregate annual lease payments subsequent to December 31, 1995, are as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
     1996........................................................    $17,213
     1997........................................................     13,739
     1998........................................................     10,598
     1999........................................................      7,918
     2000........................................................      4,609
     Thereafter..................................................      5,100
                                                                     -------
                                                                     $59,177
                                                                     =======

  Rental expense amounted to approximately $17,076,000, $14,603,000, $16,427,000, $3,219,000 and $3,677,000 for the years ended December 31, 1993,
1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively.

  The Company is subject to federal, state, and local laws and regulations relating to the environment and to work places. Laws that affect or could affect the Group's United States operations include, among others, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act. The Company believes that it is currently in substantial compliance with such laws and the regulations promulgated thereunder.

  The Company is involved in various judicial and administrative proceedings relating to environmental matters. The Company, in the past, has disposed, or arranged for the disposal, of substances which are now characterized as hazardous, and currently is engaged in the cleanup of hazardous substances at certain sites. It is the Company's policy to accrue liabilities for remedial investigations and cleanup activities when it is probable that such liabilities have been incurred and when they can be reasonably estimated. The Company has provided reserves which management believes are adequate to cover liabilities that the Company is likely to incur with respect to such investigations and cleanup activities, taking into account current information available to the Company, the Company's past experiences with respect to environmental investigations and cleanups, and contractual rights of indemnification. However, estimates of future response costs are necessarily imprecise due to, among other things, the possible identification of presently unknown sites and the allocation of costs among potentially responsible parties with respect to any such sites. Accordingly, there can be no assurance that the Company will not become involved in future litigation or other proceedings or, if the Company were found to be responsible or liable in any litigation or proceeding, that such costs would not be material to the Company.

  The Company is also a defendant in various lawsuits arising from normal business activities.

  In the opinion of management, the ultimate liability likely to result from the contingencies described above is not expected to have a material adverse effect on the Company's consolidated financial condition, results of operations and liquidity.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

14. GEOGRAPHIC AREA OPERATIONS

  The Company currently conducts its business in one industry segment, engaging in the manufacturing and distribution of wall, floor, and mosaic tile. The Company operates manufacturing facilities in the U.S. and Mexico and in 1993, 1994 and 1995 distributed products through wholly-owned sales service centers in the U.S. and Canada and nonaffiliated distributors in Mexico. Intercompany sales between geographic areas are accounted for at amounts that are generally above cost and in compliance with rules and regulations of governing tax authorities. Such intercompany sales are eliminated in the consolidated financial statements.

  Financial information by geographical area is summarized below:

                                                   YEAR ENDED DECEMBER 31
                                                 -----------------------------
                                                   1993       1994      1995
                                                 ---------  --------  --------
                                                       (IN THOUSANDS)
Consolidated revenue:
 Unaffiliated customers:
  United States................................. $ 389,887  $452,903  $446,323
  Mexico........................................    46,529    48,594    23,012
  Other.........................................     4,157     4,812     5,477
                                                 ---------  --------  --------
   Total consolidated revenues from unaffiliated
    customers...................................   440,573   506,309   474,812
 Intercompany revenue:
  United States.................................     1,807     3,041     3,174
  Mexico........................................    50,360    55,245    43,109
  Eliminations..................................   (52,167)  (58,286)  (46,283)
                                                 ---------  --------  --------
   Total consolidated revenue................... $ 440,573  $506,309  $474,812
                                                 =========  ========  ========
Consolidated operating income (loss):
  United States................................. $(131,775) $ 52,507  $ 48,874
  Mexico........................................   (91,676)   16,283     6,120
  Eliminations/other............................      (137)     (473)     (469)
                                                 ---------  --------  --------
   Total consolidated operating income (loss)... $(223,588) $ 68,317  $ 54,525
                                                 =========  ========  ========
 Consolidated identifiable assets:
  United States................................. $ 408,178  $412,292  $618,328
  Mexico........................................    99,900    65,955    38,585
  Eliminations/other............................     4,752    10,170    15,480
                                                 ---------  --------  --------
   Total consolidated identifiable assets....... $ 512,830  $488,417  $672,393
                                                 =========  ========  ========

15. FINANCIAL INSTRUMENTS

  The carrying amounts of cash, trade accounts receivable, and trade accounts payable approximate fair value because of the short maturity of those instruments. The carrying amount of the Company's long-term debt approximates its fair value, which the Company estimates based on incremental rates of comparable borrowing arrangements.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

16. CONDENSED UNCONSOLIDATED FINANCIAL STATEMENTS

  Provided below are the condensed unconsolidated financial statements of the Company.

                                                           YEAR ENDED
                                                          DECEMBER 31
                                                       -------------------
                                                         1994       1995
                                                       ---------  --------
                                                         (IN THOUSANDS)
   Condensed balance sheets:
     Cash............................................. $   3,483  $ 30,371
     Finance costs and other assets...................     2,883     3,027
     Investment in the Group, net of accumulated
      losses..........................................       --     79,343
                                                       ---------  --------
                                                       $   6,366  $112,741
                                                       =========  ========
     Senior Secured Zero Coupon Notes................. $  88,179  $ 99,078
     Other liabilities................................     4,480     4,024
     Accumulated losses, net of investment in the
      Group...........................................    17,530       --
     Stockholder's equity.............................  (103,823)    9,639
                                                       ---------  --------
                                                       $   6,366  $112,741
                                                       =========  ========

                                                    YEAR ENDED DECEMBER 31
                                                   ---------------------------
                                                     1993      1994     1995
                                                   ---------  -------  -------
                                                        (IN THOUSANDS)
   Condensed statements of income (loss):
     Equity in net income (loss) of the Group....  $(263,843) $17,855  $14,125
     Other expense...............................        196      566      450
     Interest income.............................        125       98      142
     Interest expense............................      3,766   10,482   11,677
                                                   ---------  -------  -------
     Net income (loss)...........................  $(267,680) $ 6,905  $ 2,140
                                                   =========  =======  =======
   Condensed statements of cash flows:
     Cash flow provided by operating activities..  $   4,185  $  (327) $  (687)
     Investing activities:
       Investment in the Group...................    (72,006)     --       --
     Financing activities:
       Proceeds from sale of stock...............        --       500   27,575
       Proceeds from issuance of Senior Secured
        Zero Coupon Notes........................     71,131      --       --
                                                   ---------  -------  -------
     Net increase in cash........................      3,310      173   26,888
     Cash at beginning of period.................        --     3,310    3,483
                                                   ---------  -------  -------
     Cash at end of period.......................  $   3,310  $ 3,483  $30,371
                                                   =========  =======  =======

17. REFINANCING (UNAUDITED)

  The Company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for initial public offerings of equity securities and contemplates entering into a new bank credit agreement, both of which are designed to repay substantially all the Company's debt.

                          DAL-TILE INTERNATIONAL INC.

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

18. SUBSEQUENT EVENT--CAPITAL STRUCTURE (UNAUDITED)

  On July , 1996, immediately prior to the initial public offering of the Company's common stock, the Company effected a recapitalization of its current capital stock. Pursuant to the common stock conversion, all the classes of the Company's previously outstanding common stock were converted into 45,404,472 shares of a single class of common stock.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Armstrong World Industries, Inc.:

  We have audited the accompanying consolidated balance sheets of Ceramic Tile Operations of Armstrong World Industries, Inc. and subsidiaries as of December 31, 1994 and December 29, 1995, and the related consolidated statements of operations and cash flows for both of the years in the two-year period ended December 31, 1994 and for the period ended December 29, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceramic Tile Operations of Armstrong World Industries, Inc. and subsidiaries as of December 31, 1994, and December 29, 1995, and the results of their operations and their cash flows for both of the years in the two-year period ended December 31, 1994 and for the period ended December 29, 1995, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
February 2, 1996
Philadelphia, Pennsylvania

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

                                 BALANCE SHEETS

                                          AS OF DECEMBER 31, AS OF DECEMBER 29,
                                                 1994               1995
                                          ------------------ ------------------
                                                     (IN THOUSANDS)
                 ASSETS
Current assets:
 Accounts receivable (less allowance for
  discounts and losses:
  1994--$3,375: 1995--$4,010)............      $ 30,087           $ 30,696
 Inventories.............................        64,442             72,411
 Income tax benefits.....................        18,981             22,660
 Other current assets....................         2,284              1,805
                                               --------           --------
    Total current assets.................       115,794            127,572
 Property, plant and equipment (less
  accumulated depreciation: 1994--
  $63,882: 1995--$71,541)................       159,920            151,580
 Investment in Recubrimientos
  Interceramic, S.A. de C.V. ............        14,279             12,268
 Other noncurrent assets.................        21,612             19,783
                                               --------           --------
    Total assets.........................      $311,605           $311,203
                                               ========           ========
         LIABILITIES AND EQUITY
Current liabilities:
 Current installments of long-term debt..      $    151           $    --
 Current amounts due to affiliates.......         3,697              7,611
 Accounts payable and accrued expenses...        18,814             18,360
                                               --------           --------
    Total current liabilities............        22,662             25,971
Long-term debt...........................         1,000              1,000
Deferred income taxes....................        19,797             23,195
Long-term advances due to affiliates.....        47,149             71,206
Other long-term liabilities..............         5,153              5,317
                                               --------           --------
    Total noncurrent liabilities.........        73,099            100,718
Equity:
 Common stocks...........................           329                101
 Capital in excess of par values.........       333,377            303,604
 Accumulated deficit.....................      (118,044)          (119,053)
 Foreign currency translation............           182               (138)
                                               --------           --------
    Total equity.........................       215,844            184,514
                                               --------           --------
      Total liabilities and equity.......      $311,605           $311,203
                                               ========           ========

      The accompanying footnotes are an integral part of these statements.

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

                            STATEMENTS OF OPERATIONS

                           YEARS ENDED DECEMBER 31,    PERIOD ENDED DECEMBER 29,
                           --------------------------  -------------------------
                               1993          1994                1995
                           ------------  ------------  -------------------------
                                             (IN THOUSANDS)
Net sales................  $    210,668  $    220,250          $240,049
Cost of goods sold.......       168,887       159,427           171,377
                           ------------  ------------          --------
Gross profit.............        41,781        60,823            68,672
  Selling, general, and
   administrative ex-
   penses................        67,134        59,705            61,615
  (Income)/loss from
   Recubrimientos
   Interceramic, S.A. de
   C.V. .................          (369)          783             1,630
  Restructuring
   charge/(credit).......        19,279          (350)             (733)
                           ------------  ------------          --------
Operating income/(loss)..       (44,263)          685             6,160
Interest income..........           (13)         (219)           (1,292)
Interest expense.........         2,231         4,268             7,951
                           ------------  ------------          --------
Loss before income tax
 (benefit) ..............       (46,481)       (3,364)             (499)
Income tax (benefit).....       (16,227)         (799)              509
                           ------------  ------------          --------
    Net loss.............  $    (30,254) $     (2,565)         $ (1,008)
                           ============  ============          ========



      The accompanying footnotes are an integral part of these statements.

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS


                                                                   PERIOD
                                                                    ENDED
                                                 YEARS ENDED      DECEMBER
                                                 DECEMBER 31,        29,
                                               -----------------  --------
                                                 1993     1994      1995
                                               --------  -------  --------
                                                    (IN THOUSANDS)
Cash flows from operating activities:
 Net loss..................................... $(30,254) $(2,565) $(1,008)
 Adjustments to net loss:
  Depreciation and amortization...............   14,945   14,074   13,816
  Deferred income taxes.......................   (8,832)   9,848    3,398
  Restructuring charge/(credit)...............   19,279     (350)    (733)
  Restructuring payments......................   (5,491)  (2,464)  (1,523)
  Loss on sales of assets.....................    1,432      224      229
 Changes in operating assets and liabilities,
  net of restructuring:
  (Increase)/decrease in receivables..........   (1,186)   1,509     (609)
  (Increase)/decrease in inventories..........    5,126   (8,605)  (7,969)
  (Increase)/decrease in income tax benefits..    7,572    5,574   (3,679)
  (Increase)/decrease in other current as-
   sets.......................................     (403)  (1,356)     479
  (Increase)/decrease in investment in
   Recubrimientos Interceramic,
   S.A. de C.V. ..............................     (369)     491    1,411
  (Increase)/decrease in other noncurrent as-
   sets.......................................   (4,899)    (800)     270
  Increase/(decrease) in accounts payable and
   accrued expenses...........................    6,179   (5,898)   1,069
  Increase in other long-term liabilities.....    1,913    1,223      164
  Other, net..................................   (1,272)   1,049     (421)
                                               --------  -------  -------
Net cash provided by operating activities.....    3,740   11,954    4,893
Cash flows from investing activities:
 Purchases of property, plant and equipment...  (19,734) (20,393)  (9,572)
 Proceeds from sales of assets................      670       55    6,859
                                               --------  -------  -------
Net cash used for investing activities........  (19,064) (20,338)  (2,713)
Cash flows from financing activities:
 Increase/(decrease) in current installments
  of long-term debt...........................       --       58     (151)
 Increase/(decrease) in current amounts due to
  affiliates..................................   (3,942)   5,332    3,914
 Reduction of long-term debt..................      (93)    (178)      --
 Dividends paid                                      --       --  (30,000)
 Increase in long-term amounts due to aff-
  iliates.....................................   19,359    3,172   24,057
                                               --------  -------  -------
Net cash provided by/(used for) financing ac-
 tivities.....................................   15,324    8,384   (2,180)
                                               --------  -------  -------
Net change in cash............................      --       --       --
                                               ========  =======  =======



      The accompanying footnotes are an integral part of these statements.

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND THE PERIOD ENDED DECEMBER 29,
                                     1995
                            (AMOUNTS IN THOUSANDS)
  Ceramic Tile Operations of Armstrong World Industries, Inc. (CTO, or the Company) manufactures and markets commercial and residential ceramic tile for sale to contractors, distributors, and home improvement centers in the United States and Canada.

  On December 29, 1995, Armstrong World Industries, Inc. (AWI) completed the combination of CTO with Dal-Tile International, Inc. In exchange for a 37% ownership in the new combination, AWI donated substantially all of its equity in CTO and contributed $27,575 in cash. AWI retained certain assets and liabilities primarily related to employee benefits. AWI recorded a loss of $116,800 from the formation of this combination. These transactions are not reflected in these statements.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

  The accompanying consolidated financial statements include:

    a. the accounts of American Olean Tile Company, Inc. (AOT), a wholly owned subsidiary of AWI, through December 29, 1995. AOT manufactures and markets commercial and residential ceramic tile for sale to contractors, distributors, and AWI.

    b. allocations and specifically identifiable transactions and balances of AWI, the parent company. AWI manufactures and markets a variety of indoor furnishings. AWI also markets and distributes ceramic tile to home improvement centers.

    c. specifically identifiable transactions and balances of Armstrong World Industries Canada Ltd. (AWICL), an affiliated foreign subsidiary. The Newfoundland division of AWICL mines pyrophyllite, a mineral used in the manufacture of ceramic tile, for exclusive sale to AOT.

    d. specifically identifiable transactions and balances of Armstrong Cork Finance Corporation (ACFC), an affiliated domestic subsidiary. Assets in ACFC consist of its 49.99% investment in the equity of Recubrimientos Interceramic, S. A. de C. V. (RISA), Chihuahua, Mexico, and related goodwill and intangible assets. RISA produces residential ceramic tiles for sale to AOT and other unaffiliated customers.

  All significant intra-operations transactions have been eliminated from the consolidated statements.

  These statements are prepared in accordance with generally accepted accounting principles and include management estimates and judgments, where appropriate. Actual results may differ from these estimates.

ALLOCATIONS FROM AWI AND AFFILIATED SUBSIDIARIES

  The method of allocating expenses to CTO from the accounts of AWI involved the use of proportional cost allocation based on AWI departmental effort analysis and actual participation in benefit programs by AOT employees. Allocations of expenses to CTO from affiliated subsidiaries were based upon transactions specifically identified within the accounting records of these subsidiaries. Management asserts that the methodology used was reasonable.

CASH AND EQUIVALENTS

  Cash positions are not reflected on the balance sheets of CTO, since these accounts were in overdraft positions that have been classified as current liabilities.

ACCOUNTS RECEIVABLE

  Accounts receivable include trade receivables which are recorded in gross billed amounts as of the date of shipment. Provisions have been made for estimated applicable discounts and losses.

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND THE PERIOD ENDED DECEMBER 29,
                                     1995
                            (AMOUNTS IN THOUSANDS)
NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

INVENTORIES

  In excess of 90% of the December 31, 1994 and December 29, 1995 inventories were valued using the FIFO method, with the remaining inventories valued at the lower of average cost or market.

CURRENT AMOUNTS DUE TO/FROM AFFILIATES

  Current amounts due to/from affiliates represent the net amounts payable or receivable from affiliated companies.

INCOME TAXES

  Current and deferred income taxes payable, deferred tax assets, and tax expense of CTO are the amounts originally recorded on the accounting records of AOT plus the tax effects calculated at statutory rates for allocated amounts from the accounts of AWI and affiliated subsidiaries. The tax benefits are primarily the result of AWI's allocation to AOT of AOT's proportional share of AWI's consolidated tax benefit or liability. On the accounts of AWI and affiliated subsidiaries, amounts payable or receivable at December 31, 1994 and December 29, 1995 represent the accumulation of tax expense or benefit associated with allocated amounts from all prior years. The Company follows Statement of Financial Accounting Standards Number 109, Accounting for Income Taxes, under which deferred tax assets and liabilities are recognized using enacted tax rates for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment values are stated at acquisition cost with accumulated depreciation and amortization deducted to arrive at net book value. Depreciation charges for financial reporting are determined on the straight-line method over estimated useful lives. The principal lives used in determining depreciation rates of various assets are buildings, 20-45 years, and machinery and equipment, 4-20 years.

OTHER NONCURRENT ASSETS

  Noncurrent assets are carried at cost or less. Goodwill and other nontax-deductible intangible assets are stated on the basis of cost and are amortized over a forty-year period. The Company assesses the recoverability of these intangible assets by determining whether the goodwill balance over its remaining life can be recovered through projected undiscounted future cash flows. Other intangible assets primarily include tax-deductible acquired intangibles and computer software. Tax-deductible intangibles are stated on the basis of cost and are being amortized over periods ranging from four to forty years. On an ongoing basis, management reviews the valuation and amortization of tax-deductible intangible assets. Computer software is amortized over periods ranging from three to five years.

ENVIRONMENTAL COSTS

  Recurring costs associated with emission abatement and the management and disposal of waste materials in ongoing operations are expensed on a current basis. Costs are also accrued when associated with the required environmental remediation when it becomes probable that a liability has been incurred and its proportionate share

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND THE PERIOD ENDED DECEMBER 29,
                                     1995
                            (AMOUNTS IN THOUSANDS)
NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

of the amount can be reasonably estimated. CTO environmental reserves were $1,333 at December 31, 1994 and $346 at December 29, 1995.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable represents amounts billed to AOT by trade suppliers. Accrued expenses primarily include employment costs, restructuring accruals, and other accrued expenses such as current insurance costs, interest payable to unaffiliated companies, and sundry payables.

NOTE 2--ADVERTISING

  Advertising costs were $6,927 in 1993, $6,169 in 1994 and $5,286 in 1995.

NOTE 3--INCOME TAXES

DETAILS OF TAXES                                      1993     1994     1995
- ----------------                                    --------  -------  -------
Earnings (loss) before income taxes (benefit):
 Domestic.......................................... $(46,766) $(2,573) $ 1,147
 Foreign...........................................      128     (713)  (1,646)
 Eliminations......................................      157      (78)     --
                                                    --------  -------  -------
    Total.......................................... $(46,481) $(3,364) $  (499)
                                                    ========  =======  =======
Income taxes benefit:
 Payable:
  Federal.......................................... $(16,815) $(5,407) $(3,830)
  Foreign..........................................      (82)      25       (6)
                                                    --------  -------  -------
                                                     (16,897)  (5,382)  (3,836)
 Deferred:
  Federal..........................................      670    4,583    4,345
                                                    --------  -------  -------
    Total income taxes (benefit)................... $(16,227) $  (799) $   509
                                                    ========  =======  =======
RECONCILIATION TO U.S. STATUTORY TAX RATE             1993     1994     1995
- -----------------------------------------           --------  -------  -------
Tax (benefit) at statutory rate.................... $(16,268) $(1,177) $  (175)
(Benefit) loss on foreign-source income............     (285)     279      571
Meals and entertainment............................       50      110      113
Other items........................................      276      (11)      --
                                                    --------  -------  -------
Tax expense (benefit) at effective rates........... $(16,227) $  (799) $   509
                                                    ========  =======  =======

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND THE PERIOD ENDED DECEMBER 29,
                                     1995
                            (AMOUNTS IN THOUSANDS)
NOTE 3--INCOME TAXES--(CONTINUED)

  Income tax benefits were $18,891 in 1994 and $22,660 in 1995. Of these amounts, deferred tax benefits were $7,756 in 1994 and $ 6,810 in 1995. The tax effects of principal temporary differences between the carrying amounts of assets and liabilities and their tax bases are summarized in the following table:

                                                              1994      1995
                                                            --------  --------
Restructuring benefits..................................... $(12,978) $ (7,203)
Inventory valuation........................................     (969)   (1,343)
Bad debt/billing adjustments...............................     (975)   (1,175)
Fixed asset writedown......................................     (700)     (239)
Employment costs*..........................................     (908)   (2,080)
Other*.....................................................     (410)     (349)
                                                            --------  --------
    Net deferred assets.................................... $(16,940) $(12,389)
                                                            ========  ========
Accumulated depreciation................................... $ 23,283  $ 24,581
Trademarks.................................................    3,992     3,241
Goodwill...................................................    1,102       --
Other......................................................      604       952
                                                            --------  --------
    Total deferred income tax liabilities.................. $ 28,981  $ 28,774
                                                            --------  --------
    Net deferred income tax liabilities.................... $ 12,041  $ 16,385
                                                            --------  --------
Less net income tax (benefits)--current deferred...........   (7,756)   (6,810)
                                                            --------  --------
    Deferred income taxes--long-term....................... $ 19,797  $ 23,195
                                                            ========  ========

- --------
*Certain items in 1994 have been reclassified compared to previously published reports.

NOTE 4--INVENTORIES

                                                                1994     1995
                                                              -------- --------
Finished goods............................................... $ 52,339 $ 65,184
Goods in process.............................................    2,564    2,353
Raw materials and supplies...................................    9,539    4,874
                                                              -------- --------
  Total...................................................... $ 64,442 $ 72,411
                                                              ======== ========

NOTE 5--PROPERTY, PLANT, AND EQUIPMENT

                                                                1994     1995
                                                              -------- --------
Land......................................................... $  8,740 $  6,509
Buildings....................................................   62,121   56,614
Machinery and equipment......................................  142,840  153,203
Construction in progress.....................................   10,101    6,795
                                                               223,802  223,121
Less accumulated depreciation................................   63,882   71,541
                                                              -------- --------
  Net........................................................ $159,920 $151,580
                                                              ======== ========

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND THE PERIOD ENDED DECEMBER 29,
                                     1995
                            (AMOUNTS IN THOUSANDS)

NOTE 5--PROPERTY, PLANT, AND EQUIPMENT--(CONTINUED)

  The $681 increase in gross book value to $223,121 at the end of 1995 included $9,572 for capital additions and a $10,253 reduction from sales and the retirement of fully depreciated assets. Depreciation expense amounted to $12,081, $11,922, and $12,038 in the years ended December 31, 1993 and 1994, and the period ended December 29, 1995, respectively.

NOTE 6--INVESTMENT IN RECUBRIMIENTOS INTERCERAMIC S.A. DE C.V.

  The investment in RISA is recorded by ACFC under the equity method of accounting for investments in unconsolidated affiliates. The investment also includes goodwill (amortized over forty years) and capitalized start-up costs (amortized over five years) related to the purchase of CTO's interest in RISA. Details of the investment in RISA are as follows:

                                                                1994     1995
                                                               -------  -------
Balance at beginning of year.................................  $14,770  $14,279
Loss after tax...............................................     (519)  (1,411)
Amortization of goodwill and other intangibles...............     (264)    (219)
Foreign currency revaluation.................................      292     (381)
                                                               -------  -------
  Balance at end of year.....................................  $14,279  $12,268
                                                               =======  =======

NOTE 7--OTHER NONCURRENT ASSETS

                                                                1994     1995
                                                               -------  -------
Goodwill and other nontax-deductible intangible assets (net
 of accumulated amortization of 1994--$2,193; 1995--$2,552)..  $12,426  $12,219
Tax-deductible intangible assets (excluding computer
 software) (net of accumulated amortization of 1994--$2,104;
 1995--$3,026)...............................................    6,010    5,088
Computer software (net of accumulated amortization of 1994--
 $1,267; 1995--$2,151).......................................    2,440    1,657
Other........................................................      736      819
                                                               -------  -------
  Total......................................................  $21,612  $19,783
                                                               =======  =======

  Amortization of goodwill and other nontax-deductible intangibles charged against earnings before income tax amounted to $359, $356, and $356 for the years ended December 31, 1993 and 1994, and the period ended December 29, 1995, respectively. Amortization of tax-deductible intangibles charged against earnings before income tax amounted to $1,714, $922, and $922 for the years ended December 31, 1993 and 1994, and the period ended December 29, 1995, respectively. Amortization of computer software charged against earnings before income taxes (benefit) amounted to $527, $617, and $281 for the years ended December 31, 1993 and 1994, and the period ended December 29, 1995, respectively. Other noncurrent assets are allocations from the accounts of AWI related to participation by AOT managers in deferred compensation and benefit security plans.

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND THE PERIOD ENDED DECEMBER 29,
                                      1995
                             (AMOUNTS IN THOUSANDS)

NOTE 8--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                  1994    1995
                                                                 ------- -------
Bank overdrafts................................................. $ 1,877 $ 1,842
Accounts payable................................................   4,137   4,928
Employment costs................................................   4,248   4,945
Restructuring costs.............................................   1,593     440
Other accrued expenses..........................................   6,959   6,205
                                                                 ------- -------
    Total....................................................... $18,814 $18,360
                                                                 ======= =======

NOTE 9--RESTRUCTURING CHARGE/(CREDIT)

  Restructuring charge (credit) for CTO amounted to $19,279 in 1993, ($350) in 1994, and ($733) in 1995. The 1993 charges were primarily the result of write-downs of the value of land, buildings, and equipment, as well as accruals made for severance and special retirement incentives associated with the elimination of employee positions.

RESTRUCTURING CHARGE/(CREDIT)                              1993   1994   1995
- -----------------------------                             ------- -----  -----
Property, plant, and equipment........................... $11,274   --   $(733)
Tax-deductible intangibles...............................   1,805   --     --
Early retirement incentives..............................   5,368  (350)   --
Severance pay............................................     832   --     --
                                                          ------- -----  -----
    Total charge/(credit) before tax..................... $19,279 $(350) $(733)
                                                          ======= =====  =====

RESTRUCTURING RESERVES                                         1994     1995
- ----------------------                                        -------  -------
Balance at beginning of year:
  Restructuring costs........................................ $ 5,222  $ 1,593
  Reductions to inventories, property, plant and equipment,
   goodwill, and
   tax-deductible intangibles................................  24,617   14,665
                                                              -------  -------
    Total....................................................  29,839   16,258
                                                              =======  =======
Charges/(credit).............................................    (350)    (733)
Severance payments...........................................  (2,464)    (325)
Plant shutdown payments......................................     --    (1,198)
Retirement of assets......................................... (10,767) (11,440)
Balance at end of year:
  Restructuring costs........................................   1,593      440
  Reductions to inventories, property, plant and equipment,
   goodwill, and tax-deductible intangibles..................  14,665    2,122
                                                              -------  -------
    Total.................................................... $16,258  $ 2,562
                                                              =======  =======

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND THE PERIOD ENDED DECEMBER 29,
                                     1995
                            (AMOUNTS IN THOUSANDS)

NOTE 10--PENSION COSTS

  AOT has a defined-benefit pension plan covering all production and maintenance employees at each of its six plant locations. Benefits paid from the plan are based on the employee's compensation and years of service. Generally, the Company's practice is to fund the actuarially determined current service costs and the amounts necessary to amortize prior service obligations over periods ranging up to 30 years, but not in excess of the full funding limitation. Funding requirements are determined independently of expense, using an expected long-term rate of return on assets of 8.67%. The plan is subject to the full funding limitation in 1993, 1994 and 1995. AOT made contributions of $658 in 1993. Effective March 31, 1994, the plan was merged into the Retirement Income Plan of AWI and the plan's pension assets and related obligations are included with those of the AWI retirement plan at December 31, 1994 and December 29, 1995. Consequently, no contributions were made in 1994 and 1995.

NET COST FOR PENSION PLAN                            1993      1994     1995
- -------------------------                          --------  --------  -------
Actual (return) loss on plan assets............... $ (3,221) $  2,609  $(9,837)
Less amount deferred..............................      801    (5,097)   7,319
                                                   --------  --------  -------
Expected return on plan assets....................   (2,420)   (2,488)  (2,518)
Net amortization and other........................      305      (318)    (223)
Service cost--benefits earned during the year.....      900     1,030      801
Interest cost on the projected benefit obliga-
 tion.............................................    2,555     2,702    2,617
                                                   --------  --------  -------
  Net pension cost................................ $  1,340  $    926  $   677
                                                   ========  ========  =======

FUNDED STATUS OF PENSION PLAN                                1994*      1995
- -----------------------------                               --------  --------
Actuarial present value of benefit obligations:
  Vested benefit obligation................................ $(31,455) $(32,184)
  Accumulated benefit obligation........................... $(33,498) $(34,273)
  Projected benefit obligation for services rendered to
   date.................................................... $(33,858) $(34,641)
Plan assets at fair value.................................. $ 29,929  $ 30,147
                                                            --------  --------
Projected benefit obligation in excess of plan assets...... $ (3,929) $ (4,494)
Unrecognized prior service cost............................    4,549     4,244
Unrecognized net loss--experience differed from assump-
 tions.....................................................   (2,587)   (2,394)
                                                            --------  --------
  Accrued pension cost..................................... $ (1,967) $ (2,644)
                                                            ========  ========

- --------
* The 1994 funded status data have been adjusted to accurately reflect the merger of the American Olean plan with the Armstrong plan.

  Rates used to determine the actuarial present value of the pension benefit obligations at the end of 1994 and 1995 were:

  a. the discount rate or the assumed rate at which the pension benefits could be effectively settled of 8.00% in 1994 and 7.00% in 1995, and

  b. the compensation rate or the long-term rate at which compensation is expected to increase as a result of inflation, promotions, seniority, and other factors of 4.75% for 1994 and 1995.

  The expected long-term rate of return on assets was 8.50% for 1994 and 8.75% for 1995.

  The plan assets at December 29, 1995 are based on measurements from October 31, 1995 to December 29, 1995. Stated at fair value, they are primarily listed stocks, bonds, and investments with a major insurance company.

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND THE PERIOD ENDED DECEMBER 29,
                                      1995
                             (AMOUNTS IN THOUSANDS)

NOTE 11--DEBT

                                                                   1994   1995
                                                                  ------ ------
Long-term debt:
  7% Industrial development bond due 2004........................ $1,000 $1,000
  17.3% Capitalized truck fleet lease due 1995...................    151    --
                                                                  ------ ------
    Total long-term debt.........................................  1,151  1,000
  Less current installments......................................    151    --
                                                                  ------ ------
    Net long-term debt........................................... $1,000 $1,000
                                                                  ====== ======

NOTE 12--SCHEDULE OF EQUITY

                                                1993       1994       1995
                                              ---------  ---------  ---------
COMMON STOCKS
American Olean Tile Company, Inc.
 $100 par value, authorized and issued 2,285
 shares...................................... $     229  $     229  $     229
Armstrong World Industries Canada, Ltd.
 (Newfoundland)..............................       100        100        100
                                              ---------  ---------  ---------
    Balance at beginning of year............. $     329  $     329  $     329
                                              =========  =========  =========
Decrease due to reincorporation of American
 Olean Tile Company, Inc.*...................                            (228)
                                              ---------  ---------  ---------
American Olean Tile Company, Inc.
 $1 per value, authorized and issued 1,000
 shares......................................                       $       1
 $100 par value, authorized and issued 2,285
  shares..................................... $     229  $     229
Armstrong World Industries Canada, Ltd.
 (Newfoundland)..............................       100        100        100
                                              ---------  ---------  ---------
    Balance at end of year................... $     329  $     329  $     101
                                              =========  =========  =========
CAPITAL IN EXCESS OF PAR VALUES
Balance at beginning of year................. $ 333,377  $ 333,377  $ 333,377
Increase due to reincorporation*.............                             227
Less dividend (see note 15)..................                         (30,000)
                                              ---------  ---------  ---------
    Balance at end of year................... $ 333,377  $ 333,377  $ 303,604
                                              =========  =========  =========
ACCUMULATED DEFICIT
Balance at beginning of year.................  ($85,224) ($115,479) ($118,044)
Net loss.....................................   (30,254)    (2,565)    (1,008)
                                              ---------  ---------  ---------
    Balance at end of year................... ($115,479) ($118,044) ($119,053)
                                              =========  =========  =========
FOREIGN CURRENCY TRANSLATION
Balance at beginning of year................. $     579  $     418  $     182
Translation adjustments:
 Armstrong World Industries, Canada, Ltd.
  (Newfoundland).............................      (161)      (528)        61
 Recubrimientos Interceramic, S. A. de
  C.V. ......................................       --         292       (381)
                                              ---------  ---------  ---------
    Balance at end of year................... $     418  $     182  $    (138)
                                              ---------  ---------  ---------
    Total equity............................. $ 218,645  $ 215,844  $ 184,514
                                              =========  =========  =========

- --------
* In January 1995, AOT, previously incorporated in New York, was reincorporated in Pennsylvania.

          CERAMIC TILE OPERATIONS OF ARMSTRONG WORLD INDUSTRIES, INC.

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND THE PERIOD ENDED DECEMBER 29,
                                     1995
                            (AMOUNTS IN THOUSANDS)

NOTE 13--LEASED PROPERTY UNDER OPERATING LEASES

  Rental expenses were $4,527, $4,440, and $4,620 for 1993 and 1994 and the period ended December 29, 1995, respectively, for all operating leases except those with terms of a month or less that were not renewed. Operating leases principally involve the rental of facilities for sales service centers. As of December 29, 1995 future minimum rental payments under operating leases that have initial non-cancelable lease terms in excess of one year were:

      1996.............................................................. $ 5,478
      1997..............................................................   4,261
      1998..............................................................   1,894
      1999..............................................................   1,530
      2000..............................................................   1,016
      Later years.......................................................   1,568
                                                                         -------
        Total........................................................... $15,747
                                                                         =======

NOTE 14--CREDIT RISK

  Financial instruments which potentially subject the Company to significant concentrations of credit risk primarily consist of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of entities comprising CTO's customer base and their dispersion across differential geographical areas. As of December 29, 1995, CTO had no significant concentrations of credit risk.

  Included in the gross accounts receivable is an amount of $620 due from Color Tile, Inc. on which a reserve of $596 has been established. On January 24, 1996, Color Tile filed for protection under Chapter 11 of the United States Bankruptcy Code. The Company anticipates recovering none of the January 24 net outstanding amount of $596.

NOTE 15--RELATED PARTY TRANSACTIONS

  CTO sold ceramic tile products to AWI for resale primarily to home improvement centers in the United States. In 1993, 1994 and 1995, sales were $13,522, $20,747 and $28,914, respectively.

  CTO incurred interest expense on demand notes from affiliated companies in the amounts of $2,110, $4,134, and $7,856 in the years 1993, 1994, and 1995, respectively. CTO also accrued interest income on demand notes to affiliated companies in the amounts of $214 and $1,285 in the years 1994 and 1995, respectively. Interest expense on loans from affiliated companies is computed at prime plus 1%.

  In January, 1995, CTO declared and paid a dividend of $30,000 to its parent corporation, Armstrong Enterprises, Inc. (AEI), a wholly owned subsidiary of AWI. This dividend was returned to CTO in the form of a demand note payable to AEI.

               [PHOTOGRAPHS OF RESIDENTIAL APPLICATIONS OF TILE]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   10
Use of Proceeds...........................................................   16
Refinancing...............................................................   17
Dividend Policy...........................................................   19
Dilution..................................................................   20
Capitalization............................................................   21
Unaudited Pro Forma Consolidated
 Financial Information....................................................   22
Selected Consolidated Financial Data......................................   30
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   31
Ceramic Tile Industry.....................................................   42
Business..................................................................   44
Management................................................................   56
Principal Stockholders....................................................   64
Certain Transactions......................................................   66
Armstrong Agreements......................................................   66
Description of Capital Stock..............................................   67
Description of Certain Indebtedness.......................................   70
Shares Eligible for Future Sale...........................................   75
Certain U.S. Tax Consequences to Non-U.S. Stockholders....................   76
Underwriting..............................................................   79
Legal Matters.............................................................   82
Experts...................................................................   82
Available Information.....................................................   82
Index to Consolidated Financial Statements................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             7,000,000 SHARES

                          DAL-TILE INTERNATIONAL INC.

                                 COMMON STOCK


                                   --------

                                  PROSPECTUS

                                       , 1996

                                   --------

                               SMITH BARNEY INC.
                            DILLON, READ & CO. INC.
                             GOLDMAN, SACHS & CO.
                             MORGAN STANLEY & CO.
                                 INCORPORATED

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   [INTERNATIONAL PROSPECTUS ALTERNATE PAGE]

                SUBJECT TO COMPLETION, DATED JULY 16, 1996
PROSPECTUS

                             7,000,000 SHARES

                          DAL-TILE INTERNATIONAL INC.

                                  COMMON STOCK

                                   --------

  All of the shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby are being sold by Dal-Tile International Inc. Of the 7,000,000 shares of Common Stock offered hereby, a total of 1,400,000 shares are being offered hereby in an international offering outside the United States and Canada (the "International Offering") by the Managers (as defined) and a total of 5,600,000 shares are being offered by the U.S. Underwriters (as defined) in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offerings").

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $16.00 and $18.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

  Concurrently with the consummation of the Offerings, the Company will sell in a private placement to a subsidiary of Armstrong World Industries, Inc., an owner of Common Stock, approximately 588,235 shares of Common Stock, at a price per share equal to the initial public offering price per share for the Common Stock in the Offerings, for an aggregate purchase price of approximately $10,000,000 (the "Private Placement").

  The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "DTL".

                                   --------

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON  THE  ACCURACY  OR  ADEQUACY OF
     THIS  PROSPECTUS.  ANY REPRESENTATION  TO
      THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             UNDERWRITING
                   PRICE TO DISCOUNTS AND  PROCEEDS TO
                    PUBLIC  COMMISSIONS(1) COMPANY(2)
- ------------------------------------------------------
Per Share            $           $             $
- ------------------------------------------------------
Total(3)             $           $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
 (1) For information regarding indemnification of the Managers and the U.S. Underwriters, see "Underwriting".

 (2) Before deducting expenses estimated at $    payable by the Company.

 (3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to 1,050,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting". If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
     and Proceeds to Company will be $   , $   , and $   , respectively.

                                   --------

  The shares of Common Stock are being offered by the several Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common
Stock offered hereby will be available for delivery on or about         , 1996,
at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                   --------

SMITH BARNEY INC.
           DILLON, READ & CO. INC.
                      GOLDMAN SACHS INTERNATIONAL
                                                            MORGAN STANLEY & CO.
                                          INTERNATIONAL


        , 1996

                   [INTERNATIONAL PROSPECTUS ALTERNATE PAGE]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   10
Use of Proceeds...........................................................   16
Refinancing...............................................................   17
Dividend Policy...........................................................   19
Dilution..................................................................   20
Capitalization............................................................   21
Unaudited Pro Forma Consolidated
 Financial Information....................................................   22
Selected Consolidated Financial Data......................................   30
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   31
Ceramic Tile Industry.....................................................   42
Business..................................................................   44
Management................................................................   56
Principal Stockholders....................................................   64
Certain Transactions......................................................   66
Armstrong Agreements......................................................   66
Description of Capital Stock..............................................   67
Description of Certain Indebtedness.......................................   70
Shares Eligible for Future Sale...........................................   75
Certain U.S. Tax Consequences to Non-U.S. Stockholders....................   76
Underwriting..............................................................   79
Legal Matters.............................................................   82
Experts...................................................................   82
Available Information.....................................................   82
Index to Consolidated Financial Statements................................  F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             7,000,000 SHARES

                          DAL-TILE INTERNATIONAL INC.

                                  COMMON STOCK


                                    -------

                                   PROSPECTUS

                                       , 1996

                                    -------

                               SMITH BARNEY INC.
                            DILLON, READ & CO. INC.
                          GOLDMAN SACHS INTERNATIONAL
                              MORGAN STANLEY & CO.
                                 INTERNATIONAL

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

  The following table sets forth the estimated expenses to be borne by the Company, in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

      SEC registration fee............................................. $51,552
      NASD filing fee..................................................  15,450
      Accounting fees and expenses**...................................
      Legal fees and expenses**........................................
      Blue Sky expenses and counsel fees...............................  15,000
      Printing and engraving expenses**................................
      NYSE listing fee**...............................................
      Transfer Agent and Registrar fees and expenses**.................
      Miscellaneous expenses**.........................................
                                                                        -------
        Total.......................................................... $
                                                                        =======

     --------
     * Except for the SEC registration fee, the NASD filing fee and the NYSE listing fee, all the foregoing expenses have been estimated.
     ** To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article SEVENTH of the Amended and Restated Certificate of Incorporation of the Registrant provides as follows:

  "To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director."

  Section 145 of the General Corporation Law of the State of Delaware provides as follows:

  Under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by a director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or business association in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  The Company has entered into agreements to provide indemnification for its directors in addition to the indemnification provided for in the Amended and Restated Bylaws of the Registrant. These agreements, among other things, indemnify the directors, to the fullest extent provided by Delaware law, for certain expenses (including attorney's fees), losses, claims, liabilities, judgments, fines and settlement amounts incurred by such indemnitee in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of any affiliate of the Registrant, or as a director or officer of any other company or enterprise that the indemnitee provides services to at the request of the Registrant.

  The form of Underwriting Agreement filed as Exhibit 1.1 provides for the indemnification of the Company, its controlling persons, its directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  On May 1, 1994, Howard I. Bull purchased 5,000 shares of Class A Common Stock at a price of $100.00 per share and 582 shares of Class C Common Stock at a price of $0.03 per share. (The foregoing does not give effect to the Common Stock Conversion.)

  In exchange for the stock and assets contributed as part of the AO Acquisition, on December 29, 1995, AWI received an aggregate of 590,238 shares of Class A Common Stock, 5,873 shares of Class B Common Stock, 183,244 shares of Class C Common Stock, 587,302 shares of Class D Common Stock, 73,413 shares of Class E Common Stock and 73,413 shares of Class F Common Stock of the Company at a price of approximately $88.26 per share. (The foregoing does not give effect to the Common Stock Conversion.)


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS. The following is a list of exhibits filed as part of the Registration Statement.

 EXHIBIT
   NO.
 -------
  +1.1   Form of Underwriting Agreement.
   2.1   Stock Purchase Agreement, dated as of December 21, 1995, by and among
         Dal-Tile International, Inc., Armstrong Enterprises, Inc., Armstrong
         Cork Finance Corporation and Armstrong World Industries, Inc. (Filed
         as Exhibit 2 to the Registrant's Current Report on Form 8-K filed on
         January 16, 1996 and incorporated herein by reference.)
  +2.2   DTI Merger Agreement, among Dal-Tile International, Inc., DTI
         Investors LLC and DTI Merger Company.
  +3.1   Form of Amended and Restated Certificate of Incorporation of the
         Company.
  +3.2   Form of Amended and Restated Bylaws of the Company.
   4.1   Specimen form of certificate for Common Stock.
  +5.1   Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the
         Company, as to the legality of the securities being offered.
  10.1   Form of Dal-Tile International Inc. 1996 Amended and Restated Stock
         Option Plan.
  10.2   Consulting Agreement dated as of August 1, 1995, among Harold L. Turk,
         Dal-Tile International, Inc., Dal-Tile Corporation, DTM/CM Holdings
         Inc., Dal-Minerals Company, Ceramica Regiomontana S.A. de C.V. and
         Materiales Ceramicos, S.A. de C.V.

 EXHIBIT
   NO.
 -------
   10.3  Amended and Restated Employment Agreement, dated June 7, 1993, between Dal-Tile Corporation and Harold G. Turk. (Filed as Exhibit
         10.2.3 to the Registrant's Registration Statement on Form S-1, Number
         33-64140 and incorporated herein by reference.)
   10.4  Employment Agreement, dated February 5, 1990, between Dal-Tile
         Corporation and Carlos E. Sala. (Filed as Exhibit 10.2.4 to the
         Registrant's Registration Statement on Form S-1, Number 33-64140 and
         incorporated herein by reference.)
   10.5  Employment Agreement, dated April 15, 1994, between Dal-Tile
         Corporation and Howard I. Bull. (Filed as Exhibit 10.2.5 to the
         Registrant's Annual Report on Form 10-K for the year ended December
         31, 1994 and incorporated herein by reference.)
   10.6  Indenture dated as of August 11, 1993, between Dal-Tile International
         Inc. and Citibank, N.A., as trustee relating to the Zero Coupon
         Notes. (Filed as Exhibit 4.1 to the Registrant's Annual Report on
         Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.)
   10.7  Pledge Agreement dated as of August 11, 1993, between Dal-Tile
         International Inc. and Citibank, N.A., as Collateral Agent, relating to the Zero Coupon Notes. (Filed as Exhibit 4.2 to Dal-Tile
         International, Inc.'s Annual Report on Form 10-K for the year ended
         December 31, 1993 and incorporated herein by reference.)
   10.8  Bank Credit Agreement dated as of January 9, 1990, among Dal-Tile
         Group Inc., the Banks signatory thereto and National Westminster Bank
         USA, as agent. (Filed as Exhibit 10.3.1 to the Registrant's
         Registration Statement on Form S-1, Number 33-64140 and incorporated herein by reference.)
   10.9  Amendment to Bank Credit Agreement, dated April 17, 1991, among Dal-
         Tile Group Inc., National Westminster Bank USA, Credit Suisse and
         NationsBank (formerly NCNB Texas National Bank).
         (Filed as Exhibit 10.3.2 to the Registrant's Registration Statement
         on Form S-1, Number 33-64140 and incorporated herein by reference.)
  10.10  Amendment to Bank Credit Agreement, dated March 30, 1994, among Dal-
         Tile Group Inc., National Westminster Bank USA, Credit Suisse and
         NationsBank (formerly NCNB Texas National Bank).
         (Filed as Exhibit 10.3.3 to the Registrant's Annual Report on Form
         10-K for the year ended December 31, 1993 and incorporated herein by reference.)
  10.11  10.625% Series A and 10.770% Series B Senior Note Purchase Agreement
         dated as of January 9, 1990, between Dal-Tile Group Inc. and the
         Purchasers named therein. (Filed as Exhibit 10.3.3 to the
         Registrant's Registration Statement on Form S-1, Number 33-64140 and
         incorporated herein by reference.)
  10.12  Amendment to 10.625% Series A and 10.770% Series B Note Purchase
         Agreement, dated March 24, 1994, between Dal-Tile Group Inc. and the
         Purchasers named therein. (Filed as Exhibit 10.3.5 to the
         Registrant's Annual Report on Form 10-K for the year ended December
         31, 1993 and incorporated herein by reference.)
  10.13  Form of Indemnification Agreement between the Dal-Tile International
         Inc. and its directors. (Filed as Exhibit 10.4 to the Registrant's
         Registration Statement on Form S-1, Number 33-64140 and incorporated herein by reference.)
  10.14  Settlement Agreement dated as of May 20, 1993, among AEA Investors
         Inc., DTM Investors Inc., Dal-Tile Group Inc., Dal-Tile Corporation,
         Dal-Minerals Company and Robert M. Brittingham and John G.
         Brittingham. (Filed as Exhibit 10.5 to the Registrant's Registration
         Statement on Form S-1, Number 33-64140 and incorporated herein by reference.)
  10.15  Shareholders Agreement, dated December 29, 1995, among Dal-Tile
         International Inc., AEA Investors Inc., Armstrong World Industries,
         Inc., Armstrong Enterprises, Inc. and Armstrong Cork Finance
         Corporation. (Filed as Exhibit 10.6 to the Registrant's Annual Report
         on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.)
 +10.16  Agreement, dated July  , 1996, among Dal-Tile International Inc., AEA
         Investors Inc., DTI Investors LLC, Armstrong World Industries, Inc.,
         Armstrong Enterprises, Inc. and Armstrong Cork Finance Corporation.

 EXHIBIT
   NO.
 -------
  10.17  Commitment Letter, dated June 26, 1996, among Dal-Tile Group Inc. and
         Chase Securities Inc., The Chase Manhattan Bank, N.A., Credit Suisse,
         Goldman, Sachs & Co. and Pearl Street, L.P.
  *21.1  List of subsidiaries of the Dal-Tile International Inc.
  +23.1  Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
         Exhibit 5.1).
   23.2  Consent of Ernst & Young LLP.
   23.3  Consent of KPMG Peat Marwick LLP.
  *24.1  Powers of Attorney.

- --------

 * Previously filed.

 + To be filed by amendment.

  (b) FINANCIAL STATEMENT SCHEDULES:

    Schedule II -- Valuation and Qualifying Accounts

  All other schedules are omitted because they are inapplicable or the requested information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  (a) Insofar as indemnification by the Issuer for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Issuer pursuant to the foregoing provisions, or otherwise, the Issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Issuer of expenses incurred or paid by a director, officer or controlling person of the Issuers in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Company hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus to be filed by the registration pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE COMPANY HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF DALLAS, STATE OF TEXAS ON THE 16TH DAY OF JULY, 1996.

                                          DAL-TILE INTERNATIONAL INC.

                                             /s/ Howard I. Bull
                                          By: _________________________________
                                             HOWARD I. BULL
                                             PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

           SIGNATURE                         TITLE                   DATE

                                 Chairman of the Board of
            *                     Directors                     July 16, 1996
- -------------------------------
    CHARLES J. PILLIOD, JR.

                                 President and Chief
            *                     Executive Officer and         July 16, 1996
- -------------------------------   Director (Principal
        HOWARD I. BULL            Executive Officer)

    /s/ Carlos E. Sala           Executive Vice President and   July 16, 1996
- -------------------------------   Chief Financial Officer
                                  (Principal Financial and
      CARLOS E. SALA              Accounting Officer)

                                 Vice President and Director
            *                                                   July 16, 1996
- -------------------------------
       JOHN M. GOLDSMITH

            *                    Vice President and Director    July 16, 1996
- -------------------------------

     HENRY F. SKELSEY

- -------------------------------          Director               July 16, 1996

   E. MANDELL DE WINDT

           SIGNATURE                         TITLE                   DATE

                                           Director
            *                                                   July 16, 1996
- -------------------------------
          DREW LEWIS

                                           Director
- -------------------------------                                 July 16, 1996
        VINCENT A. MAI

                                           Director
            *                                                   July 16, 1996
- -------------------------------
        GEORGE A. LORCH

                                           Director
            *                                                   July 16, 1996
- -------------------------------
     FRANK A. RIDDICK III

- -------------------------------            Director
    ROBERT J. SHANNON, JR.                                      July 16, 1996

*By   /s/ Carlos E. Sala
  ----------------------------

       CARLOS E. SALA

      ATTORNEY-IN-FACT

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Dal-Tile International Inc.

  We have audited the consolidated financial statements of Dal-Tile International Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated March 15, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Dallas, Texas

March 15, 1996,
except as to Note
18, as to which the
date is July   ,
1996

- --------------------------------------------------------------------------------

  The foregoing report is in the form that will be signed upon the completion of the recapitalization described in Note 18 to the Consolidated Financial Statements.

                                          /s/ ERNST & YOUNG LLP

Dallas, Texas

July 16, 1996

                                                                     SCHEDULE II

                          DAL-TILE INTERNATIONAL INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

  Allowance for Losses from Uncollectible Accounts:

                                                               (c)
                                    ADDITIONS                  DTI         (b)(c)
                         BALANCE AT CHARGED TO            (WITHOUT AO)       AO            DTI
                         BEGINNING  COSTS AND     (a)      BALANCE AT    BALANCE AT    BALANCE AT
                         OF PERIOD   EXPENSES  DEDUCTIONS END OF PERIOD END OF PERIOD END OF PERIOD
                         ---------- ---------- ---------- ------------- ------------- -------------
                                                   (AMOUNT IN THOUSANDS)
1993....................   $2,139     $4,955     $4,743      $2,351        $  --         $  --
1994....................    2,351      6,294      4,753       3,892           --            --
1995....................    3,892      5,111      4,374       4,629         4,760         9,389

- --------
(a)Uncollectible accounts written off, net or recoveries.
(b)AO's bad debt allowance.
(c)"DTI" means Dal-Tile International Inc. "AO" means American Olean Tile Company, Inc.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
   +1.1  Form of Underwriting Agreement.
    2.1  Stock Purchase Agreement, dated as of December 21, 1995, by and among Dal-Tile International, Inc., Armstrong Enterprises, Inc.,
         Armstrong Cork Finance Corporation and Armstrong World
         Industries, Inc. (Filed as Exhibit 2 to the Registrant's Current
         Report on Form 8-K filed on January 16, 1996 and incorporated herein by reference.)
   +2.2  DTI Merger Agreement, among Dal-Tile International Inc., DTI
         Investors LLC and DTI Merger Company.
   +3.1  Form of Amended and Restated Certificate of Incorporation of the
         Company.
   +3.2  Form of Amended and Restated Bylaws of the Company.
    4.1  Specimen form of certificate for Common Stock.
   +5.1  Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, as to the legality of the securities being offered.
   10.1  Form of Dal-Tile International Inc. 1996 Amended and Restated
         Stock Option Plan.
   10.2  Consulting Agreement dated as of August 1, 1995, among Harold L.
         Turk, Dal-Tile International Inc., Dal-Tile Corporation, DTM/CM
         Holdings Inc., Dal-Minerals Company, Ceramica Regiomontana S.A.
         de C.V. and Materiales Ceramicos, S.A. de C.V.
   10.3  Amended and Restated Employment Agreement, dated June 7, 1993, between Dal-Tile Corporation and Harold G. Turk. (Filed as
         Exhibit 10.2.3 to the Registrant's Registration Statement on
         Form S-1, Number 33-64140 and incorporated herein by reference.)
   10.4  Employment Agreement, dated February 5, 1990, between Dal-Tile
         Corporation and Carlos E. Sala. (Filed as Exhibit 10.2.4 to the
         Registrant's Registration Statement on Form S-1, Number 33-64140
         and incorporated herein by reference.)
   10.5  Employment Agreement, dated April 15, 1994, between Dal-Tile
         Corporation and Howard I. Bull. (Filed as Exhibit 10.2.5 to the
         Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1994 and incorporated herein by reference.)
   10.6  Indenture dated as of August 11, 1993, between Dal-Tile
         International Inc. and Citibank, N.A., as trustee relating to the Zero Coupon Notes. (Filed as Exhibit 4.1 to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.)
   10.7  Pledge Agreement dated as of August 11, 1993, between Dal-Tile
         International Inc. and Citibank, N.A., as Collateral Agent,
         relating to the Zero Coupon Notes. (Filed as Exhibit 4.2 to Dal-
         Tile International, Inc.'s Annual Report on Form 10-K for the
         year ended December 31, 1993 and incorporated herein by
         reference.)
   10.8  Bank Credit Agreement dated as of January 9, 1990, among Dal-
         Tile Group Inc., the Banks signatory thereto and National
         Westminster Bank USA, as agent. (Filed as Exhibit 10.3.1 to the
         Registrant's Registration Statement on Form S-1, Number 33-64140
         and incorporated herein by reference.)
   10.9  Amendment to Bank Credit Agreement, dated April 17, 1991, among
         Dal-Tile Group Inc., National Westminster Bank USA, Credit
         Suisse and NationsBank (formerly NCNB Texas National Bank).
         (Filed as Exhibit 10.3.2 to the Registrant's Registration
         Statement on Form S-1, Number 33-64140 and incorporated herein by reference.)
  10.10  Amendment to Bank Credit Agreement, dated March 30, 1994, among
         Dal-Tile Group Inc., National Westminster Bank USA, Credit
         Suisse and NationsBank (formerly NCNB Texas National Bank).
         (Filed as Exhibit 10.3.3 to the Registrant's Annual Report on
         Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.)

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
  10.11  10.625% Series A and 10.770% Series B Senior Note Purchase
         Agreement dated as of January 9, 1990, between Dal-Tile Group
         Inc. and the Purchasers named therein. (Filed as Exhibit 10.3.3 to the Registrant's Registration Statement on Form S-1, Number
         33-64140 and incorporated herein by reference.)
  10.12  Amendment to 10.625% Series A and 10.770% Series B Note Purchase
         Agreement, dated March 24, 1994, between Dal-Tile Group Inc. and the Purchasers named therein. (Filed as Exhibit 10.3.5 to the
         Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1993 and incorporated herein by reference.)
  10.13  Form of Indemnification Agreement between the Dal-Tile
         International Inc. and its directors. (Filed as Exhibit 10.4 to the Registrant's Registration Statement on Form S-1, Number 33-
         64140 and incorporated herein by reference.)
  10.14  Settlement Agreement dated as of May 20, 1993, among AEA
         Investors Inc., DTM Investors Inc., Dal-Tile Group Inc., Dal-
         Tile Corporation, Dal-Minerals Company and Robert M. Brittingham
         and John G. Brittingham. (Filed as Exhibit 10.5 to the
         Registrant's Registration Statement on Form S-1, Number 33-64140
         and incorporated herein by reference.)
  10.15  Shareholders Agreement, dated December 29, 1995, among Dal-Tile
         International Inc., AEA Investors Inc., Armstrong World
         Industries, Inc., Armstrong Enterprises, Inc. and Armstrong Cork
         Finance Corporation. (Filed as Exhibit 10.6 to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.)
 +10.16  Agreement, dated July  , 1996, among Dal-Tile International
         Inc., AEA Investors Inc., Armstrong World Industries, Inc.,
         Armstrong Enterprises, Inc. and Armstrong Cork Finance
         Corporation.
  10.17  Commitment Letter, dated June 26, 1996, among Dal-Tile Group
         Inc. and Chase Securities Inc., The Chase Manhattan Bank, N.A.,
         Credit Suisse, Goldman, Sachs & Co. and Pearl Street, L.P.
 *21.1   List of subsidiaries of the Dal-Tile International Inc.
 +23.1   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
         Exhibit 5.1).
  23.2   Consent of Ernst & Young LLP.
  23.3   Consent of KPMG Peat Marwick LLP.
 *24.1   Powers of Attorney.

- --------

 * Previously filed.

 + To be filed by amendment.